                                                 Filed Pursuant to Rule 424(b)3
                                                     Registration No. 333-84420
                                 [LOGO] LEGATO

                                                                 April 16, 2002

TO THE STOCKHOLDERS OF LEGATO SYSTEMS, INC.

Dear Stockholder:

   You are cordially invited to attend a special meeting of stockholders of Legato Systems, Inc., which will be held at 3210 Porter Drive, Palo Alto, California on Tuesday, May 14, 2002, beginning at 11:00 a.m. Pacific Daylight Saving Time. The purpose of the special meeting is to approve the adoption of a merger agreement under which Legato would acquire all of the outstanding shares of OTG Software, Inc. in a stock and cash transaction. We believe this acquisition will allow us to accelerate our current ability to provide our customers with the most scalable and secure management and applications solutions available in the market today.

   As a result of the merger, OTG stockholders will hold approximately 20.3% of the Legato common stock outstanding immediately after the merger, based upon shares of Legato common stock outstanding on April 12, 2002 and OTG common stock outstanding on March 22, 2002. We have registered 25,078,509 shares of our common stock in connection with the merger. Our common stock is traded on the Nasdaq National Market under the symbol "LGTO" and the closing price on April 10, 2002 was $7.86.

   Details of the business to be conducted at the special meeting are given in the attached notice of special meeting of stockholders and in the balance of this document. It is important that your shares be represented and voted at the meeting.

   Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage paid envelope. Returning the proxy does not deprive you of your right to attend our special meeting. If you decide to attend our special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

   On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Legato. We look forward to seeing you at the special meeting.

                                          Sincerely,

                                          /s/ David B. Wright

                                          David B. Wright
                                          Chairman of the Board

   You should carefully read the "Risk Factors" section that begins at page 10.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated April 16, 2002 and is first being mailed to our stockholders on or about April 16, 2002.

                             LEGATO SYSTEMS, INC.
                           2350 West El Camino Real
                        Mountain View, California 94040

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 14, 2002

   A special meeting of stockholders of Legato Systems, Inc. will be held at 3210 Porter Drive, Palo Alto, California on Tuesday, May 14, 2002 beginning at 11:00 a.m. Pacific Daylight Saving Time for the following purpose:

   To approve the Agreement and Plan of Merger, dated as of February 20, 2002, by and among Legato Systems, Inc., Orion Acquisition Sub Corp., a direct wholly owned subsidiary of Legato Systems, Inc. and OTG Software, Inc.

   The foregoing item of business is more fully described in this document. Only stockholders of record at the close of business on April 12, 2002 are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements of the meeting. A list of those holders will be available for inspection at Legato's offices located at 2350 West El Camino Real, Mountain View, California 94040, during ordinary business hours for the ten-day period prior to the special meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ Noah D. Mesel

Mountain View, California                            Noah D. Mesel
April 16, 2002                                         Secretary

   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE,
SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

   This document incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon oral or written request. To be sure that documents arrive on time, you should make all requests for documents no later than May 7, 2002. To request information, you should contact either:

      Legato Systems, Inc.                 OTG Software, Inc.
      2350 West El Camino Real             2600 Tower Oaks Boulevard
      Mountain View, CA 94040              Rockville, MD 20852
      (650) 210-7000                       (240) 747-6400
      Attention: Investor Relations        Attention: Investor Relations

   You should rely only on the information contained or incorporated by reference in this document to vote on the proposals submitted at the Legato special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this document to you nor the issuance of Legato common stock in connection with the merger creates any implication to the contrary.

                           [LOGO] OTG Software, Inc.

                 MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of OTG Software, Inc.:

   The board of directors of OTG Software, Inc. has approved a merger transaction with Legato Systems, Inc. in which OTG will be merged with a wholly-owned subsidiary of Legato. Your board believes that the proposed merger is in the best interests of OTG and its stockholders and will expand the market opportunity for OTG's products as a part of a broader suite of software products and services solutions. The proposed merger provides OTG stockholders with the opportunity to participate in the growth of the combined businesses, while receiving a cash payment.

   We have scheduled a special stockholders' meeting on Tuesday, May 14, 2002, beginning at 11:30 a.m., local time, at 3210 Porter Drive, Palo Alto, California, to vote upon adoption of the merger agreement. To complete the merger, we must obtain the approval of the holders of a majority of the outstanding shares of OTG common stock. If the merger agreement is adopted, you will receive 0.6876 of a share of Legato common stock and $2.50 in cash, for each share of OTG common stock that you own and cash for any fractional share of Legato common stock that you would otherwise be entitled to receive.

   Legato common stock is quoted on the Nasdaq National Market under the trading symbol "LGTO." We anticipate that Legato will issue approximately 23.1 million shares of Legato common stock in the merger, based upon 0.6876 multiplied by the number of shares of OTG common stock outstanding as of March 22, 2002, the record date for the special stockholders' meeting, excluding shares of OTG common stock that may be issued prior to the closing of the merger. These shares will represent approximately 20.3% of the total outstanding shares of Legato common stock.

   Please carefully consider all of the information incorporated by reference or included in this document regarding OTG, Legato and the merger, including, in particular, the discussion in the section entitled "Risk Factors" beginning on page 10.

   Your board of directors, with one director recused, has determined that the merger and merger agreement are advisable and in the best interests of OTG and its stockholders and unanimously recommends that you vote "FOR" adoption of the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope. Your vote is very important.

                                          Sincerely,

                                        /s/ Richard A. Kay
                                          Richard A. Kay
                                          Chairman, President and Chief
                                            Executive Officer


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the Legato stock to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


   This joint proxy statement/prospectus is dated April 16, 2002 and is first being mailed to stockholders on or about April 16, 2002.

                              OTG SOFTWARE, INC.
                             2600 Tower Oaks Blvd.
                              Rockville, MD 20852

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 14, 2002

   A special meeting of stockholders of OTG Software, Inc. will be held at 3210 Porter Drive, Palo Alto, California 94040, on Tuesday, May 14, 2002, beginning at 11:30 a.m., local time, for the following purposes:

      1. To consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of February 20, 2002, by and among Legato Systems, Inc., Orion Acquisition Sub Corp. and OTG, and the merger, as described in this document; and

      2. To transact any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting.

   Only stockholders of record at the close of business on March 22, 2002 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. On that date, there were 33,556,184 shares of OTG common stock issued and outstanding and held by approximately 215 holders of record.

   We cannot complete the merger unless the holders of a majority of the shares of OTG common stock outstanding on the record date affirmatively vote to adopt the merger agreement. For more information about the merger, please review carefully this document, including the merger agreement attached as Annex A.

   OTG common stockholders have the right to dissent from the proposed merger and to demand payment of the fair value of their shares in the event the merger agreement is adopted and the merger is consummated. The right of OTG stockholders to receive such payment is contingent upon strict compliance with the requirements under Delaware law. The first step in perfecting the right to dissent must be taken prior to the time the vote of the merger agreement is taken at the special meeting. The text of the applicable Delaware statute is attached as Annex D to this document.

                                            By Order of the Board of Directors,

                                           /s/ F. William Caple
                                            F. William Caple
                                            Secretary

Rockville, Maryland
April 16, 2002

   YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                            ADDITIONAL INFORMATION

   This joint proxy statement/prospectus incorporates important business and financial information about Legato and OTG from other documents that are not included in or delivered with this document. Please see "Where You Can Find More Information" on page 63 of this document. You can obtain documents which are incorporated by reference into this document without charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

    Legato Systems, Inc.                   OTG Software, Inc.
    2350 West El Camino Real               2600 Tower Oaks Boulevard
    Mountain View, CA 94040                Rockville, MD 20852
    (650) 210-7000                         (240) 747-6400
    Attention: Investor Relations          Attention: Investor Relations

   To be sure that your documents arrive on time, you should make all requests for documents no later than May 7, 2002. You should rely only on the information contained or incorporated by reference in this document to vote on the OTG proposals. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this document to you nor the issuance of Legato common stock in the merger shall create any implication to the contrary.

                               TABLE OF CONTENTS

Questions and Answers About The Merger................................................ ii

Summary...............................................................................  1
   The Companies......................................................................  1
   Recommendation of the Boards of Directors..........................................  2
   Opinions of Financial Advisors.....................................................  2
   Ownership of Legato After the Merger...............................................  2
   United States Federal Income Tax Consequences......................................  2
   Special Meetings; Record Dates; Votes Required.....................................  3
   Appraisal Rights...................................................................  3
   Voting Agreement and Proxy.........................................................  3
   Interests of OTG Directors and Officers in the Merger..............................  3
   Treatment of Stock Options.........................................................  4
   Overview of the Merger Agreement...................................................  4
   Regulatory Matters.................................................................  6
   Accounting Treatment...............................................................  6
   Market Price Information...........................................................  6
   Selected Historical and Selected Pro Forma Financial Data..........................  7
   Unaudited Comparative Per Share Data...............................................  9

Risk Factors.......................................................................... 10
   Risks Associated With the Merger................................................... 10
   Risks Relating to the Combined Company Following the Merger........................ 12

The Special Meetings.................................................................. 22
   Joint Proxy Statement/Prospectus................................................... 22
   Date, Time and Place of the Meetings............................................... 22
   Purpose of the Meetings............................................................ 22
   Stockholder Record Date for the Special Meetings................................... 22
   Vote Required...................................................................... 22
   Vote Required for Authorization to Adjourn or Postpone the Legato Special Meetings. 23
   Proxies............................................................................ 23
   Solicitation of Proxies............................................................ 24

The Merger............................................................................ 25
   General Description of the Merger.................................................. 25
   Background of the Merger........................................................... 25
   Legato's Reasons for the Merger.................................................... 29
   Recommendation of Legato's Board of Directors...................................... 31
   OTG's Reasons for the Merger....................................................... 31
   Recommendation of OTG's Board of Directors......................................... 32
   Opinion of JPMorgan H&Q............................................................ 32
   Opinion of Goldman, Sachs & Co..................................................... 36

   Interests of OTG Directors and Officers in the Merger.............................  42
   Appraisal Rights..................................................................  45
   Material United States Federal Income Tax Consequences of the Merger..............  46
   Regulatory Matters................................................................  48
   Restrictions on Sales of Shares by Affiliates of OTG..............................  49
   Delisting and Deregistration of OTG Common Stock After the Merger.................  49

The Merger Agreement.................................................................  50
   Effective Time....................................................................  50
   Conversion and Exchange of OTG Stock..............................................  50
   Exchange of Certificates..........................................................  50
   OTG Stock Options.................................................................  50
   Representations and Warranties....................................................  51
   Covenants.........................................................................  51
   Conditions to the Merger..........................................................  56
   Termination.......................................................................  57
   Expenses..........................................................................  59
   Amendment, Extension and Waiver...................................................  59
   Voting Agreement and Proxy........................................................  59

Comparison of Rights of Legato Stockholders and OTG Stockholders.....................  60

Legal Matters........................................................................  62

Experts..............................................................................  62

Stockholder Proposals................................................................  62

Where You Can Find More Information..................................................  63

Statements Regarding Forward-Looking Information.....................................  65

Unaudited Pro Forma Combined Financial Information................................... F-1
   Overview.......................................................................... F-1
   Unaudited Pro Forma Combined Balance Sheet as of December 31, 2001................ F-2
   Unaudited Pro Forma Combined Statement of Operations for the year ended
     December 31, 2001............................................................... F-3
   Notes to Unaudited Pro Forma Combined Financial Information....................... F-4

Annexes
Agreement and Plan of Merger, dated as of February 20, 2002, by and among Legato
  Systems, Inc., Orion Acquisition Sub Corp. and OTG Software, Inc................... A-1
Opinion of JPMorgan H&Q.............................................................. B-1
Opinion of Goldman, Sachs & Co....................................................... C-1
Section 262 of the Delaware General Corporation Law.................................. D-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen in the merger?

A:. OTG will merge into a wholly-owned subsidiary of Legato and will cease its separate corporate existence.

  . Shares of OTG common stock will be converted into the right to receive shares of Legato common stock, based on the exchange ratio, and cash.

  .  Legato stockholders will continue to own their Legato common stock.

  . Based upon the number of shares of Legato common stock and OTG common stock outstanding as of their respective record dates of April 12, 2002 and March 22, 2002, Legato stockholders immediately following the merger will hold approximately 79.7% and OTG stockholders immediately prior to the merger will hold approximately 20.3% of Legato's common stock when the merger is completed.

Q: What will OTG stockholders receive in the merger?

A: . If the merger is completed, OTG stockholders will receive 0.6876 of a share of Legato common stock plus $2.50 in cash for each share of OTG common stock that they own. OTG stockholders will receive a cash payment for any fractional share of Legato common stock to which they would otherwise be entitled.

      For example, an OTG stockholder owning 100 shares of OTG common stock will receive 68 shares of Legato common stock and a cash payment equal to $250 (less any applicable withholding taxes) plus a cash payment of the value of 0.76 of a share of Legato common stock.

    . We urge you to obtain current market quotations for Legato common stock and OTG common stock before making any decision on the merger agreement.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this document, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at your special meeting. The boards of directors of Legato and OTG recommend that their respective stockholders vote in favor of the merger agreement.

   If your shares are held in "street name" by your broker, you should follow the directions provided by your broker. Your broker will vote your shares only if you provide instructions on how you would like to vote your shares.

Q: What vote is required to approve the merger?

A: For Legato, the affirmative vote of a majority of the shares of Legato common stock present and entitled to vote at the Legato special meeting is required to approve the merger agreement, so long as a quorum is present.

   For OTG, the affirmative vote of a majority of the outstanding shares of OTG common stock as of the record date is required to adopt the merger agreement.

Q: What if I do not vote?

A: . Assuming there is a quorum at the Legato special meeting, a Legato stockholder's failure to vote or an abstention will have no effect on the outcome of the vote.

    . If you are an OTG stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the merger.

    . If you are a stockholder of either Legato or OTG and return an executed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote for the proposals at the applicable special meeting.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

  .  First, you can revoke your proxy.

  .  Second, you can submit a new proxy.

   If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of Legato or OTG, as appropriate, before the applicable special meeting. You can submit your notice of revocation by U.S. mail or by facsimile. However, if you are submitting a new proxy, the new proxy must be submitted by U.S. mail or other delivery service. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote.

  . Third, if you are a holder of record, you can attend your special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy. Only your vote at the applicable special meeting will revoke your proxy.

Q: Should OTG stockholders send in their OTG stock certificates now?

A: No. After the merger is completed, OTG stockholders will receive written instructions from the exchange agent on how to exchange OTG stock certificates for shares of Legato common stock and cash. Please do not send in your OTG stock certificates with your proxy.

Q: Am I entitled to dissenter's appraisal rights?

A: OTG stockholders will be entitled to dissenters' appraisal rights in connection with the merger provided that they comply with Delaware law. The availability of dissenters' appraisal rights is discussed in more detail on page 45. Legato stockholders are not entitled to dissenters' appraisal rights in connection with the merger.

Q: When do you expect the merger to be completed?

A: Legato and OTG are working to complete the merger as quickly as possible.
   Legato and OTG anticipate completing the merger shortly after the Legato stockholders have approved and the OTG stockholders have adopted the merger agreement. Legato and OTG hope to complete the merger on May 14, 2002.

Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact:

   if you are a Legato stockholder:

   Investor Relations
   Legato Systems, Inc.
   2350 West El Camino Real
   Mountain View, California 94040
   Telephone: (650) 210-7000

   if you are an OTG stockholder:

   Investor Relations
   OTG Software, Inc.
   2600 Tower Oaks Blvd.
   Rockville, Maryland 20852
   Telephone: (240) 747-6400

                                    SUMMARY

   This summary highlights selected information incorporated by reference and contained in this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we have referred you, including the merger agreement which is attached as Annex A and incorporated by reference. You should also see "Where You Can Find More Information" beginning on page 63. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary. This summary, the documents we incorporate by reference and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read the cautionary "Statements Regarding Forward-Looking Information" on page 65.

                                 The Companies

                             Legato Systems, Inc.
                           2350 West El Camino Real
                        Mountain View, California 94040
                           Telephone: (650) 210-7000

   Legato develops, markets and supports software products and services for information management of distributed, open systems environments. Information management is understood to be protecting, recovering and avoiding failures of data and applications to ensure that business-users can gain access to the information that they need, when they need it. Distributed, open systems are generally understood to be UNIX, Windows NT, Windows 2000 and Linux server computer systems. Legato's software offering includes products for backup, recovery and archive of data, products for managing the performance and operation of application services and products for optimizing use of storage devices and media including disk and tape. Legato's customers use its products and services to safeguard and manage their information assets and associated applications so that their businesses can continue to operate, and do so more cost-effectively. You should not consider the information on Legato's web site to be part of this document.

                              OTG Software, Inc.
                             2600 Tower Oaks Blvd.
                              Rockville, MD 20852
                           Telephone: (240) 747-6400

   OTG is a provider of online data storage and data access software solutions for business applications, email management and related services. OTG's software enables enterprises to move, store, manage and access data and email quickly and efficiently over a variety of network architectures, including the Web and storage area networks. OTG's software supports many different types of storage devices, is easy to install and use, and can manage storage systems ranging in size from a single storage device to an enterprise-wide network storage system. In addition, OTG's products can be run on Windows NT, Windows 2000, UNIX and Linux operating systems, as well as multiple storage architectures including direct attached storage, network attached storage and storage area networks. You should not consider the information on OTG's web site to be part of this document.

Recommendation of the Boards of Directors (see pages 31 and 32)

   To Legato Stockholders: Legato's board of directors has determined that the merger is advisable, fair to and in the best interests of Legato's stockholders and has unanimously voted, with one director absent, to approve the merger agreement and unanimously recommends, with one director absent, that Legato's stockholders vote FOR the approval of the merger agreement.

   To OTG Stockholders: OTG's board of directors believes that the merger is advisable, fair to and in the best interests of OTG's stockholders, and has unanimously voted, with one director recused, to approve the merger agreement and unanimously recommends, with one director recused, that OTG's stockholders vote FOR the adoption of the merger agreement.

Opinions of Financial Advisors (see pages 32 and 36)

   Opinion of Legato's Financial Advisor.   In deciding to approve the merger,
Legato's board of directors considered the opinion of its financial advisor, JPMorgan H&Q, that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the consideration to be paid in the merger was fair, from a financial point of view, to Legato. The fairness opinion is not a recommendation to any stockholder to approve the merger. The full text of this opinion is attached as Annex B to this document and incorporated by reference herein. Legato urges its stockholders to read the opinion carefully in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by JPMorgan H&Q in providing its opinion. The opinion of JPMorgan H&Q is directed to the Legato board of directors and does not constitute a recommendation to any Legato stockholder as to any matter relating to the merger.

   Opinion of OTG's Financial Advisor.   Goldman Sachs rendered its oral
opinion to OTG's board of directors, which was subsequently confirmed in writing, to the effect that and based upon and subject to the factors and assumptions set forth therein, the 0.6876 shares of common stock of Legato and $2.50 in cash consideration to be received for each share of OTG common stock in the merger was fair from a financial point of view to the holders of OTG common stock.

   The full text of the written opinion of Goldman Sachs, dated February 20, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this document and is incorporated by reference herein.

   Goldman Sachs provided its opinion for the information and assistance of OTG's board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of OTG's common stock should vote with respect to the merger. OTG stockholders are urged to, and should, read such opinion in its entirety.

Ownership of Legato After the Merger

   Legato expects to issue approximately 23.1 million shares of Legato common stock to OTG stockholders in the merger. The aggregate market value of these shares is approximately $252.4 million, based upon the average closing price for shares of Legato common stock from February 17, 2002 to February 25, 2002, five trading days surrounding the date that the merger was announced. In addition, Legato would agree to pay an aggregate of approximately $83.9 million in cash to OTG stockholders. This information is based on the number of shares of Legato common stock and OTG common stock outstanding on their respective record dates of April 12, 2002 and March 22, 2002 and does not take into account shares which may be issued pursuant to stock options, warrants and other convertible securities.

United States Federal Income Tax Consequences (see page 46)

   It is a condition to the merger that Legato and OTG receive opinions of their respective counsel that the merger will constitute a "reorganization" for federal income tax purposes.

   Assuming the merger qualifies as a "reorganization" and disregarding the effect of any cash received in lieu of fractional shares of Legato common stock, the federal income tax consequences to the OTG stockholders of the receipt of Legato common stock and cash in the merger will generally be as follows:

  . An OTG stockholder will recognize gain (but not loss) limited to the lesser of (a) the amount of cash received and (b) the amount by which the fair market value of the Legato common stock and the cash received in the merger exceeds the stockholder's adjusted tax basis in the OTG shares.

  . An OTG stockholder's basis in the Legato shares received will equal the stockholder's adjusted basis in the OTG shares increased by any taxable gain recognized as a result of the merger and reduced by the amount of cash received in the merger.

  . An OTG stockholder's holding period of the Legato shares received will include the holding period of the OTG shares surrendered.

   Tax matters are extremely complicated, and the tax consequences of the merger to OTG stockholders will depend on the facts of their own situation. OTG stockholders should consult their own tax advisor to fully understand the tax consequences of the merger to them.

Special Meetings; Record Dates; Votes Required (see page 22)

   Legato.   If you owned shares of Legato on April 12, 2002, the record date for the Legato special meeting, you are entitled to receive this document and to vote in connection with the merger. On that date, there were 90,447,735 shares of Legato common stock outstanding, approximately 798,520 of which, or 1%, were owned by Legato's directors and executive officers or their affiliates. You can cast one vote for each share of Legato common stock you own. Assuming a quorum is present, the affirmative vote of a majority of the shares of Legato common stock voting at the special meeting is required to approve the merger proposal and grant discretionary authority to Legato's board of directors or its chairman to adjourn or postpone the special meeting to solicit additional votes to approve the merger agreement.

   OTG.   The OTG special meeting is scheduled to be held at 11:30 a.m., local time, on May 14, 2002 at 3210 Porter Drive, Palo Alto, California. The purpose of the OTG special meeting is to vote on a proposal to adopt the merger agreement. Only OTG stockholders of record at the close of business on March 22, 2002 are entitled to vote at the OTG special meeting. On that date, there were 33,556,184 shares of OTG common stock outstanding, approximately 15,598,272 of which, or 47%, were owned by OTG's directors and executive officers or their affiliates. You can cast one vote for each share of OTG common stock you own. The affirmative vote of a majority of the outstanding shares of OTG is required to adopt the merger agreement.

Appraisal Rights (see pages 45 and Annex D)

   Under Delaware law, OTG stockholders are entitled to appraisal rights in connection with the merger.

Voting Agreement and Proxy (see page 59)

   Legato entered into a voting agreement with Richard A. Kay, chairman of the board, chief executive officer and president of OTG, and entities for which he is entitled to act, which requires Mr. Kay and the entities signing the voting agreement to vote their shares of OTG common stock in favor of the adoption of the merger agreement. As of the record date, these shares represent approximately 32% of the outstanding shares of OTG common stock. Mr. Kay and the entities signing the voting agreement also executed proxies with respect to shares under the voting agreement. The proxies authorize Legato to vote the shares in favor of the merger agreement and against any matter that could delay the consummation of the merger.

Interests of OTG Directors and Officers in the Merger (see page 42)

   Some of the directors and officers of OTG will receive benefits if the merger is completed, which result in those persons having interests in the merger that are different from, or are in addition to, the interests of OTG's stockholders. Specifically, as a result of, or in connection with, the merger:

  .  Mr. Kay entered into the voting agreement described above;

  . Members of OTG management, including two members of the OTG board of directors, will have rights to severance benefits and in some cases, bonus payments and/or accelerated vesting of stock options;

  . OTG directors and officers will have the right to continued indemnification and insurance coverage for acts and omissions occurring prior to the merger; and

  . A financial institution affiliated with a board member of OTG will receive a fee of $500,000 in connection with services rendered to OTG relating to the merger (the board member recused himself from the OTG board deliberations concerning the merger).

Treatment of Stock Options (see page 50)

   When the merger is completed, each outstanding option to purchase a share of OTG common stock will be assumed by Legato and will become exercisable for $2.50 in cash and 0.6876 of a share of Legato common stock at an exercise price equal to the exercise price of the option to purchase OTG common stock divided by 0.6876.

Overview of the Merger Agreement (see pages 50-59 and Annex A)

   Conditions to the Completion of the Merger.   Each of Legato's and OTG's
obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions, including:

  . the adoption of the merger agreement by the OTG stockholders and the approval of the merger agreement by the Legato stockholders;

  . no law, order or injunction preventing the completion of the merger may be in effect;

  . expiration or termination of the applicable waiting period under the U.S. antitrust laws;

  . the registration statement of which this document is a part must have become effective; and

  . all governmental and third party consents shall have been obtained, except consents, which if not obtained would not have a material adverse effect on the company surviving the merger.

   In addition, Legato's obligation to complete the merger is subject to the satisfaction or waiver of a number of additional conditions, including:

  . OTG must have complied in all material respects with its obligations in the merger agreement;

  . OTG's representations and warranties in the merger agreement must be true and correct when made and, except for representations and warranties that speak only as of a specified date, at the effective time of the merger except where the failure to be true and correct as of such date does not constitute a material adverse effect on OTG;

  . Legato must receive an opinion of its tax counsel to the effect that the merger will qualify as a "reorganization" for federal income tax purposes; and

  .  Less than 5% of OTG's outstanding shares may be dissenting shares.

   In addition, OTG's obligation to complete the merger is subject to the satisfaction or waiver of a number of additional conditions, including:

  . Legato must have complied in all material respects with its obligations in the merger agreement;

  . Legato's representations and warranties in the merger agreement must be true and correct when made and, except for representations and warranties that speak only as of a specified date, at the effective time of the merger, except where the failure to be true and correct as of such date does not constitute a material adverse effect on Legato; and

  . OTG must receive an opinion of its tax counsel to the effect that the merger will qualify as a "reorganization" for federal income tax purposes.

   Other than the conditions pertaining to the stockholder approvals and the legality of the transaction, either of Legato or OTG could elect to waive conditions to its own performance and complete the merger. However, neither party will waive the receipt of the tax opinions from counsel. If either party waives any other condition, it may be required to request new stockholder approvals.

   When we refer to a "material adverse effect," we mean an adverse effect on or change with respect to the business, financial condition, assets, operations or results of operations, or the ability to timely consummate the merger. The term, however, does not include changes that result from general economic, financial, regulatory or political conditions in the United States or elsewhere, or conditions affecting the computer software industry generally. The term also does not include changes that arise from the execution and announcement of the merger or from a decline in the market price of either company's stock.

   Termination of the Merger Agreement.   Legato and OTG can jointly agree to
terminate the merger agreement at any time. Either party may also terminate the merger agreement if:

  . the merger is not completed on or before July 15, 2002 (with that date extended until September 16, 2002 if antitrust approvals have not been obtained), but a party may not terminate if the failure to complete the merger is the result of the failure by that party to fulfill any of its obligations under the merger agreement;

  .  government actions prohibit the completion of the merger; or

  . Legato's stockholders do not vote to approve or OTG's stockholders do not vote to adopt the merger agreement at a duly held meeting of that company's stockholders.

   In addition, Legato may terminate the merger agreement if:

  . OTG's board of directors fails to recommend adoption of the merger agreement or effects a change in its recommendation of the merger agreement; or

  . OTG breaches its representations and warranties or covenants in the merger agreement in a manner that would cause the conditions to Legato's obligations to complete the merger not to be satisfied.

   In addition, OTG may terminate the merger agreement if:

  . OTG's board of directors decides to accept a superior proposal from a third party so long as OTG has given Legato 48 hours notice and OTG has paid Legato the termination fee; or

  . Legato breaches its representations and warranties or covenants in the merger agreement in a manner that would cause the conditions to OTG's obligations to complete the merger not to be satisfied.

   Termination Fees and Expenses.   The merger agreement provides that OTG will
be required to pay a termination fee of $13.0 million to Legato if:

  . OTG terminates the merger agreement to enter into an agreement which provides for a superior proposal from a third party; or

  . Legato terminates the merger agreement as a result of OTG's board of directors changing its recommendation in favor of the merger agreement or approving a competing transaction.

   The merger agreement also provides that OTG will be required to pay Legato the termination fee of $13.0 million, less any expense reimbursement previously paid, if:

  . OTG enters into an acquisition agreement with a third party within 12 months of termination of the merger agreement;

  . prior to termination a specified competing transaction has been publicly announced and not withdrawn; and

  .  the merger agreement was terminated:

      .  due to failure to obtain OTG stockholder approval; or

      . by OTG under the provision of the merger agreement permitting termination subsequent to July 15, 2002 and the OTG special meeting has not been convened.

   The merger agreement provides that the party whose stockholders did not approve the merger will be required to reimburse the other party for up to $2.6 million of out-of-pocket fees and expenses incurred in connection with the merger.

   The merger agreement contains specific definitions of superior proposal and competing transaction which affect the interpretation of the parties' obligations.

   "No Solicitation" Provision.   The merger agreement contains detailed
provisions prohibiting OTG from seeking a competing takeover proposal, but permitting discussions with respect to unsolicited proposals as described beginning on page 54.

Regulatory Matters (see page 48)

   Legato and OTG are not aware of any material governmental or regulatory approvals required to complete the merger other than compliance with federal securities laws.

Accounting Treatment

   Legato will account for the merger under the purchase method of accounting for business combinations.

Market Price Information

   Shares of Legato's and OTG's common stock are traded on the Nasdaq National Market. The following table sets forth the closing sales prices of the common stock of Legato and OTG on, (a) February 20, 2002, the last trading day before the public announcement of the execution and delivery of the merger agreement,
(b) April 10, 2002, a recent date prior to the printing of this document and
(c) on a pro forma equivalent share basis including $2.50 of value for the cash component of the merger consideration in the pro forma amounts. The market price of shares of Legato common stock and OTG common stock fluctuates. As a result, you should obtain current market quotations before you vote at the special meetings.

                                                     Legato   OTG
                                                     ------ -------
             Exchange Ratio.........................     --  0.6876
             Closing price on February 20, 2002..... $12.55 $  9.20
             Pro forma equivalent...................     -- $ 11.13
             Closing price on April 10, 2002........ $ 7.86 $  7.76
             Pro forma equivalent...................     -- $  7.84

           SELECTED HISTORICAL AND SELECTED PRO FORMA FINANCIAL DATA

   The following selected historical financial information of each of Legato and OTG has been derived from their respective audited historical financial statements and should be read in conjunction with those consolidated financial statements and the related notes and their respective "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Where You Can Find More Information" and "Some Documents are Incorporated by Reference." The consolidated financial statements for Legato and OTG for the three years ended December 31, 1999, 2000 and 2001 are incorporated by reference in this document. The consolidated financial statements for Legato and OTG for the two years ended December 31, 1997 and 1998 are not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results to be expected in any future period. The unaudited pro forma combined balance sheet data gives effect to the merger as if it occurred on December 31, 2001 and combines the consolidated balance sheets of Legato and OTG as of December 31, 2001. The unaudited pro forma statement of operations gives effect to the merger as if it had occurred on January 1, 2001 and presents the results of operations of Legato and OTG for the year ended December 31, 2001. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

         Legato Summary Historical Consolidated Financial Information
                   (in thousands, except per share amounts)

                                                                  Year Ended December 31,
                                                      -----------------------------------------------
                                                       2001(2)   2000(2)   1999(2)  1998(1)  1997(1)
                                                      ---------  --------  -------- -------- --------
Historical Consolidated Statement of Operations Data:
Revenue.............................................. $ 242,601  $231,395  $228,567 $167,907 $118,499
Gross profit.........................................   188,168   183,784   195,789  142,657   97,470
Income (loss) from operations........................  (124,713)  (51,413)    2,991   27,815   21,589
Net income (loss)....................................   (81,495)  (35,249)    2,704   19,869   15,066
Basic net income (loss) per share....................     (0.92)    (0.41)     0.03     0.26     0.21
Diluted net income (loss) per share..................     (0.92)    (0.41)     0.03     0.24     0.19
Shares used in per share calculation:
--Basic..............................................    88,842    86,727    82,420   76,762   72,849
--Diluted............................................    88,842    86,727    89,351   83,074   78,886

                                                         As of December 31,
                                            --------------------------------------------
                                            2001(2)  2000(2)  1999(2)  1998(1)  1997(1)
                                            -------- -------- -------- -------- --------
Historical Consolidated Balance Sheet Data:
Cash, cash equivalents and investments..... $145,695 $165,145 $169,928 $125,972 $ 87,433
Working capital............................  167,281  161,762  152,514  119,717   87,848
Total assets...............................  355,261  414,864  422,894  207,224  141,908
Long-term obligations......................    3,798       --       --       --       --
Stockholders' equity.......................  259,959  322,334  337,745  158,529  114,737

--------
(1) Selected financial data for the year-ended December 31, 1998 and 1997 was derived by combining Legato's selected financial data for the year-ended December 31, 1998 and 1997 with the financial data of Full Time, Inc., a company that Legato acquired, for the twelve-months ended December 31, 1998 and 1997, respectively.
(2) As discussed in Note 5 of the Notes to Consolidated Financial Statements, which are incorporated by reference, Legato's results for 2001, 2000 and 1999 include amounts related to purchase accounting adjustments, including charges associated with the write-off of acquired in-process research and development, amortization of acquired intangibles, and other acquisition related charges, totaling $33.8 million, $38.1 million and $39.5 million in 2001, 2000 and 1999, respectively. Furthermore, the results for 2001 include a $48.9 million charge for the impairment of intangibles.

         OTG Summary Historical Consolidated Financial Information(1)
                   (in thousands, except per share amounts)

                                                                  Year ended December 31,
                                                      ----------------------------------------------
                                                      2001(2)   2000(2)    1999      1998     1997
                                                      --------  -------- --------  --------  -------
Historical Consolidated Statement of Operations Data:
Revenue.............................................. $ 64,924  $ 52,358 $ 32,896  $ 22,499  $16,938
Gross profit.........................................   51,758    44,110   27,940    19,876   14,783
Income (loss) from operations........................  (12,580)       31    1,447      (467)     803
Net income (loss)....................................   (7,550)    3,168     (693)   (2,122)     632
Net loss per share--basic and diluted................    (0.24)       --       --        --       --
Weighted average shares..............................   32,053        --       --        --       --

                                                                    As of December 31,
                                                      ----------------------------------------------
                                                      2001(2)   2000(2)    1999      1998     1997
                                                      --------  -------- --------  --------  -------
Historical Consolidated Balance Sheet Data:
Cash, cash equivalents and investments............... $ 89,294  $102,197 $  4,296  $    959  $ 1,907
Working capital......................................   96,061   107,061  (18,648)   (5,528)  (2,137)
Total assets.........................................  150,560   138,322   16,427     9,033    7,485
Long-term obligations................................    1,278       266    3,613    16,496      370
Stockholders' equity (deficit).......................  121,879   116,876  (20,112)  (20,051)    (991)

--------
(1) As discussed in Note 9 in Notes to Consolidated Financial Statements, which are incorporated by reference, OTG was treated as a Subchapter S corporation for income tax purposes prior to its initial public offering in March 2000. Smart Storage, a company acquired by OTG, was subject to tax as a C corporation for all periods presented.
(2) As discussed in Note 4 in Notes to Consolidated Financial Statements, which are incorporated by reference, OTG's results for 2001 and 2000 include amounts related to purchase accounting adjustments, including charges associated with the write-off of acquired in-process research and development, amortization of acquired intangibles, other acquisition-related charges, and their related tax effects totaling $6.3 million and $1.2 million in 2001 and 2000, respectively.

          Selected Unaudited Pro Forma Combined Financial Information
                   (in thousands, except per share amounts)

   The selected unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial information included elsewhere in this document and should be read in conjunction with those statements and the related notes. See "Unaudited Pro Forma Combined Financial Information."

                                                                Year Ended
                                                             December 31, 2001
                                                             -----------------
  Unaudited Pro Forma Combined Statement of Operations Data:
  Revenue...................................................     $ 306,425
  Gross profit..............................................       238,974
  Loss from operations......................................      (149,513)
  Net loss..................................................      (102,248)
  Net loss per share--basic and diluted.....................         (0.91)
  Weighted average shares...................................       111,915

                                                                   As of
                                                             December 31, 2001
                                                             -----------------
  Unaudited Pro Forma Combined Balance Sheet Data:
  Cash, cash equivalents, and investments...................     $ 151,629
  Total assets..............................................       612,602
  Long term obligations.....................................         8,091
  Stockholders' equity......................................       469,809

                     Unaudited Comparative Per Share Data

   Presented below is per share data regarding the net loss and book value of Legato and OTG on both a historical and a pro forma basis, giving effect to the merger and the conversion of OTG common stock into Legato common stock. The unaudited pro forma consolidated per share information is derived from the unaudited pro forma combined financial information included elsewhere in this document. You should read the information below in conjunction with the consolidated financial statements and accompanying notes of Legato and OTG, which are incorporated by reference into this document, and with the unaudited pro forma combined financial information included elsewhere in this document. Neither Legato nor OTG has paid a dividend or currently intends to pay a dividend on its respective common stock.

                                                            Year Ended
                                                           December 31,
                                                               2001
                                                           ------------
         Historical Legato:
         Net loss per share--basic and diluted............    $(0.92)
         Book value per share(1)..........................    $ 2.90

         Historical OTG:
         Net loss per share--basic and diluted............    $(0.24)
         Book value per share(1)..........................    $ 3.67

         Pro forma combined net loss per share:
         Per Legato share--basic and diluted..............    $(0.91)
         Per equivalent OTG share(2) --basic and diluted..    $(0.63)

         Pro forma combined book value per share(3):
         Per Legato share.................................    $ 4.20
         Per equivalent OTG share(2)......................    $ 2.89

--------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 2001.
(2) The OTG equivalent pro forma combined per share amounts are calculated by multiplying the combined pro forma per share amounts by the exchange ratio of 0.6876 of a share of Legato common stock for each share of OTG common stock.
(3) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 31, 2001.

                                 RISK FACTORS

   Before you vote on the merger agreement, you should carefully consider the risks described below in addition to the other information included in or referred to in this document, including the cautionary "Information Regarding Forward-Looking Statements." Additional Risk Factors of Legato and OTG are incorporated by reference from each of Legato's Annual Report on Form 10-K and OTG's Annual Report on Form 10-K. The risks and uncertainties described below are not the only ones facing Legato or OTG. Additional risks and uncertainties not presently known to either Legato or OTG or that they believe are now immaterial may also impair the combined company's businesses. If any of the following risks actually occur, the combined company's business, financial condition or results of operations could be materially adversely affected, the value of Legato's common stock could decline and you may lose all or part of your investment.

Risks Associated With the Merger

  The market value of shares of Legato common stock that OTG stockholders receive in the merger will vary as a result of the fixed exchange ratio and stock price fluctuations.

   Upon completion of the merger, each share of OTG common stock will be converted into 0.6876 of a share of Legato common stock plus the right to receive an amount in cash of $2.50 per share of OTG common stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either OTG common stock or Legato common stock. Any changes in the price of Legato common stock will affect the value that OTG stockholders receive in the merger. OTG's common stock and Legato's common stock have historically experienced significant volatility, and the value of the shares of Legato's common stock received in the merger may decrease. Stock price changes may result from a variety of factors that are beyond the control of OTG or Legato. Neither party is permitted to terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock.

   The prices of OTG common stock and Legato common stock at the closing of the merger may vary from their respective prices on the date of this document and on the date of the special meetings. Because the date the merger is completed may be later than the date of the stockholders' meetings, the prices of OTG's common stock and Legato's common stock on the date of the stockholders' meetings may not be indicative of their respective prices on the date the merger is completed.

  Legato and OTG may not realize the intended benefits of the merger if the combined company is unable to integrate OTG's operations, products and personnel in a timely and efficient manner.

   Achieving the benefits of the merger will depend in part on the integration of Legato's and OTG's operations, products and personnel in a timely and efficient manner. After the merger, the combined company will have to integrate sales and product development, marketing and management processes, operations and personnel. This integration may be difficult to achieve and execution may be unpredictable because of inherent differences in Legato's and OTG's current product development, management and marketing operations. Successful integration of sales and product development, management and marketing processes, operations and personnel of the combined company will require coordination of teams currently pursuing different development and engineering objectives. This, too, may be difficult and unpredictable because of possible cultural conflicts between the companies, the different geographical locations of the companies and different opinions on product and technology decisions. If these issues interfere with Legato's successful integration of the OTG business, the combined company may not realize the expected benefits of the merger which could adversely affect the combined company's business.

  The merger will result in significant costs to Legato and OTG, whether or not the merger is completed.

   The merger will result in significant costs to Legato and OTG. Many of these costs will be incurred whether or not the merger is completed. In addition, if the merger agreement is terminated by OTG under specified circumstances, OTG may be obligated to pay Legato a $13.0 million termination fee. Furthermore, OTG and Legato may be obligated under some circumstances to reimburse the other company's costs up to a maximum of $2.6 million.

  Some directors and officers of OTG have interests in the merger which differ from other OTG stockholders.

   Some of the directors and officers of OTG who have approved the merger agreement and recommend that the OTG stockholders vote in favor of the merger have employment or severance agreements or benefits arrangements, including the vesting of stock options, or the continuation of indemnification arrangements, that provide them with interests in the merger that differ from those of the OTG stockholders. In evaluating the proposed transaction as well as the OTG board's recommendation, the OTG stockholders should consider these interests. For additional information, please see "The Merger--Interests of Directors and Officers in the Merger."

  Failure to complete the merger could cause Legato's or OTG's stock price to decline.

   If the merger is not completed, Legato's or OTG's stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

   If the merger is not completed and if OTG's board of directors determines to seek another business combination, OTG may be unable to find a partner willing to pay an equivalent or more attractive price than that which Legato will pay in the merger, which could further depress OTG's stock price.

  The termination fee, the restrictions on solicitation contained in the merger agreement, and the voting agreement may discourage other companies from trying to acquire OTG.

   Under the merger agreement, OTG is generally prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Legato. OTG agreed to pay a termination fee of $13.0 million to Legato in specified circumstances, including in connection with a third party acquiring OTG. Furthermore, Richard A. Kay and entities for which he is entitled to act, which beneficially own an aggregate of approximately 32% of the OTG common stock outstanding on the record date, have entered into a voting agreement with Legato whereby they have agreed to vote their shares in favor of the adoption of the merger agreement. These agreements could discourage other companies from trying to acquire OTG even though those other companies might be willing to offer greater value to OTG stockholders than Legato and OTG negotiated in the merger agreement.

  Legato and OTG may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

   Some of the conditions to Legato's and OTG's obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable laws, or by agreement of Legato and OTG. The board of directors of Legato and OTG, as applicable, will evaluate the materiality of any waiver to determine whether amendment of this document and resolicitation of proxies is warranted. If the board of directors of Legato or OTG determines any waiver is not sufficiently material to warrant resolicitation of stockholders, the applicable company will have the discretion to complete the merger without seeking further stockholder approval.

  Sales of Legato's and OTG's products and services could decline if customer relationships are disrupted by the merger.

   The merger may have the effect of disrupting customer relationships. Legato's and OTG's customers may not continue their current buying patterns before or after the merger is completed. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Legato's and OTG's products and the combined company's future product strategy. Legato's or OTG's customers may instead purchase products and services of competitors. Any significant delay or reduction in orders for Legato's or OTG's products could cause sales of the combined company's products to decline. In addition, a number of competitors of Legato or OTG are also customers of either or both companies. These relationships may be adversely affected by the merger.

  The market price of Legato common stock could decline as a result of the large number of shares that will become eligible for sale.

   Legato expects to issue 23.1 million shares of its common stock in the merger for the shares of OTG common stock and grant options to purchase 4.3 million additional shares of Legato common stock. Based on the foregoing, approximately 12.4 million shares of Legato common stock issued in the merger will be eligible for sale in the public market without restriction under the Securities Act, and approximately 10.7 million shares of Legato common stock issued in the merger will be eligible for sale subject to the volume, manner of sale and other limitations of Rule 144 and Rule 145 under the Securities Act. The market price of Legato common stock could decline as a result of these sales or the perception that these sales could occur.

Risks Relating to the Combined Company Following the Merger

  Integrating Legato's and OTG's operations may divert management's attention away from its day-to-day operations.

   Integration of Legato's and OTG's operations, products and personnel may place a significant burden on management and its internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company's business.

  Unexpected significant costs to integrate Legato and OTG into a single business may negatively impact the financial condition of the combined company and the market price of Legato's stock.

   The combined company will incur costs from integrating OTG's operations, products and personnel. These costs may be significant and may include expenses and other liabilities for:

  .  employee redeployment, relocation or severance;

  .  conversion of information systems;

  .  combining teams and processes in various functional areas;

  .  reorganization or closures of facilities; and

  .  relocation or disposition of excess equipment.

   The integration costs that Legato incurs may negatively impact the combined company's results of operations and financial condition and the market price of Legato's stock.

  If the combined company fails to manage its growth effectively, its expenses could increase and its management's time and attention could be diverted.

   As the combined company continues to increase the scope of its operations, it will need an effective planning and management process to successfully implement its business strategy in the rapidly evolving enterprise storage market. The combined company's business, results of operations and financial condition would be substantially harmed if the combined company is unable to manage its expanding operations effectively. The combined company may need to continue to expand its sales and marketing, customer support and research and development organizations. In addition, the combined company will need to train and manage its work force. Past growth has placed, and any future growth will continue to place, a significant strain on its management systems and resources.

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  OTG and Legato have recorded losses and may continue to experience losses.

   For the year ended December 31, 2001, OTG incurred a net loss of $7.5 million and had an accumulated deficit of $28.2 million. For the year ended December 31, 2001, Legato incurred a net loss of $81.5 million and had an accumulated deficit of $70.7 million.

   The combined company may incur losses in the future. These losses may be substantial, and the combined company may never become profitable.

   Because many of the technologies offered and customer demand in the enterprise storage management market in which both companies operate are relatively new, it may be difficult to evaluate business and prospects of the combined company. You should consider the combined company's prospects in light of the risks, expenses and difficulties frequently encountered by companies in the rapidly changing enterprise storage market. These risks include the combined company's ability to:

  .  maintain and increase product sales;

  .  maintain and improve relationships with OEMs and resellers;

  .  continue to expand the number of products and services it offers;

  .  control costs;

  .  expand the capacity of its internal systems; and

  .  continue to integrate product lines from previously acquired companies.

   If the combined company is unsuccessful in addressing these risks and uncertainties, its business, results of operations and financial condition could be materially and adversely affected.

  If the combined company fails to compete effectively against other enterprise storage management companies, its products could be rendered obsolete and its operating results and financial condition would be harmed.

   The enterprise storage management market is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. Competitors vary in size and in the scope and breadth of the products and services offered. The major competitors of the combined company include: Computer Associates; EMC (Epoch), Hewlett Packard, IBM (Tivoli) and Veritas. As the combined company enters new markets, it expects to encounter new competitors. In addition, many of the existing competitors of the combined company are broadening their platform coverage. The combined company expects increased competition from systems and network management companies, especially those that have historically focused on the mainframe market and are broadening their focus to include the client/server computer market. In addition, since there are relatively low barriers to entry in the software market, additional competition from other established and emerging companies may arise. Competition may also increase as a result of future software industry consolidations. Increased competition could harm the combined company by causing, among other things, price reductions, reduced gross margins and loss of market share.

   Many current and potential competitors have longer operating histories and have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base than the combined company would have. As a result, current and potential competitors can respond more quickly to new or emerging technologies and changes in customer requirements. They can also devote greater resources to the development, promotion, sale and support of their products. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties. If so, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, network operating system vendors could introduce new or upgrade existing operating systems or

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environments that include functionality offered by the combined company's products. If so, the combined company's products could be rendered obsolete and unmarketable. For all the foregoing reasons, the combined company may not be able to compete successfully, which would seriously harm its business, operating results and financial condition.

  The combined company's revenues depend on growth in the enterprise storage management market.

   All of the business of the combined company is in the enterprise storage management market. The enterprise storage management market is still an emerging and dynamic market. The combined company's future financial performance will depend in large part on continued growth in the number of organizations adopting company-wide storage and management solutions for their client/server computing environments. The market for enterprise storage management may not continue to grow at historic rates or may shrink. If this market fails to grow, grows more slowly than the combined company currently anticipates or shrinks and the combined company is unable to capture market share from its competitors, the business, operating results and financial condition of the combined company would be seriously harmed.

  The combined company will depend on key personnel, the loss of whom could harm its business.

   The successful integration of OTG with Legato after the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, unique technical skills or management expertise. The combined company may be unable to retain OTG management, technical, sales and customer support personnel who are critical to the success of the integrated companies, resulting in disruption of operations, loss of key information, expertise and know-how, unanticipated additional recruitment and training costs and otherwise diminished benefits of the merger.

   The combined company's future success is substantially dependent on the continued service of its key senior management, technical and sales personnel and in particular the combined company's chairman, president and chief executive officer, David B. Wright, the combined company's senior vice president and chief financial officer, Andrew J. Brown, and OTG's chairman, chief executive officer and president, Richard A. Kay. The combined company will not have key-person insurance on any of its employees. The loss of the services of any member of its management team, or of any other key employees, could divert management's time and attention, increase the combined company's expenses and adversely affect its ability to conduct its business efficiently. The combined company's future success also depends on the combined company's continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in the combined company's industry is intense. The combined company may be unable to retain key employees or attract, assimilate or retain other highly qualified employees in the future. Legato and OTG have experienced difficulty from time to time in attracting the personnel necessary to support the growth of their business, and may experience similar difficulties in the future.

  Defects in the products of the combined company would harm its business.

   Both Legato's and OTG's products are used to manage data critical to end-users of their software. As a result, the licensing and support of products the combined company offers may entail the risk of product liability claims. Although Legato and OTG generally include provisions in their license agreements that are intended to limit their liability, a successful product liability claim brought against the combined company could seriously harm its business, operating results and financial condition. The combined company's success will depend on its products' management of data that is critical to customers.

  It may be difficult to predict the combined company's financial performance because its quarterly operating results and its future stock price may fluctuate.

   The combined company's revenues and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond the combined company's control. You should not rely on

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period-to-period comparisons of Legato's or OTG's results of operations as an indication of the combined company's future performance. The factors that may affect the combined company's quarterly operating results include:

  .  The timing and magnitude of large orders;

  . Timing of introduction of new products by competitors or by the combined company;

  . The rate of growth and adoption of UNIX and Linux, Windows NT, Windows 2000, Windows XP, and future windows-based operating systems;

  .  Conditions in the financial markets in general;

  .  Costs associated with litigation;

  . Developments with respect to patents, copyrights or proprietary rights or those of the combined company's competitors; and

  . General business conditions and trends in the distributed computing environment and software industry.

   The combined company's results of operations may fall below the expectations of market analysts and investors in some future periods. If this happens, the market price of Legato's common stock may fall. The factors that may affect the combined company's stock price include:

  . Quarterly fluctuations in the combined company's financial results or results of other enterprise storage management companies;

  .  Announcements that revenue or income are below analysts' expectations;

  . Changes in analysts' estimates of the combined company's performance or industry performance;

  . Announcements of disappointing financial results from competitors, strategic allies or major end users; and

  . Acquisitions or dispositions of common stock by corporate officers or members of the board of directors.

   In addition, extreme price and volume fluctuations may occur in the stock market, which may affect the market price for the securities of technology companies without regard to their operating performance or any of the factors listed above. These broad market fluctuations may seriously harm the market price of Legato's common stock.

  The combined company may be unable to reduce spending if its revenues are lower than expected because its short-term expenses are fixed and future revenues and operating results are difficult to forecast.

   The combined company's current and future expense estimates are based, in large part, on its estimates of future revenues and on its investment plans. Most of the combined company's expenses will be fixed in the short term. The combined company may be unable to reduce spending if its revenues are lower than expected. Any significant shortfall in revenues in relation to the combined company's expectations could materially and adversely affect its cash flows.

  If the combined company does not successfully develop its international strategy, its revenues and cash flows and the growth of its business could be harmed.

   The growth and profitability of the combined company will require further expansion of Legato's and OTG's international operations. To successfully expand international operations, the combined company may need to expand foreign operations, hire additional personnel and recruit additional international resellers. This would require significant management attention and financial resources and could seriously harm the combined company's operating margins. If the combined company does not expand its international operations in a timely manner, its business, operating results and financial condition could be seriously harmed. In addition, the combined company may fail to maintain or increase international market demand for its products. Most of Legato's and OTG's international sales are currently denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the combined company's products more expensive and, therefore, potentially less competitive in those markets. In some markets, localization of products and license documents is essential to achieve or increase market penetration. The combined company may incur substantial costs and experience delays in localizing its products and license language. The combined company also may fail to generate significant revenue from localized products.

   Additional risks inherent in the combined company's international business activities generally include:

  . Significant reliance on its distributors and other resellers who do not offer its products exclusively;

  .  Unexpected changes in regulatory requirements;

  .  Tariffs and other trade barriers;

  .  Lack of acceptance of localized products, if any, in foreign countries;

  .  Longer negotiation and accounts receivable payment cycles;

  .  Difficulties in managing international operations;

  . Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

  . The burdens of complying with a wide variety of multiple local country and regional laws, including varying employment policies and regulations; and

  . The risks related to the current weakness in some regions, including, without limitation, Europe and Asia.

   The occurrence of those factors could seriously harm the combined company's international sales and, consequently, its business, operating results and financial condition.

  The combined company may not be able to protect its technology from unauthorized use, which could diminish the value of its products and services, weaken its competitive position and reduce its revenues.

   The combined company's success will depend in large part upon proprietary technology. To protect its proprietary rights, Legato and OTG currently rely on a combination of patents, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions. Legato and OTG seek to protect their software, documentation and other written materials under patent, trade secret and copyright laws, which afford only limited protection. Despite this limited protection, any issued patent may not provide the combined company with any competitive advantages or may be challenged by third parties or the patents of others may seriously impede its ability to do business. The combined company may also develop proprietary products or technologies that cannot be protected by patent law.

   Despite Legato's and OTG's efforts to protect their proprietary rights, they are aware that unauthorized parties have attempted to transfer licenses to third parties, copy aspects of their products and attempted to obtain and use information that they regard as proprietary. Policing unauthorized use and transfer of products is difficult, and software piracy can be expected to be a persistent problem. In licensing products, other than in enterprise license transactions, both Legato and OTG rely on "shrink wrap" licenses that are not signed by licensees. "Shrink wrap" licenses may be unenforceable under the laws of some jurisdictions. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Such means of protecting proprietary rights may not be adequate. Competitors may independently develop similar technology, duplicate the combined company's products or design around patents issued to Legato or OTG or other intellectual property rights of Legato or OTG.

   From time to time, Legato and OTG have each received claims that they are infringing third parties' intellectual property rights. In the future, the combined company may be subject to claims of infringement by

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third parties with respect to current or future products, trademarks or other proprietary rights. Software product developers may increasingly be subject to infringement claims as the number of products and competitors in the combined company's industry segment grows and the functionality of products in different industry segments overlaps. Any of those claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the combined company to enter into royalty or licensing agreements with third parties. If royalty or licensing agreements, if required, are not available on terms acceptable to the combined company, the combined company's business, operating results and financial condition could be seriously harmed.

  If the combined company fails to respond to rapid technological changes with new product offerings, its operating results and financial condition would be harmed.

   The enterprise storage management market is characterized by rapid technological change, changing customer needs, frequent new software product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the combined company's existing products obsolete and unmarketable. To be successful, the combined company will need to develop and introduce new software products on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of the combined company's customers. In addition to integrating OTG if the merger is completed, the combined company will need to continue to integrate into its product lines technologies acquired by Legato in 1998 and 1999, to develop the technologies acquired by Legato from Software Clearing House, Inc. (also known as SCH Technologies) in July 2001 and to integrate product lines and technologies acquired by OTG. The combined company may fail to develop and market new products that respond to technological changes or evolving industry standards, experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products or fail to develop new products that adequately meet the requirements of the marketplace or achieve market acceptance. If so, the combined company's business, operating results and financial condition would be seriously harmed.

   Both Legato and OTG introduced several new products during 2001, and based upon current plans, the combined company will introduce and market several more potential new products in the next twelve months. Potential new products are subject to significant technical risks, and the combined company may fail to introduce potential new products on a timely basis or at all. In the past, both Legato and OTG have experienced delays in the commencement of commercial shipments of new products. Those delays caused customer frustrations and delay of or loss of revenue. In addition, some competitors currently offer products which may compete with these potential new products. If potential new products are delayed or do not achieve market acceptance, the combined company's business, operating results and financial condition would be seriously harmed. In the past, both Legato and OTG have also experienced delays in purchases of products by customers anticipating the launch of new products. The combined company's business, operating results and financial condition would be seriously harmed if customers defer material orders in anticipation of new product introductions.

  The software products of the combined company may contain undetected errors.

   Software products as complex as those the combined company offers may contain undetected errors or failures when first introduced or as new versions are released. Both Legato and OTG have in the past discovered software errors in new products after their introduction. As a result of those errors, Legato and OTG experienced delays and/or lost revenue during the period required to correct these shipments, despite testing by Legato and OTG and by their respective customers. In addition, customers have in the past brought to both Legato's and OTG's attention "bugs" in their software created by the customers' unique operating environments. Although Legato and OTG have been able to fix those software bugs in the past, the combined company may not always be able to do so. These types of circumstances may result in the loss of or delay in market acceptance of products or increase the need for additional customer support personnel, which could seriously harm the combined company's business, operating results and financial condition.

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  The combined company will rely on enterprise license transactions.

   Legato has developed strategies to pursue larger enterprise license transactions with corporate customers. However, the combined company may not continue to successfully market its products through larger enterprise license transactions. In addition, many of the large organizations that the combined company will target as customers have lowered their rate of spending on enterprise software. Failure to obtain customer orders would seriously harm the combined company's business, operating results and financial condition. The combined company's operating results will be sensitive to the timing of such orders. Orders are difficult to manage and predict because:

  . The sales cycle is typically lengthy, generally lasting three to nine months, and varies substantially from transaction to transaction;

  . Enterprise license transactions often include multiple elements such as product licenses and service and support;

  . Recognition of revenue from enterprise license transactions may vary from transaction to transaction;

  . These transactions typically involve significant technical evaluation and commitment of capital and other resources;

  . A growing number of direct-license customers are located outside the United States, where the sales cycle can be lengthier than transactions negotiated within the United States;

  . Customers are being more deliberate about information technology spending decisions due to the current state of the overall economy; and

  . Customers' internal procedures frequently cause delays in orders. Those internal procedures include approval of large capital expenditures, implementation of new technologies within their networks, and testing new technologies that affect key operations.

   Due to the large size of enterprise transactions, if orders forecasted for a specific transaction for a particular quarter are not realized in that quarter, the combined company's operating results for that quarter may be seriously harmed.

  The combined company will rely on indirect sales channels.

   The combined company will rely significantly on distributors, systems integrators and value added resellers, or collectively, resellers, for the marketing and distribution of its products. Legato's agreements with resellers are generally not exclusive and in many cases may be terminated by either party without cause. OTG's agreements generally have no minimum requirements and can be terminated upon short notice. In addition, some of OTG's agreements with indirect sales channel parties include payment terms extending up to 180 days. Many resellers carry product lines that are competitive with those of the combined company. These resellers may not give a high priority to the marketing of the combined company's products. Rather, they may give a higher priority to other products, including the products of competitors, or may not continue to carry the combined company's products. Events or occurrences of this nature could seriously harm the combined company's business, operating results and financial condition. In addition, the combined company may not be able to retain any of Legato's or OTG's current resellers or successfully recruit new resellers. Changes in the combined company's distribution channels could seriously harm its business, operating results and financial condition.

   The combined company's strategy is also to increase the proportion of customers licensed through OEMs. The combined company may fail to achieve this strategy. The combined company is currently investing, and will continue to invest, resources to develop this channel. These investments could seriously harm operating margins. The combined company will depend on its OEMs' abilities to develop new products, applications and product enhancements on a timely and cost-effective basis that will meet changing customer needs and respond to emerging industry standards and other technological changes. The combined company's OEMs may not effectively meet these technological challenges. These OEMs are not within the combined company's control, may incorporate the technologies of other companies in addition to, or to the exclusion of, its technologies, and are not obligated to purchase products from the combined company. The combined company's OEMs may not continue to carry its products. The inability to recruit, or the loss of, important OEMs could seriously harm the combined company's business, operating results and financial condition.

  The combined company will depend on Legato's NetWorker product line.

   Legato currently derives, and expects the combined company to continue to derive, a substantial majority of its revenue from its NetWorker software products and related services. A decline in the price of, or demand for, NetWorker, or failure to build and sustain broad market acceptance of NetWorker, would seriously harm the combined company's business, operating results and financial condition. The combined company will not be able to reasonably predict NetWorker's remaining life for several reasons, including:

  .  The effect of new products, applications or product enhancements;

  . Technological changes in the network storage management environment in which NetWorker operates; and

  .  Future competition.

  Legato's investments in goodwill and intangibles resulting from Legato's acquisitions could become impaired.

   As a result of acquisitions in 1999 and in 2001, Legato recorded goodwill and intangibles of $177.0 million of which $48.8 million was written off in the fourth quarter of 2001 due to an impairment. As of December 31, 2001, Legato had goodwill of $17.3 million and acquired intangibles of $14.3 million on its Consolidated Balance Sheet. With the adoption of Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets" in the first quarter of 2002, goodwill will no longer be amortized. Legato expects to amortize intangibles of $5.7 million in 2002, $5.7 million in 2003 and $3.2 million in 2004. With the acquisition of OTG, amortization of intangibles will increase by approximately $7.2 million in 2002, $9.8 million in 2003, $9.3 million in 2004 through 2006 and $2.9 million in 2007. To the extent the acquired technologies or combined company does not generate sufficient cash flows to recover the net amount of the investment recorded, the investment could be subsequently written-off. In that case, results of operations in any given period could be negatively impacted, and the market price of the combined company's stock could decline. Legato expects to record goodwill in connection with the merger. If OTG's business fails to perform as expected, Legato could be required to record an impairment charge under SFAS 142 with respect to the goodwill recorded in connection with the merger.

  The combined company's revenue recognition could be impacted by the unauthorized actions of its personnel.

   The combined company's recognition of revenue will depend on, among other things, the terms negotiated in its contracts with customers. The combined company's personnel may act outside of their authority and negotiate additional terms without management's knowledge. If sales personnel have negotiated terms that do not appear in the contract and of which management is unaware, whether the additional terms are written or verbal, the combined company could be prevented from recognizing revenue in accordance with its plans. Furthermore, depending on when management learns of unauthorized actions and the size of transactions involved, the combined company may have to restate its financial statements for one or more previously reported periods, which could seriously harm its operating results and financial condition, undermine investor confidence and negatively affect the combined company's stock price.

  The combined company may be unable to retain its sales personnel.

   In the past, Legato experienced significant voluntary resignations in its sales force, including some of its senior level sales employees, and the combined company may experience such turnover again. The combined

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company's future success depends on its ability to attract and retain highly qualified sales personnel. Competition for sales personnel remains intense, and the combined company may fail to retain its sales personnel or attract, assimilate or retain other highly qualified sales personnel in the future. Any further disruption to the combined company's sales force could seriously harm its business, operating results and financial condition.

  The combined company will be affected by general economic and market conditions.

   Segments of the computer industry have recently experienced significant economic downturns characterized by decreased product demand, product overcapacity, price erosion, work slowdowns and layoffs. These downturns appear to coincide with the widely-reported weakness in the overall economy. The combined company's operations may experience substantial fluctuations from period-to-period as a consequence of industry trends, general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending.

  Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to the combined company's stockholders.

   Provisions of Delaware law could make it more difficult for a third party to acquire the combined company, even if doing so would be beneficial to its stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of the combined company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of the combined company's outstanding voting stock from acquiring the combined company without the board of director's consent for at least three years from the date they first hold 15% or more of the voting stock.

  Both Legato and OTG are currently subject to litigation, and no estimate can be made of the possible loss which the combined company may incur in the resolution of those matters.

   Beginning on January 20, 2000, a number of stockholder securities class action complaints were filed in the U.S. District Court, Northern District of California, against Legato and its directors and officers. On February 13, 2001, plaintiffs filed a second amended complaint, which generally alleges that, between April 22, 1999 and May 17, 2000, defendants made false or misleading statements of material fact about Legato's prospects and failed to follow generally accepted accounting principles in violation of the federal securities laws. The complaint seeks an unspecified amount in damages. Defendants answered the complaint in April 2001 denying all allegations that they violated the federal securities laws.

   On April 13, 2000, a shareholder derivative action was filed in the Superior Court of California, County of Santa Clara, against Legato's officers and directors. Legato is named as a nominal defendant. On May 23, 2000, a shareholder derivative action was filed in the Superior Court of California, County of San Mateo, against Legato's officers and directors. Legato is named as a nominal defendant. Both state derivative complaints generally claim that Legato's officers and directors breached their fiduciary duties during period covered by the federal suit, and seek unspecified damages and injunctive relief. The state derivative matters have been consolidated in San Mateo county.

   The Securities and Exchange Commission has entered a formal order of investigation concerning Legato's restatement of financial results for the first, second and third quarters of 1999, and Legato's revision of financial results for the fourth quarter of 1999. Legato has been voluntarily cooperating with the staff of the SEC in its investigation.

   Legato and the individual defendants intend to defend all of these actions vigorously. However, there can be no assurance that any of the matters discussed above will be resolved without costly litigation, or in a manner that is not materially adverse to the combined company's financial position, results of operations or cash flows.

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   On or about July 26, 2001, a class action lawsuit was filed in the Southern
District of New York naming OTG, officers of OTG who signed the registration statement in connection with OTG's initial public offering and the managing underwriters of its initial public offering as defendants. The complaint alleges that OTG's initial public offering registration statement and final prospectus contained material misrepresentations and/or omissions, related in part to additional, excessive and undisclosed commissions allegedly received by its underwriters from investors to whom the underwriters allegedly improperly allocated shares of the public offering. The complaint seeks relief in the form of damages and/or rescission of the plaintiff's purchase transaction. The complaint was subsequently amended and similar allegations were made with respect to the public offering of shares of OTG common stock in November 2000. Since this initial complaint was filed, two other complaints making similar or identical allegations and seeking similar relief have been filed in that court on September 5, 2001 and September 18, 2001.

   These cases are at an early stage, and OTG has not formally responded to the allegations. However, OTG intends to defend itself and its officers vigorously. OTG's management believes that it is not possible at the current time to estimate the amount of a probable loss, if any, that might result from this matter and has not made a provision for this matter in its condensed consolidated financial statements.

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                             THE SPECIAL MEETINGS

Joint Proxy Statement/Prospectus

   This document is being furnished to Legato stockholders in connection with the solicitation of proxies by Legato's board of directors in connection with a special meeting of Legato's stockholders which has been called to consider and vote on approval of the merger agreement. This document is also furnished by Legato to OTG stockholders as a prospectus with respect to the offer and sale of the shares of Legato common stock which are issuable in connection with the merger.

   This document is being furnished to OTG stockholders in connection with the solicitation of proxies by OTG's board of directors in connection with a special meeting of OTG stockholders which has been called to consider and vote on the adoption of the merger agreement.

Date, Time and Place of the Meetings

   The special meetings are scheduled to be held as follows:

For Legato stockholders:               For OTG stockholders:

May 14, 2002                           May 14, 2002
11:00 a.m., local time                 11:30 a.m., local time
3210 Porter Drive                      3210 Porter Drive
Palo Alto, California                  Palo Alto, California

Purpose of the Meetings

   Legato. The Legato special meeting is being held so that stockholders may consider and vote on a proposal to approve the merger agreement.

   OTG. The OTG special meeting is being held so that stockholders of OTG may consider and vote upon a proposal to adopt the merger agreement.

Stockholder Record Date for the Special Meetings

   Legato. Legato's board of directors has fixed the close of business on April 12, 2002 as the record date for determining which Legato stockholders are entitled to notice of and to vote at the Legato special meeting. On the record date, there were 90,447,735 shares of Legato common stock outstanding, held by approximately 337 holders of record.

   OTG. The close of business on March 22, 2002 is the record date for determining which OTG stockholders are entitled to notice of and to vote at the OTG special meeting. On the record date, there were 33,556,184 shares of OTG common stock outstanding, held by approximately 215 holders of record.

Vote Required

   Legato. A majority of the shares of Legato common stock outstanding and entitled to vote at the Legato meeting as of the Legato record date must be represented, either in person or by proxy, to constitute a quorum at the Legato special meeting. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the votes cast is required to approve the merger agreement. At the Legato special meeting, each share of Legato common stock is entitled to one vote on all matters properly submitted to the Legato stockholders.

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

   The directors and executive officers of Legato beneficially owned approximately 1% of the outstanding shares of Legato common stock, including options exercisable within 60 days of the record date, and each of them has indicated their intention to vote for approval of the merger agreement.

   OTG. A majority of the shares of OTG common stock outstanding and entitled to vote at the OTG special meeting as of the OTG record date must be represented, either in person or by proxy, to constitute a quorum at the OTG special meeting. The affirmative vote of the holders of a majority of the shares of OTG's common stock outstanding as of the record date is required to adopt the merger agreement. At the OTG special meeting, each share of OTG common stock is entitled to one vote on all matters properly submitted to the OTG stockholders.

   The directors and executive officers of OTG beneficially owned approximately 47% of the outstanding shares of OTG common stock, including options exercisable within 60 days of the record date, and each of them has indicated their intention to vote in favor of adoption of the merger agreement.

   Legato entered into a voting agreement with Mr. Kay and entities for which he is entitled to act, that require these OTG stockholders to vote their shares of OTG common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing approximately 32% of the outstanding shares of OTG common stock. Mr. Kay and the entities signing the voting agreement also executed proxies with respect to shares under the voting agreement. The proxies authorize Legato to vote the shares in favor of the merger agreement and against any matter that could delay consummation of the merger.

Vote Required for Authorization to Adjourn or Postpone the Legato Special
Meeting

   A majority of the shares of Legato common stock outstanding and entitled to vote at the meeting must be represented either in person or by proxy, to constitute a quorum at the Legato special meeting. The affirmative vote of the holders of a majority of the shares of Legato common stock voting is required to grant Legato's board of directors or its chairman, in their discretion, the authority to adjourn or postpone the special meeting if necessary to further solicit proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

   The Legato board of directors unanimously recommends, with one director absent, that the stockholders of Legato vote to "GRANT" authorization of the Legato board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies.

Proxies

   All shares of Legato common stock represented by properly executed proxy cards received before or at the Legato special meeting and all shares of OTG common stock represented by properly executed proxy cards received before or at the OTG special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards.

   Legato. If no instructions are indicated on a properly executed proxy card, shares of Legato common stock will be voted for the approval of the merger agreement and will grant the proxies power to vote for an adjournment or postponement of the meeting to solicit additional votes.

   OTG. If no instructions are indicated on a properly executed proxy card, shares of OTG common stock will be voted for the adoption of the merger agreement and if OTG deems it appropriate will be voted in favor of an adjournment or postponement to solicit additional votes.

   You are urged to mark the box on the proxy card to indicate how to vote your shares. If a properly executed proxy card is returned and the stockholder has abstained from voting on one or more of the proposals, the Legato

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

common stock or OTG common stock represented by the proxy will be considered present at the special meetings for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals.

   If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

   Abstentions and broker non-votes will have no effect on any of the proposals at the Legato special meeting. Abstentions, failures to send in a proxy or attend the special meeting and broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement at the OTG special meeting.

   You may revoke your proxy at any time before it is voted by:

  .  notifying in writing:

      . if you are a Legato stockholder, the Secretary of Legato Systems, Inc. at 2350 West El Camino Real, Mountain View, California 94040; or

      . if you are an OTG stockholder, the Secretary of OTG Software, Inc. at 2600 Tower Oaks Boulevard, Rockville, Maryland 20852;

  .  granting a subsequently dated proxy; or

  . if you are a holder of record, appearing in person and voting at the special meeting.

   Your attendance at the special meeting will not, in and of itself, revoke your proxy.

Solicitation of Proxies

   Legato and OTG will each pay one-half of the expenses incurred in connection with the printing and mailing of this document. Legato and OTG will also request banks, brokers and other intermediaries holding shares of Legato or OTG common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Legato and OTG. No additional compensation will be paid to directors, officers or employees for those solicitation efforts. Legato has also retained Georgeson Shareholder to assist in the solicitation of proxies. Georgeson Shareholder will receive a fee for such services of approximately $20,000, including out-of-pocket expenses, which will be paid by Legato. OTG has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie will receive a fee for such services of approximately $13,000, including out of pocket expenses which will be paid by OTG. Except as described above, neither Legato nor OTG presently intends to solicit proxies other than by mail.

   You should not send in any stock certificates with your proxy card. If you are an OTG stockholder, a transmittal letter with instructions for the surrender of your OTG stock certificates will be mailed to you as soon as practicable after completion of the merger.

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

                                  THE MERGER

   The following disclosure describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document, including the annexes, carefully for a more complete understanding of the merger and the terms of the merger agreement.

General Description of the Merger

   At the effective time of the merger, OTG will be merged with and into Orion Acquisition Sub Corp., a wholly-owned subsidiary of Legato. Orion Acquisition Sub Corp. will be the surviving corporation and will continue as a wholly-owned subsidiary of Legato. As a result of the merger, each share of OTG common stock outstanding at the effective time of the merger will be converted automatically into 0.6876 of a share of Legato common stock with cash paid for any fractional share, and $2.50 in cash.

   Based on the number of shares of Legato common stock and OTG common stock outstanding as of the record date and the exchange ratio, approximately 23.1 million shares of Legato common stock will be issuable pursuant to the merger agreement, representing approximately 20.3% of the total Legato common stock expected to be outstanding after the merger. When the merger is completed, each outstanding option to purchase OTG common stock will be assumed by Legato and will become exercisable for $2.50 in cash and 0.6876 of a share of Legato common stock at an exercise price equal to the exercise price of the option to purchase OTG common stock divided by 0.6876. Based on the number of OTG stock options as of April 10, 2002 and the exchange ratio, Legato will assume options to purchase 4.3 million additional shares of Legato common stock. This information does not take into account shares which may be issued pursuant to stock options, warrants and other convertible securities.

Background of the Merger

   Legato and OTG have had a commercial relationship for a number of years. At the beginning of 1999, Legato and OTG entered into a three year original equipment manufacturer, or OEM, software license agreement which contemplated that Legato would market OTG's DiskXtender solution as its NetWorker HSM, or storage management solution, for the Windows NT operating platform. The agreement was amended in September 1999 and January 2000 to expand and strengthen the relationship. In connection with performing their obligations under the software license agreement, Legato and OTG held several corporate and field level cross-training, marketing and development activities during 1999, 2000 and 2001. Legato paid royalties to OTG under the OEM license agreement in the amount of $100,000, $170,000 and $150,000 during 1999, 2000 and 2001, respectively.

   Beginning in 2001, in view of trends in the market for enterprise storage management software toward industry consolidation, OTG management, in consultation with the OTG board of directors, took a number of steps to strengthen its competitive position and expand its depth of products and services, including the acquisitions of UniTree and SmartStorage. OTG management also considered expanding its relationship with a number of companies, including Legato.

   During the summer of 2001, members of Legato and OTG management held discussions about expanding their contractual relationship, including through a potential business combination. John Burton, a member of the OTG board and managing director of Updata Capital Inc., which serves as a financial advisor to Legato, facilitated these discussions. However, the talks ended without action. During the summer and fall of 2001, OTG management held discussions with other industry participants about expanding their relationships, including through a potential business combination.

   At its October 18, 2001 meeting, the OTG board of directors reviewed the proposed engagement of Goldman Sachs to assist OTG in considering possible strategic relationships and authorized management to retain Goldman Sachs. Goldman Sachs' knowledge of OTG, as well as its reputation, background and experience in the industry and in mergers and acquisitions generally were important factors in the board's decision to engage Goldman Sachs. On October 20, 2001, OTG formally engaged Goldman Sachs.

   In late October 2001, management of OTG began meeting with representatives of Goldman Sachs to review information about OTG's business and financial condition, as well as a list of parties with whom OTG might seek a potential business combination or other strategic relationship. Between November 2001 and January 2002, management and representatives of Goldman Sachs contacted a number of industry participants regarding a potential strategic combination with OTG, had preliminary discussions with several of these companies, and engaged in due diligence reviews with four of these companies, including Legato.

   On December 4, 2001, OTG held a regular meeting of its board of directors. Richard A. Kay, OTG's chairman of the board, president and chief executive officer, described a term sheet he had received on December 3, 2001 from a potential acquiror. After discussion, the OTG board determined not to proceed with that proposal under those terms.

   During the last week of December 2001, David B. Wright, Legato's chairman of the board, president and chief executive officer, and Mr. Kay discussed ways in which Legato and OTG could potentially expand their existing contractual relationship. During these discussions, Mr. Kay provided a high level overview of OTG's storage management and data access solutions.

   During the first week of January 2002, Jim Chappell, Legato's senior vice president business process and development, called Mr. Burton to set up meetings on January 9 and 10, 2002 to discuss new ways in which Legato and OTG could potentially work together.

   On January 8, 2002, OTG received a revised term sheet from the other potential acquiror that had submitted a term sheet in December 2001.

   On January 9, 2002, Legato and OTG executed a confidentiality agreement in favor of OTG prior to beginning their meetings. Representatives of Legato and OTG attended the meetings on January 9 and 10, 2002. At these meetings, the parties discussed the technologies, operations and business strategies of Legato and OTG.

   On January 15, 2002, Legato delivered to OTG a preliminary, non-binding proposal for a possible acquisition of OTG by Legato for a combination of cash and shares of Legato common stock. During a telephone call between Mr. Wright and Mr. Kay later that day, they discussed the stock consideration payable in the merger.

   On January 16, 2002, representatives of Legato and representatives of OTG met at Legato's Mountain View offices to discuss the operations and business strategies of Legato and OTG and to discuss a possible acquisition transaction with OTG.

   On January 17, 2002, the other potential acquiror that had submitted term sheets advised OTG that it would not proceed with a transaction at that time.

   On January 20, 2002, during a special meeting of the Legato board of directors, the board discussed the possible acquisition of OTG. Legato's senior management team reported to Legato's board of directors regarding the business of OTG. Legato's management reported that OTG's archive data access solutions would enhance Legato's network storage management software products. Representatives of JPMorgan H&Q gave an overview of their analysis of the acquisition and the potential terms of the transaction. Legato's board of directors directed management to conduct further due diligence and have further discussions and negotiations with OTG. Legato's board of directors discussed the general economic terms of the potential acquisition and authorized management to proceed with negotiations and due diligence.

   The next day, Mr. Wright called Mr. Kay. The parties agreed to schedule subsequent meetings with several senior executives of each company. Following this phone conversation, Legato submitted a draft exclusivity letter and a non-binding term sheet to OTG providing for consideration payable in cash and shares of Legato common stock. Legato and OTG determined that the stage of their discussions justified commencing mutual due diligence and the negotiation of definitive documentation.

   On January 22, 2002, a regular meeting of the board of directors of OTG was held. OTG's senior management and representatives of Goldman Sachs and Hale and Dorr LLP, counsel to OTG, also attended. Representatives of Hale and Dorr discussed the legal standards for directors considering transactions similar to the proposed business combination and other related matters. At the meeting, Mr. Burton then reviewed with the other OTG board members his relationship with Legato, including Legato's engagement of Updata Capital, Inc. as a financial advisor to Legato in contexts other than this merger. Mr. Burton also noted that under the arrangement with Legato, Updata would not receive a fee in connection with any transaction involving OTG. Following a discussion among the OTG board members, Mr. Burton recused himself from any further proceedings concerning a potential business combination with Legato (all subsequent references in this section to the OTG board of directors exclude Mr. Burton).

   After Mr. Burton left the board meeting, Mr. Kay described the term sheet which Legato had presented. Representatives of Goldman Sachs then discussed its activities on behalf of OTG since its engagement and provided a financial analysis of OTG, Legato and Legato's proposed transaction and also reviewed information regarding other possible strategic partners. The OTG board discussed the proposed transaction and authorized OTG management to enter into further non-binding negotiations with Legato. The OTG board also discussed possible compensation for Updata Capital for its contributions in connection with the proposed transaction.

   On January 23, 2002, Brobeck, Phleger & Harrison LLP, counsel for Legato, delivered draft agreements to Hale and Dorr, including a revised letter providing for a period of exclusive negotiations. Between January 23, 2002 and January 25, 2002, representatives of Legato and OTG and each party's advisors negotiated the terms of these agreements.

   On January 25, 2002, OTG executed a letter agreement providing for exclusive negotiations through February 8, 2002 with Legato concerning a possible acquisition, and a confidentiality agreement with respect to Legato in connection with OTG's due diligence review of Legato.

   On January 26, 2002, Mr. Wright and Mr. Kay met in Rockville, Maryland to discuss operational and business strategy issues.

   On January 28, 2002, Brobeck delivered a revised draft merger agreement to Hale and Dorr. Between January 28, 2002 and execution of the merger agreement, representatives of each of Legato and OTG, their respective financial advisors and legal counsel held a series of discussions to negotiate the terms and conditions of the definitive merger agreement and related documentation. Throughout this period, senior management of both companies held numerous discussions regarding business, financial, operational and technical issues involved in combining the companies and their legal, financial and accounting advisors conducted a review of the other party's business, financial condition and operations.

   On February 1, 2002, Legato's board of directors held a special meeting. The discussion focused on outstanding due diligence issues with respect to OTG and the strategic fit of Legato and OTG. Legato's management, legal advisors and financial advisors each reported on their due diligence reviews of OTG. Representatives of JPMorgan H&Q gave an overview on their proposed methodology for the exchange ratio calculation. Representatives of Brobeck gave a detailed overview of the merger agreement and reviewed director fiduciary duties in an acquisition transaction. Legato's board of directors directed management to continue to pursue negotiations with OTG. By letter dated February 1, 2002, Legato retained JPMorgan H&Q to act as financial advisor in connection with the transaction.

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   The same day, the OTG board held a special meeting by conference call.
During the meeting, members of management and representatives of Goldman Sachs and Hale and Dorr updated the OTG board of directors on the status of negotiations. Copies of the then current drafts of documents for the merger were delivered to the OTG board of directors in advance of the meeting.

   On February 3, 2002, Mr. Kay and Mr. Wright met and discussed aspects of the transaction. Throughout this period, negotiations and due diligence review continued.

   The Legato board held a special meeting on February 8, 2002, to review the status of the negotiations with OTG, the principal terms of the transaction and the results to date of the additional business, legal and financial due diligence analysis of OTG. The board again reviewed the economic terms of the proposed acquisition and directed management to continue negotiations.

   Between February 11 and February 19, 2002 a series of phone conversations took place between Mr. Wright and Mr. Kay and Legato and OTG's respective financial advisors concerning the calculation of the exchange ratio, including the relative ownership percentages of current OTG and Legato stockholders in the combined company.

   On February 17, 2002, the OTG board of directors held a special meeting to consider the terms of the proposed transaction with Legato. All board members attended in person (other than Mr. Burton, who had recused himself). Copies of the then current drafts of documents for the merger were delivered to the OTG board of directors in advance of the meeting. Representatives of management, Goldman Sachs and Hale and Dorr also participated. Members of OTG management described their perspectives on the transaction and reported on the status of the merger negotiations with Legato. Representatives of Hale and Dorr summarized the board's fiduciary duties in connection with the proposed transaction, discussed results of due diligence, reviewed stockholder class action lawsuits pending against Legato and reviewed the significant terms of the merger agreement and the voting agreement. The employment agreements required by Legato for specified OTG executives were also discussed. Representatives of Goldman Sachs then presented financial analyses with respect to the proposed business combination with Legato. The OTG board asked questions and discussed with management and their advisors the relative merits and the timing and legal issues surrounding the proposed transaction with Legato.

   On February 18, 2002, a special meeting of Legato's board of directors was held. All board members, other than one, attended in person or telephonically. Also present were representatives of JPMorgan H&Q and representatives of Brobeck. Legato's management discussed the strategic benefits of the proposed transaction. The JPMorgan H&Q representatives made a presentation to the board regarding the financial analyses it had performed in connection with its opinion, and rendered its opinion that, subject to the matters referred to in its written opinion, the consideration to be paid pursuant to the merger was fair, from a financial point of view, to Legato. The Brobeck representatives reviewed key terms of the merger agreement and the voting agreement. The Brobeck representatives also gave a summary of their due diligence review and outlined the board's fiduciary duties in connection with the merger. The board had a lengthy discussion of the merger agreement and merger, during which the board asked management and the representatives of Brobeck and JPMorgan H&Q detailed questions. Following the discussion, the Legato board of directors, with one director absent, unanimously approved the terms of the merger, including the issuance of Legato common stock in the merger, and the voting and affiliate agreements, and authorized management to continue to negotiate the final terms of the merger agreement and related agreements.

   On February 18 and 19, 2002, Legato executives and their financial advisors again met with OTG to discuss the final terms of the business combination, including the final calculation of the exchange ratio, as well as the basic terms of the key employee employment agreements. The exchange ratio and cash consideration were finally determined based on arms-length bargaining.

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   On the evening of February 19, 2002, the OTG board of directors held a special meeting to consider the terms of the proposed transaction with Legato. The meeting continued early into the morning of February 20, 2002. All board members attended in person or telephonically (other than Mr. Burton, who had recused himself).

  . Representatives of Hale and Dorr provided an update on the status of negotiations as well as other matters discussed at the prior board meeting, including certain open issues. Among other things, representatives of Hale and Dorr described a term of the merger agreement requested by Mr. Kay which provided that, in the aggregate, the per share consideration to be received by Mr. Kay and entities affiliated with him is the same as the per share consideration to be received by the other holders of OTG common stock, while providing for a different allocation of cash and shares of Legato common stock among those holders.

  . Representatives of Goldman Sachs then provided an update to financial analyses with respect to the proposed business combination with Legato. Following this presentation, Goldman Sachs delivered its oral opinion to the effect that, based upon and subject to certain assumptions set forth in the opinion, the 0.6876 shares of Legato common stock and $2.50 in cash consideration to be received for each share of OTG common stock pursuant to the merger agreement is fair to the holders of OTG common stock from a financial point of view. This opinion was confirmed in a letter, dated February 20, 2002, subsequently delivered by Goldman Sachs, a copy of which is attached to this document as Annex C.

   Following the presentations and further discussions, and subject to satisfactory resolution of remaining issues, the OTG board unanimously, with Mr. Burton recused, determined that the merger agreement, and the transactions contemplated thereby, were advisable, fair to and in the best interests of, OTG and its stockholders, unanimously adopted and approved the merger agreement and the transactions contemplated thereby, and unanimously recommended that stockholders of OTG approve the merger. In addition, following a discussion of Updata's contribution to the transaction, the OTG board approved a payment of $500,000 to Updata, including expenses, payable upon completion of the merger.

   Following final negotiations, the merger agreement, the voting agreement and other ancillary documents were executed on behalf of Legato and OTG during the night of February 20, 2002. On February 21, 2002, prior to the opening of the Nasdaq National Market, Legato and OTG issued a joint press release announcing the execution of the merger agreement by Legato and OTG.

Legato's Reasons for the Merger

   Legato's board of directors unanimously, with one director absent, determined that the merger agreement and the merger are advisable and are fair to and in the best interests of Legato and its stockholders. Legato's board of directors made its determinations with respect to the merger and recommends that Legato stockholders vote for the approval of the merger agreement for the reasons set forth below:

  . Legato's management made a presentation to Legato's board of directors outlining its expectation that Legato's enterprise storage management product offerings would be enhanced by adding OTG's application focused storage products;

  . Legato's management expects to sell OTG's products and services through Legato's substantially larger sales network and large customer base;

  . Legato's management expects to sell Legato's own products and services to OTG's middle market customers and in OTG's healthcare and government vertical markets;

  . Legato's management believes that OTG will enhance Legato's products and services with added features and increased applications to better meet the needs of Legato's existing and future customer base;

  . the perceived value of OTG's business to Legato relative to the value of the merger consideration;

  . opportunity to focus both companies' resources on one common storage solution;

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

  . the presentation made by JPMorgan H&Q, including its opinion, that as of February 20, 2002, and subject to assumptions made, matters considered and limitations on the review set forth in its opinion, the consideration to be paid in the merger was fair to Legato from a financial point of view as of that date (See "--Opinion of JPMorgan H&Q"); and

  . the Legato board of director's belief that the merger consideration was fair relative to its own assessment of Legato's current and expected future financial condition, earnings, business opportunities, strategies and competitive position.

   Legato's board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

  . information concerning Legato's and OTG's respective businesses, customers, prospects, strategic business plans, financial performance and condition, results of operations, technology positions, management and competitive positions;

  . the due diligence investigation of OTG conducted by Legato's management and financial and legal advisors;

  . Legato management's view of the positive results of combining the operations and businesses of Legato and OTG;

  . the current financial market conditions and historical stock market prices, volatility and trading information of OTG and Legato; and

  .  the impact of the merger on Legato's customers and employees.

   During the course of its deliberations concerning the merger, the Legato board of directors also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including the following:

  . the risk that the potential benefits sought in the merger might not be realized;

  . the management time associated with integrating Legato and OTG, with headquarters on opposite coasts;

  . sales channel conflicts over common territories, value added reseller customer ownership and discounting;

  . the financial reporting effects of combining future sales and revenue of Legato and OTG;

  .  the possibility that the merger might not be completed;

  .  risks related to retaining key OTG employees;

  .  quarterly visibility with respect to backlog and pipeline;

  . the effect of the public announcement of the merger on OTG's business, including its employees and customers; and

  .  the risk factors described in OTG's filings with the SEC.

   This discussion of information and factors considered and given weight by Legato's board of directors is not intended to be exhaustive. The Legato board of directors concluded that these factors were outweighed by the potential benefits to be gained by the merger. In view of the variety of factors considered in connection with its evaluation of the merger, Legato's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of our board of directors may have given different weights to different factors.

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Recommendation of Legato's Board Of Directors

   After careful consideration, the Legato board of directors, with one director absent, on February 18, 2002, unanimously determined that the terms of the merger agreement and the merger are advisable, and in the best interest of, Legato and its stockholders and approved the merger agreement and the merger. Legato's board of directors recommends that the stockholders of Legato vote "FOR" the approval of the merger agreement.

OTG's Reasons for the Merger

   The OTG board of directors determined that the merger is advisable, fair to OTG's stockholders and in their best interests, and, with one director recused, unanimously recommended the adoption of the merger agreement. In reaching its determination to approve the merger, the merger agreement and the related transactions, the OTG board of directors consulted with OTG's management, as well as its financial and legal advisors, and considered, among others, the following information and potential material factors:

  . the possible benefits to be realized from a merger with Legato, including the opportunity for the combined businesses of OTG and Legato to help expand the market opportunity for OTG's current products, to offer a broader suite of products and services encompassing software products and professional services solutions;

  . the opportunity for OTG's stockholders to receive a cash payment for their shares while continuing to participate in the potential future growth and success of OTG and Legato and the possible synergies to be realized from the merger through their receipt of shares of Legato common stock in the merger;

  . the expectation that the stock portion of the consideration to be received by OTG stockholders in the merger would be tax-free to those stockholders for U.S. federal income tax purposes;

  . the historical market prices and recent trading activity of shares of OTG common stock and Legato common stock, including the fact that the offer price per share of OTG common stock represented a premium to the average closing prices of OTG common stock over various periods prior to February 19, 2002;

  . the strategic viability and economic terms of possible alternatives to the transaction with Legato, including continuing as an independent entity and entering into strategic financing or business arrangements with other industry participants or entering into a combination with another company in the content management storage market or a related market;

  . the potential impact of the merger on strategic partners, customers and employees of OTG and the combined company;

  .  the likely reaction to the merger in the financial markets;

  . the opinion of Goldman Sachs, OTG's financial advisor, to the effect that, and based upon and subject to certain assumptions set forth in the opinion, the 0.6876 shares of Legato common stock and $2.50 in cash consideration to be received for each share of OTG common stock pursuant to the merger agreement is fair to holders of OTG common stock from a financial point of view;

  . the terms of the merger agreement, including those relating to the board recommendation, the holding of the OTG stockholder meeting, the $13.0 million termination fee payable by OTG under specified circumstances, and the effect that the merger agreement and the existing arrangements with Legato would have on OTG's ability to pursue or complete an alternative transaction, and the fact that the merger agreement was the product of arm's-length negotiations;

  . the terms and impact on the proposed merger of the voting agreement and the fact that the voting agreement would terminate if the merger agreement is terminated; and

  . the likelihood of completing the merger, given the limited conditions and need for relatively few regulatory approvals or consents to consummate the merger.

   The OTG board of directors also identified and considered a number of uncertainties and risks concerning the merger, including:

  . the risk that the per share value of the consideration actually received by OTG stockholders might be significantly less than the per share price implied by the exchange ratio prior to the announcement of the merger because the exchange ratio will not be adjusted for changes in market price of either Legato common stock or OTG common stock;

  . the substantial price volatility that Legato common stock has experienced in the past year;

  . the risk that the benefits sought in the merger and the related transactions might not be achieved;

  . the difficulty of integrating the businesses of OTG and Legato, and the possible adverse effects that could result from the need for senior management to focus significant time and effort on completing the merger and integrating the businesses;

  . the risk that OTG might suffer employee attrition or fail to attract key personnel due to uncertainties associated with the merger, and that customers may delay purchases of OTG's products until the merger is completed;

  . stockholder class action lawsuits pending against Legato, and the risks associated with that litigation; and

  . the risk that the merger might not be consummated and the other applicable risks described in this document under "Risk Factors" beginning on page 11.

   After considering the risks, the OTG board of directors concluded that the positive factors outlined above outweighed the negative considerations.

   The foregoing discussion of the information and factors considered by the OTG board of directors is not intended to be exhaustive but is believed to include the material factors considered by the OTG board of directors in connection with its review of the proposed merger. In view of the variety of factors considered, both positive and negative, as well as the complexity of these matters, the OTG board of directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual members of the OTG board may have given different weights to different factors. In making its determinations and recommendations, the OTG board as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it.

Recommendation of OTG's Board Of Directors

   After careful consideration, the OTG board of directors, with one director recused, on February 20, 2002, unanimously determined that the terms of the merger agreement and the merger are advisable, and in the best interest of, OTG and its stockholders and approved the merger agreement and the merger. The OTG board of directors, with one director recused, recommends that the stockholders of OTG vote "FOR" adoption of the merger agreement.

Opinion of JPMorgan H&Q

   Pursuant to an engagement letter dated February 1, 2002, Legato retained JPMorgan Securities Inc. as its financial advisor in connection with the proposed transaction and to render an opinion to the Legato board of directors as to the fairness to Legato of the consideration to be paid in the merger from a financial point of view. JPMorgan H&Q was selected by Legato's board of directors based on JPMorgan H&Q's qualifications, experience and reputation, as well as JPMorgan H&Q's historic investment banking relationship and familiarity with Legato. JPMorgan H&Q rendered its oral opinion to the Legato board of directors on February 18, 2002 (as subsequently confirmed in writing on February 20, 2002) that, as of that date, the consideration to be paid in the merger was fair, from a financial point of view, to Legato. The amount of the consideration was determined through negotiations between Legato and OTG and not as a result of recommendations by JPMorgan H&Q.

   THE FULL TEXT OF THE OPINION DELIVERED BY JPMORGAN H&Q TO THE LEGATO BOARD OF DIRECTORS DATED FEBRUARY 20, 2002, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY JPMORGAN H&Q IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE.

   JPMORGAN H&Q'S OPINION IS DIRECTED TO THE LEGATO BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO LEGATO OF THE CONSIDERATION TO BE PAID IN THE MERGER. JPMORGAN H&Q'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LEGATO STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE PROPOSED TRANSACTION.

   IN FURNISHING ITS OPINION, JPMORGAN H&Q DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT.

   The summary of JPMorgan H&Q's opinion set forth below is qualified in its entirety by reference to the full text of its opinion. Legato stockholders are urged to read the opinion carefully in its entirety.

   In connection with its review of the merger, and in arriving at its opinion, JPMorgan H&Q, among other things:

  .  reviewed the merger agreement dated February 20, 2002;

  . reviewed publicly available business and financial information concerning Legato and OTG and the industry in which they operate;

  . compared the proposed financial terms of the merger with the publicly available financial terms of transactions involving companies JPMorgan H&Q deemed relevant and the consideration received for such companies;

  . compared the financial and operating performance of Legato and OTG with publicly available information concerning other companies JPMorgan H&Q deemed relevant and reviewed the current and historical market prices of Legato and OTG common stock and publicly traded securities of the other companies;

  . reviewed external Wall Street research projections, as adjusted by members of the managements of Legato and OTG, relating to their respective businesses; and

  . performed other financial studies and analyses and considered other information as JPMorgan H&Q deemed appropriate for the purposes of the opinion.

   In giving its opinion, JPMorgan H&Q assumed and relied upon, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan H&Q by Legato and OTG, or otherwise reviewed by JPMorgan H&Q, and JPMorgan H&Q did not assume any responsibility or liability for that information. JPMorgan H&Q did not conduct any valuation or appraisal of any of the assets or liabilities of Legato or OTG, nor have any valuations or appraisals been provided to JPMorgan H&Q, nor did it conduct a physical inspection of the properties and facilities of Legato or OTG.

   In relying on financial analyses and forecasts provided to JPMorgan H&Q, JPMorgan H&Q assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Legato of the expected future results of operations and financial condition of Legato and OTG to which such analyses or forecasts related. JPMorgan H&Q also assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement. JPMorgan H&Q relied as to all legal matters relevant to rendering its opinion upon the advice of its counsel. JPMorgan H&Q further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Legato or OTG or on the contemplated benefits of the merger.

   JPMorgan H&Q's opinion was necessarily based upon market, economic and other conditions as in effect on, and that could be evaluated as of, the date of the opinion and any subsequent developments in those conditions would require a reevaluation of such opinion. JPMorgan H&Q does not have any obligation to update, revise or reaffirm its opinion. JPMorgan H&Q expresses no opinion as to the price at which Legato common stock may trade at any future time.

   The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description. Accordingly, JPMorgan H&Q believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses performed by JPMorgan H&Q in connection with its opinion. In arriving at its opinion, JPMorgan H&Q did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. JPMorgan H&Q did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the JPMorgan H&Q opinion.

   In performing its analyses, JPMorgan H&Q made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Legato and OTG. The analyses performed by JPMorgan H&Q are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of the JPMorgan H&Q analysis of the fairness to Legato, from a financial point of view, of the consideration to be used in the merger. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

   The following is a brief summary of the material financial analyses performed by JPMorgan H&Q in connection with providing its opinion to the Legato board of directors on February 18, 2002, as subsequently confirmed in writing on February 20, 2002. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

   Pro Forma Merger Analysis. JPMorgan H&Q analyzed the pro forma impact of the merger on the estimated financial results of Legato, for the fiscal year ending December 31, 2002. Projections for Legato and OTG were based on published Wall Street research estimates. OTG's 2002 estimated operating results were adjusted to conform to Legato's accounting policies. JPMorgan H&Q observed that, excluding the impact of goodwill impairment and the amortization of other tangibles and intangibles written-off in the acquisition, the pro forma accretive or dilutive impact of the merger on Legato's estimated fiscal 2002 cash earnings per share was accretive, based on an assumed closing date of May 15, 2002 and excluding any synergies.

   Contribution Analysis. JPMorgan H&Q derived implied offer prices based on Legato's and OTG's relative income statement contributions to the combined entity for calendar years 2001 and 2002. In addition to comparing Wall Street research estimates, JPMorgan H&Q evaluated the relative contributions using adjusted OTG financials based on Wall Street research estimates adjusted to conform to Legato's accounting policies. Implied offer prices were derived by calculating the implied value per share for OTG by applying the contribution percentage to the enterprise value of the combined entity, subtracting the net debt of OTG and dividing by the number of diluted shares outstanding for OTG as of February 15, 2002, the last trading day prior to the delivery of the oral opinion on February 18, 2002. JPMorgan H&Q used published Wall Street research estimates, adjusted by the managements of Legato and OTG, and disregarded any purchase accounting period adjustments. The results of this analysis are as follows:

                                                         OTG      Implied OTG
   Metric                                            Contribution Offer Price
   ------                                            ------------ -----------
   Actual 2001 revenue..............................     21.1%      $10.73
   Estimated 2002 revenue...........................     23.4%      $11.86
   Adjusted 2002 revenue............................     21.8%      $11.07
   Actual 2001 gross profit.........................     21.6%      $10.96
   Estimated 2002 gross profit......................     23.5%      $11.94
   Adjusted 2002 gross profit.......................     21.8%      $11.07

   Analysis of Selected Public Companies. Using published Wall Street research estimates, JPMorgan H&Q compared, among other things, trading and valuation statistics for OTG to corresponding measures for nine publicly traded comparable companies. The companies that JPMorgan H&Q reviewed in connection with this analysis were:

  .  BMC Software, Inc.                       .  NetIQ Corporation

  .  Computer Associates International, Inc.  .  Precise Software Solutions Ltd.

  .  Compuware Corporation                    .  Quest Software, Inc.

  .  Embarcadero Technologies, Inc.           .  Veritas Software Corporation

  .  Legato Systems, Inc.

   JPMorgan H&Q derived estimated revenue multiples to enterprise value for the calendar year ending December 31, 2002 revenues of these public companies. The results of this analysis are as follows:

   Metric                                       Median Multiple Mean Multiple
   ------                                       --------------- -------------
   Enterprise Value 2002 Revenue...............      4.1x           4.7x

   JPMorgan H&Q then applied the median and mean of these revenue multiples to OTG's estimated calendar year 2002 revenues, adjusted to reflect Legato's revenue recognition policy, to derive an implied equity value for OTG based on these multiples, and an implied price per share based on the diluted number of shares of OTG's common stock as of February 15, 2002. This methodology implied OTG per share prices of $10.80, and $12.10 using 2002 median and mean of revenue multiples, respectively. JPMorgan H&Q observed that the OTG offer price per share of $11.75 as of February 18, 2002 based on an exchange ratio of
0.6876 and $2.50 cash consideration was in the estimated range of $10.80-$12.10 per share under this analysis.

   JPMorgan H&Q noted that none of the selected companies was identical to OTG and that any analysis of the selected companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading values.

   Analysis of Selected Precedent Transactions. JPMorgan H&Q reviewed the purchase price paid in selected comparable transactions in the enterprise software sector which JPMorgan H&Q deemed relevant. JPMorgan H&Q then compared the aggregate values of these transactions as a multiple of estimated next twelve month revenues with the corresponding multiples for OTG as implied by the cash consideration and exchange ratio in the merger. Using the mean and median calendar year 2002 revenue multiples implied by the selected transactions, JPMorgan H&Q derived an implied aggregate value for OTG which was then used to derive an implied per share value range for OTG common stock of $8.80-$13.60 per share. JPMorgan H&Q observed that the OTG offer price per share of $11.75 as of February 18, 2002 based on an exchange ratio of 0.6876 and $2.50 cash consideration was in the estimated range of $8.80-$13.60 per share under this analysis.

           Enterprise Value / 1-year Forward Revenue         Multiple
           -----------------------------------------         --------
           Mean.............................................   5.4x
           Median...........................................   3.1x

   Discounted Cash Flow Analysis. JPMorgan H&Q performed an analysis of the implied present value per share of OTG common stock on a stand-alone basis based on OTG's estimated free cash flows using Wall Street research estimates that were publicly available as of February 18, 2002 as adjusted by members of the management of OTG. JPMorgan H&Q observed that the OTG offer price per share of $11.75 as of February 18, 2002 based on an exchange ratio of 0.6876 and $2.50 cash consideration was in the estimated range of $11.10-$14.80 per share under this analysis.

   JPMorgan H&Q, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. JPMorgan H&Q has acted as a financial advisor to the board of directors of Legato in connection with the proposed merger, and JPMorgan H&Q will receive a fee for its services, which include the rendering of its opinion.

   In the past, JPMorgan H&Q has provided investment banking and other financial advisory services to Legato and has received fees for rendering these services. In the ordinary course of business, JPMorgan H&Q acts as a market maker and broker in the publicly traded securities of Legato and OTG and receives customary compensation in connection with those trading activities, and also provides research coverage for Legato. In the ordinary course of business, JPMorgan H&Q actively trades in the equity and derivative securities of Legato and OTG for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. JPMorgan H&Q may in the future provide investment banking or other financial advisory services to Legato or OTG.

   Pursuant to an engagement letter dated February 1, 2002, Legato has agreed to pay JPMorgan H&Q a customary fee for its services, a portion of which is payable in connection with delivery of the fairness opinion, and a portion of which is payable upon consummation of the merger. Legato has also agreed to reimburse JPMorgan H&Q for its reasonable out-of-pocket expenses and to indemnify JPMorgan H&Q against liabilities, including liabilities under the federal securities laws, relating to or arising out of JPMorgan H&Q's engagement as financial advisor to the Legato board of directors.

Opinion of Goldman, Sachs & Co.

   Goldman Sachs rendered its oral opinion to OTG's board of directors, which was subsequently confirmed in writing, to the effect that based upon and subject to the factors and assumptions set forth in the opinion, the
0.6876 shares of Legato common stock and $2.50 in cash consideration to be received for each share of OTG common stock in the merger was fair from a financial point of view to the holders of OTG common stock.

   The full text of the written opinion of Goldman Sachs, dated February 20, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this document. Goldman Sachs provided its opinion for the information and assistance of OTG's board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of OTG's common stock should vote with respect to the merger. OTG stockholders are urged to, and should, read such opinion in its entirety.

   In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  .  the merger agreement;

  . the Registration Statement on Form S-1, including the prospectus contained therein dated March 10, 2000, of OTG filed in connection with the initial public offering of the shares of common stock of OTG;

  . the Annual Report to Stockholders and Annual Report on Form 10-K of OTG for the year ended December 31, 2000, a draft, dated January 28, 2002, of the Annual Report on Form 10-K of OTG for the year ended December 31, 2001, and Annual Reports to Stockholders and Annual Reports on Form 10-K of Legato for the five years ended December 31, 2000;

  . certain interim reports to stockholders and Quarterly Reports on Form 10-Q of OTG and Legato;

  . certain other communications from OTG and Legato to their respective stockholders; and

  . certain internal financial analyses and forecasts for OTG and Legato prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of OTG and Legato to result from the transaction contemplated by the merger agreement.

   Goldman Sachs also held discussions with members of the senior managements of OTG and Legato regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies, including discussions with members of the senior management of OTG regarding their assessment of the risks and uncertainties of OTG achieving the internal financial forecasts prepared by the management of OTG and with OTG and its outside counsel regarding the pending stockholder litigation against Legato, including the possible outcomes of such litigation.

   In addition, Goldman Sachs:

  . reviewed the reported price and trading activity for OTG common stock and Legato common stock;

  . compared certain financial and stock market information for OTG and Legato with similar information for certain other companies the securities of which are publicly traded; and

  . reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax, legal and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of OTG or Legato or any of their subsidiaries and Goldman Sachs has not been furnished with any evaluation or appraisal of either company or any of their subsidiaries. Goldman Sachs assumed that OTG and Legato will obtain all material governmental, regulatory or other consents, waivers and approvals in connection with the consummation of the transactions contemplated by the merger agreement which, if not obtained, would result in an adverse effect on OTG or Legato or on the expected benefits of the transaction contemplated by the merger agreement.

   Goldman Sachs noted that provisions of the merger agreement have the effect that the OTG common stock owned by Mr. Kay and entities affiliated with him in the aggregate will be converted into 0.6876 shares of common stock of Legato and $2.50 in cash multiplied by the number of such shares of common stock of OTG, but that the allocation of such aggregate consideration among Mr. Kay and those entities may result in a different consideration allocation than 0.6876 shares of common stock of Legato and $2.50 in cash per share of common stock of OTG among such holders; Goldman Sachs expressed no view regarding those provisions of the merger agreement.

   The following summarizes the material financial analyses used by Goldman Sachs in connection with providing its opinion to the board of directors of OTG. The summary does not purport to be a complete description of the analyses performed or factors considered by Goldman Sachs. The order of the analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs.

   The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

   Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for OTG common stock and Legato common stock for the period from the initial public offerings of the common stock of OTG and Legato, respectively, to February 15, 2002. Goldman Sachs observed that the high, low and average closing prices of shares of OTG common stock from the initial public offering of the common stock of OTG to February 15, 2002 were $56.19, $4.50 and $16.89, respectively. Goldman Sachs observed that the high, low and average closing prices of shares of OTG common stock for the six-month period ended February 15, 2002 were $12.47, $4.50 and $7.88, respectively. OTG common stock closed at $10.03 per share on February 15, 2002. Goldman Sachs observed that the high, low and average closing prices of shares of Legato common stock from the initial public offering of the common stock of Legato to February 15, 2002 were $79.25, $2.94 and $15.99, respectively. Goldman Sachs observed that the high, low and average closing prices of shares of Legato common stock for the six-month period ended February 15, 2002 were $17.43, $4.76 and $10.80, respectively. Legato common stock closed at $13.45 per share on February 15, 2002.

   Goldman Sachs also described, for the six-month period ended February 15, 2002, the comparative stock performance of the common stock of (a) OTG; (b) Legato; (c) a composite of storage and systems management software companies consisting of the following companies: BMC Software, Inc., Computer Associates International, Inc., StorageNetworks, Inc. and Veritas Software Corporation;
(d) a composite of storage hardware companies consisting of the following companies: Advanced Digital Information Corporation, Compaq Computer Corporation, Quantum Corporation, EMC Corporation, Hewlett-Packard Company, Maxtor Corporation, Network Appliance, Inc. and Storage Technology Corporation; and (e) the Nasdaq Composite Index. Goldman Sachs observed that over the six-month period ended February 15, 2002, the closing market prices for each specified company or group appreciated or depreciated as set forth below:

                         Comparative Stock Performance

                                                                 Six Months
                                                                   Total
                                                                Appreciation
                                                                ------------
    OTG........................................................      59%
    Legato.....................................................      41%
    Storage and Systems Management Software....................     -14%
    Storage Hardware...........................................       9%
    Nasdaq Composite Index.....................................      -6%

   Goldman Sachs also reviewed historical ratios for the exchange of OTG common stock into Legato common stock, for selected periods ended February 15, 2002. These ratios were based on the daily closing prices, obtained from FactSet Research Systems Inc., a supplier of online integrated financial and economic information, of the

OTG common stock and the Legato common stock during the period, as adjusted to reflect the proportion of the total consideration to be paid in Legato common stock. This analysis indicated the following historical exchange ratios, adjusted for the $2.50 per share cash consideration, and implied premiums relative to the exchange ratio of 0.6876 of a share of Legato common stock for each share of OTG common stock as provided in the merger agreement:

                  Historical Adjusted Exchange Ratio Analysis

                                                        Historical
                                                         Adjusted
                                                         Exchange
                                                          Ratios   Premium
                                                        ---------- -------
      30-day average...................................   0.5801    18.5%
      60-day average...................................   0.5780    19.0%
      90-day average...................................   0.5621    22.3%

   Goldman Sachs also reviewed the historical closing price for OTG common stock on February 15, 2002 and the average closing price of OTG common stock for certain periods ended on February 15, 2002, and compared the closing prices to the $11.75 implied per share value of the consideration to be received by the holders of OTG common stock in the merger based on the closing price of Legato common stock on February 15, 2002. The following table presents the premium of such implied per share value to the closing prices of OTG common stock for the periods presented:

                             OTG Premium Analysis

                                                                  Premium
                                                                  -------
      February 15, 2002..........................................   17.1%
      10-day average.............................................   13.8%
      30-day average.............................................    5.9%
      60-day average.............................................   17.0%
      90-day average.............................................   33.8%
      180-day average............................................   58.2%
      One-year average...........................................   60.4%
      Six-month high.............................................   -5.8%
      Six-month low..............................................  161.1%

   Goldman Sachs also reviewed the closing prices of OTG shares and Legato shares as of February 19, 2002, the implied value per OTG share of the consideration to be received by the holders of OTG shares in the merger based on the closing price of Legato shares as of February 19, 2002 and the premium of such implied value per OTG share to the closing price of OTG shares on February 19, 2002.

   Selected Companies Analysis. Goldman Sachs reviewed and compared selected financial multiples for OTG and Legato with corresponding financial multiples for the following companies in the storage and systems management software and storage hardware industries: (a) Advanced Digital Information Corporation; (b) BMC Software, Inc.; (c) Computer Associates International, Inc.; (d) Maxtor Corporation; (e) Network Appliance, Inc.; (f) Quantum Corporation; (g) StorageNetworks, Inc.; (h) Storage Technology Corporation; and (i) Veritas Software Corporation.

   Goldman Sachs selected the aforementioned companies for comparison because they are publicly traded companies in the storage and systems management software and storage hardware industries with operations that for purposes of analysis may be considered similar, in varying degrees, to the operations of OTG and Legato. The multiples were calculated using the closing price per share for OTG and Legato and each of the selected companies on February 15, 2002, Wall Street research revenue estimates and Institutional Brokers Estimate System, or IBES, earnings estimates.

   The following table lists the enterprise value-to-revenue multiples for OTG, Legato and the comparison companies based on 2002 revenue estimates.

                     Enterprise Value-to-Revenue Multiples

                                                                       2002E
                                                                       -----
   Veritas Software Corporation....................................... 8.4x
   Network Appliance, Inc............................................. 7.2x
   Legato............................................................. 4.1x
   OTG................................................................ 3.4x
   Computer Associates International, Inc............................. 3.2x
   BMC Software, Inc.................................................. 2.5x
   Advanced Digital Information Corporation........................... 1.6x
   Quantum Corporation................................................ 1.3x
   StorageNetworks, Inc............................................... 1.2x
   Storage Technology Corporation..................................... 1.0x
   Maxtor Corporation................................................. 0.3x

   The following table lists the price-to-earnings per share multiples for OTG, Legato and the comparison companies based on 2003 earnings estimates.

                     Price-to-Earnings Per Share Multiples

                                                                   2003E
                                                               --------------
   Legato.....................................................     70.8x
   Network Appliance, Inc.....................................     67.3x
   Veritas Software Corporation...............................     40.7x
   OTG........................................................     35.8x
   Quantum Corporation........................................     35.1x
   BMC Software, Inc..........................................     31.8x
   Advanced Digital Information Corporation...................     25.7x
   Maxtor Corporation.........................................     25.1x
   Storage Technology Corporation.............................     21.4x
   Computer Associates International, Inc.....................      9.1x
   StorageNetworks, Inc....................................... Not Meaningful

   Pro Forma Merger Analysis. Goldman Sachs performed pro forma analyses of the financial impact of the transaction contemplated by the merger agreement on Legato based on estimates for OTG prepared by the management of OTG, estimates for Legato prepared by the management of Legato, estimates for OTG and Legato provided by IBES, synergies resulting from the transaction contemplated by the merger agreement estimated by the managements of OTG and Legato, and publicly available information. Goldman Sachs compared the estimated 2002 earnings per share of Legato on a stand-alone basis to the estimated 2002 earnings per share of the combined company based on the consideration to be paid in the merger and assuming, in the alternative, no synergies are achieved and that the synergies estimated by the managements of OTG and Legato are achieved. These analyses indicated that the transaction contemplated by the merger agreement would be accretive to the estimated 2002 earnings per share of Legato.

   Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information for OTG and Legato based on estimates for OTG prepared by the management of OTG, estimates for Legato prepared by the management of Legato, Wall Street research analyst estimates dated January 30, 2002 for OTG, median Wall Street research estimates for Legato and publicly available information. In addition, this analysis was based on an implied ownership by the OTG stockholders of 21% of the equity of the combined company, or the equivalent of 24.7% when adjusted for the $2.50 per share cash consideration. The information that Goldman Sachs reviewed included estimated sales, gross profit and net income for 2002 and 2003. Goldman Sachs analyzed the relative contributions of each of OTG and Legato for each of the aforementioned metrics to the combined company on a pro forma basis before taking into account any of the expected synergies estimated by the managements of OTG and Legato to be achievable following the consummation of the merger. The following table presents the results of this analysis:

                  Contribution of OTG to the Combined Company

  Equity Market Value.................................................. 22.0%

                                 Sales               Gross Profit            Net Income
                         ---------------------  ---------------------  ---------------------
                                      Based on               Based on               Based on
                                        Wall                   Wall                   Wall
                           Based on    Street     Based on    Street     Based on    Street
                         Managements' Research  Managements' Research  Managements' Research
Year                      Estimates   Estimates  Estimates   Estimates  Estimates   Estimates
----                     ------------ --------- ------------ --------- ------------ ---------
2002E...................     24.9%      24.8%       25.4%      25.0%       54.2%      84.1%
2003E...................     27.7%      25.3%       28.1%      25.8%       39.6%      35.7%

   Pending Legato Litigation. Goldman Sachs calculated ranges of hypothetical impacts on the premium to be realized by OTG's stockholders in the transaction and on Legato's estimated 2002 earnings per share, in each case resulting from a hypothetical settlement of the pending stockholder litigation against Legato. These calculations were based on (a) Legato management's 2002 earnings per share estimate for Legato, (b) a range of hypothetical settlement amounts for the litigation which OTG management told Goldman Sachs to use, (c) a hypothetical settlement funded by a combination of cash and shares of Legato common stock and (d) a portion of the settlement amount being satisfied by available coverage under Legato's existing insurance policies.

   For purposes of the premium analysis, Goldman Sachs calculated a range of hypothetical reductions, resulting from the range of hypothetical litigation settlement amounts, in the implied value per share of OTG common stock of the merger consideration (using the February 15, 2002 closing price of shares of Legato common stock) by dividing the hypothetical range of litigation settlement amounts, as adjusted for the satisfaction of a portion of the settlement by available coverage under Legato's existing insurance policies, and as adjusted for the fraction of the combined company to be owned by OTG's stockholders, by the fully diluted number of shares of OTG common stock as of February 15, 2002. All cases considered in this analysis indicated that the implied value per share of OTG common stock of the merger consideration, after giving effect to reductions resulting from the range of hypothetical litigation settlement amounts, represented a premium to the closing price of shares of OTG common stock on February 15, 2002. This analysis does not necessarily reflect the actual effect that a settlement of the stockholder litigation might have on the market price of shares of Legato common stock. For purposes of the earnings analysis, Goldman Sachs calculated a range of hypothetical reductions, resulting from the range of hypothetical litigation settlement amounts, in Legato's estimated 2002 earnings per share.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman

Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to OTG or Legato or the contemplated transaction. The analyses were prepared solely for purposes of providing an opinion to the OTG board of directors as to the fairness from a financial point of view to the holders of OTG stock of the 0.6876 shares of common stock of Legato and $2.50 in cash consideration to be received for each share of OTG common stock by the holders pursuant to the merger agreement. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of OTG, Legato, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

   As described above, Goldman Sachs' opinion to the board of directors of OTG was one of many factors taken into consideration by the board of directors of OTG in making its determination to approve the transaction contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this document.

   Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with OTG having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs also has provided certain investment banking services to Legato from time to time, including having acted as Legato's financial advisor in connection with its acquisition of Intelliguard Software, Inc. in April 1999. In addition, Goldman Sachs may provide investment banking services to Legato in the future. The board of directors of OTG selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of OTG or Legato for its own account and for the accounts of customers.

   Pursuant to the terms of its engagement letter with Goldman Sachs, OTG has agreed to pay customary fees payable upon consummation of the transaction contemplated by the merger agreement. OTG also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

Interests of OTG Directors and Officers in the Merger

   In considering the recommendation of the OTG board of directors to vote for the proposal to adopt the merger agreement, stockholders of OTG should be aware that members of OTG's management team have agreements or arrangements that provide them with benefits if the merger is completed which results in those persons having interests in the merger that differ from those of other OTG stockholders. The OTG board of directors was aware of these agreements in determining to recommend to the OTG stockholders that they vote for the proposal to adopt the merger agreement.

   Appointment of Richard A. Kay to Legato Board of Directors, Stock Options and Employment Arrangements. Upon the completion of the merger, Legato has agreed to appoint Mr. Richard A. Kay, OTG's chairman, chief executive officer and president, as a director of Legato. Mr. Kay is expected to become the chief executive officer of the OTG business group of Legato, reporting to Mr. Wright.

   Pursuant to Mr. Kay's existing employment agreement with OTG, in the event that OTG terminates him without cause (as defined in the Agreement) or he terminates his employment with cause, following a merger of OTG, he is entitled to severance benefits, including an amount equal to the greater of the compensation remaining to be paid to him through December 31, 2003, or 12 months salary and annual bonus. Under this agreement, Mr. Kay is also entitled to a gross-up payment to be made by OTG in the amount of any excise taxes imposed on the executive in the event of a change of control of OTG.

   Upon completion of the merger, stock options granted to Mr. Kay in May 2001 to purchase 250,000 shares of OTG common stock, with an exercise price equal to the then current market price of $6.25 per share, will become fully vested.

   Allocation of Merger Consideration and Voting Agreement. The merger agreement allocates the consideration to be received by Mr. Kay and some of the family trust entities for which he is entitled to act in a manner that is different than other OTG stockholders. This allocation does not increase the total merger consideration paid by Legato in connection with the merger or paid to Mr. Kay and the family trust entities. The total merger consideration, stock and cash, that would otherwise have been issuable to Mr. Kay and those entities will be allocated to provide Mr. Kay with an additional amount in cash equal to the amount those entities would have otherwise received, and the other entities with the number of shares of Legato common stock Mr. Kay would have otherwise received, having a value, as of February 20, 2002, equal to the additional cash Mr. Kay received.

   In connection with entering into the merger agreement, Legato required Mr. Kay and entities for which he is entitled to act to execute a voting agreement and proxy which among other things, restricts the transfer of those shares. See "--Voting Agreement and Proxy" on page 59.

   OTG Officers' Employment and Arrangements with Legato. In connection with the merger agreement, Legato required that the following individuals enter into new employment arrangements with Legato:

                                                              Expected position in the
          Name                    Title with OTG            OTG business group of Legato
          ----                    --------------            ----------------------------
Ms. Amena Ali            senior vice president, marketing senior vice president, marketing
                         and strategy                     and strategy

Mr. F. William Caple     executive vice president,        executive vice president
                         director and secretary

Mr. Michael J. Del Rosso chief technology officer         chief technology officer

Mr. Grant Wagner         senior vice president of sales   senior vice president of
                                                          worldwide sales

   The agreements take effect upon the consummation of the merger and would replace the current OTG arrangements with those individuals. Among other things, each of these agreements provides for the payment of salaries and bonuses. Pursuant to the new agreements, upon completion of the merger, in exchange for waivers of existing rights to benefits and accelerated vesting with respect to outstanding OTG options, each of Ms. Ali and Messrs. Caple, Del Rosso and Wagner, would receive:

  . severance payments in an amount equal to twelve months of his or her base salary, and a pro rata share of his or her annual bonus, as well as the provision of fringe benefits for twelve months after the date of termination;

  . a retention bonus in the amount of $100,000, to be paid in two equal installments on July 1, 2003 and December 31, 2003 if employee completes continuous employment with Legato from the closing of the merger through December 31, 2003 or if he or she is terminated prior to such time other than for cause or if he or she terminates for good reason (as defined in the agreements); and

  . options to purchase 75,000 shares of Legato common stock with an exercise price equal to the closing price of Legato common stock on the date of the closing of the merger.

   Mr. Ronald W. Kaiser, chief financial officer and treasurer of OTG, entered into an amendment to his existing employment agreement with OTG, which would take effect upon the consummation of the merger. Pursuant to the amendment to Mr. Kaiser's employment agreement with OTG, Mr. Kaiser agreed to waive his right to accelerated vesting of his stock options upon the completion of the merger until the earliest of December 31, 2002, or at such earlier time as may be mutually agreed to or upon his termination without cause by Legato, in exchange for the right to receive a cash payment of $60,000 upon the completion of his continuous service from the closing of the merger through December 31, 2002, or upon his earlier termination without cause by Legato. Under the amendment, Mr. Kaiser is only entitled to accelerated vesting of his stock options if he completes continuous service through December 31, 2002 or is earlier terminated as described in the prior sentence.

   Existing Employment and Severance Arrangements with OTG Officers. Each of OTG's executive officers, Messrs. Kay, Caple and Kaiser, are parties to agreements with OTG. Mr. Kay's employment agreement is described above. Under their respective agreements, Mr. Caple and Mr. Kaiser are entitled to severance payments including 12 months salary in the event that either of them are terminated by OTG without cause or if they terminate their employment for good reason. Furthermore, each of Mr. Caple and Mr. Kaiser are entitled to accelerated vesting with respect to 50% of the outstanding options held by them upon a change of control of OTG. If Mr. Caple or Mr. Kaiser is terminated within 12 months of the change of control, other than for cause, then all outstanding options held by the terminated individual will become vested immediately. Finally, each is also entitled to a gross-up payment to be made by OTG in the amount of any excise taxes imposed on them in the event of a change of control of OTG. Upon completion of the merger, Mr. Caple's agreement would be replaced and Mr. Kaiser's agreement would be amended as described above.

   In addition, other OTG officers who are not executive officers are parties to employment or severance agreements with OTG and will have options which by their terms will accelerate upon completion of a change of control of OTG, such as the merger. In the case of Ms. Ali and Messrs. Del Rosso and Wagner, upon completion of the merger, these agreements would be replaced by the agreements described above.

   Consulting and Investment Banking Arrangements. Mr. John Burton, a member of the OTG board of directors, is the managing director of Updata Capital, Inc. Updata provides consulting services for Legato. Upon completion of the merger, Updata will receive a fee of $500,000 from OTG in connection with services rendered to OTG relating to the merger. Mr. Burton recused himself from the OTG board deliberations concerning the transaction.

   Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, Legato will indemnify and hold harmless, and pay all applicable expenses to, all past and present directors and officers of OTG and its subsidiaries in all of their capacities, for acts or omissions occurring at or prior to the completion of the merger:

  . to the same extent they were indemnified pursuant to OTG's certificate of incorporation, bylaws and indemnification agreements with any directors and officers of OTG and its subsidiaries; and

  .  to the fullest extent permitted by law, in each case for acts or omissions.

   The merger agreement also provides that OTG will purchase a run-off insurance policy covering claims made in the six years after the completion of the merger for a premium of up to $3.0 million, or substitute for the current policy a policy or policies with comparable coverage. If coverage should lapse, Legato is required to provide insurance, but Legato will not be required to pay aggregate premiums for insurance in excess of 150% of the aggregate premiums paid by OTG for coverage of its directors and officers in the twelve-month period prior to the completion of the merger.

Appraisal Rights

   Under Delaware law, OTG stockholders are entitled to dissenters' appraisal rights in connection with the merger. Section 262 of the Delaware General Corporation Law will govern the exercise of those appraisal rights. The full text of Section 262 is attached as Annex D to this document for your review.

   The following summary of the provisions of Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of Annex D. If a holder of OTG common stock:

  . files written notice with OTG of an intention to exercise rights to appraisal of shares prior to the special meeting;

  .  does not vote in favor of the merger; and

  .  follows the procedures set forth in Section 262,

the holder will be entitled to be paid the fair value of the shares of OTG common stock as to which appraisal rights have been perfected. The fair value of shares of OTG common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. A vote against the merger will not, by itself, constitute appropriate demand for appraisal rights under Section 262.

   The shares of OTG common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to as "dissenting shares."

   Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, like a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights. A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates.

  . If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent or the record owner or owners.

  . A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners and not exercise rights with respect to the shares held for other beneficial owners. In that case, the written demand should state the number of shares for which appraisal rights are being demanded.

   When no number of shares is stated, the demand will be presumed to cover all shares held of record by the holder. If you demand appraisal of your shares under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, your shares will be converted into a right to receive the merger consideration in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

  .  the merger is abandoned;

  . the dissenting stockholder fails to make a timely written demand for appraisal;

  . the dissenting shares are voted in favor of adoption of the merger agreement;

  . neither OTG nor the dissenting stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

  . the dissenting stockholder delivers to OTG within 60 days of the effective date of the merger, or thereafter with OTG's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

   Within ten days after the effective date of the merger for cash consideration, OTG must mail a notice to all stockholders who have complied with the procedures described above, notifying stockholders of the effective date of the merger. Within 120 days after the effective date, holders of OTG common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from OTG a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

   Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of your appraisal rights, in which event you will be entitled to receive the merger consideration with respect to the dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262, if you are considering objecting to the merger, you should consult your own legal advisor.

Material United States Federal Income Tax Consequences of the Merger

   The following discussion describes the material federal income tax consequences of the merger generally applicable to the OTG stockholders upon the exchange of their OTG common stock for Legato common stock and cash in the merger. This discussion addresses only those stockholders who hold OTG common stock as a capital asset and will hold Legato common stock received in the merger as a capital asset.

   This discussion does not address all federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances (including, in particular, the tax consequences of the merger to Mr. Kay and the entities for which he serves as trustee), to stockholders that are subject to special rules, like financial institutions, tax-exempt organizations, insurance companies, dealers in securities and foreign stockholders, to stockholders who hold OTG common stock as part of a straddle, hedge or conversion transaction, to stockholders who acquired OTG common stock pursuant to the exercise of employee stock options or otherwise as compensation, to stockholders who are deemed to receive Legato common stock or cash in the merger in exchange for services or property, other than solely OTG common stock, or to stockholders whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code").

   The following discussion is based upon and subject to the current provisions of the Code, applicable Treasury Regulations, judicial decisions and current administrative rulings, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign and other laws are not addressed in this discussion. You are advised to consult your tax advisor as to the particular facts and circumstances which may be unique to you and also as to any estate, gift, state, local or foreign tax considerations arising out of the merger.

   Based upon the assumptions and representations referred to in this discussion, Brobeck, Phleger & Harrison LLP, counsel to Legato, has rendered an opinion to Legato and Hale and Dorr LLP, counsel to OTG, has rendered an opinion to OTG, that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that this discussion correctly describes certain material federal income tax consequences generally applicable to the OTG stockholders upon the exchange of their shares of OTG common stock for shares of Legato common stock and cash in the merger.

   In addition, it is a condition to the completion of the merger that Legato and OTG each receive an opinion from their respective counsel confirming their opinions that the merger will constitute a reorganization. If either Legato or OTG waives this condition to the merger or there is a material change in the anticipated tax consequences of the merger prior to the closing, the parties will recirculate this document and resolicit the vote of the OTG stockholders.

   The tax opinions of Legato's and OTG's counsel are conditioned upon the following:

  . the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement and in certificates received from Legato and OTG examined and relied upon by Brobeck, Phleger & Harrison LLP and Hale and Dorr LLP in connection with the merger;

  . that all covenants contained in the merger agreement will be performed without waiver or breach of any material provision;

  .  that the merger will be duly effected under applicable state law; and

  .  the assumptions specified in the opinions.

   Qualification of the merger as a "reorganization" will result in the following federal income tax consequences to the OTG stockholders:

   Exchange of OTG Common Stock for Legato Common Stock and Cash. An OTG stockholder will recognize gain (but not loss) limited to the lesser of (a) the amount of cash received and (b) the amount by which the fair market value of the Legato common stock and the cash received in the merger exceeds the stockholder's adjusted tax basis in the OTG shares surrendered. For this purpose, an OTG stockholder must calculate gain or loss separately for each share of OTG common stock surrendered in the merger and may not offset a loss recognized on one share against gain recognized on another share.

   An OTG stockholder will be required to treat any gain recognized upon the merger as capital gain or dividend income based on the rules prescribed under Sections 356 and 302 of the Code. Under these rules, each OTG stockholder will be treated for federal income tax purposes as if such stockholder had received only Legato common stock in the merger and immediately thereafter Legato had redeemed part of such stock in exchange for the cash actually distributed to the stockholder in the merger. The gain recognized by an OTG stockholder on the exchange will be taxed as capital gain if the deemed redemption from the stockholder (a) is a "substantially disproportionate redemption" of stock with respect to the stockholder, or (b) is "not essentially equivalent to a dividend" with respect to the stockholder. For purposes of testing the deemed redemption under these rules, an OTG stockholder will be considered to own, after the merger, Legato common stock owned, and in some cases constructively owned, by some individuals and entities related to the stockholder, as well as any Legato common stock that such stockholder, or related individuals or entities, has the right to acquire upon the exercise or conversion of options.

   The deemed redemption of an OTG stockholder's Legato common stock will be a "substantially disproportionate redemption" if, as a result of the deemed redemption, the ratio determined by dividing the number of shares of Legato common stock owned by the stockholder immediately after the merger by the total number of outstanding shares of Legato common stock is less than 80% of the same ratio calculated as if only Legato common stock, including the number of shares of Legato common stock with a value, determined at the effective time of the merger, equal to the cash portion of the merger consideration, were issued to the OTG stockholder in the merger.

   The deemed redemption of an OTG stockholder's Legato common stock will be "not essentially equivalent to a dividend" if the stockholder experiences a "meaningful reduction" in the stockholder's proportionate equity interest in Legato by reason of the deemed redemption. Although there are no definitive rules for determining when a meaningful reduction has occurred, the Internal Revenue Service has indicated in published rulings that a payment in redemption of stock will not be characterized as a dividend if the stockholder's percentage ownership interest in the subject corporation prior to the redemption is minimal, the stockholder exercises no control over the affairs of the corporation, and the stockholder's percentage ownership interest in the corporation is reduced in the deemed redemption.

   If neither of the redemption tests set forth above is satisfied, an OTG stockholder will be treated as having received a dividend equal to the amount of the stockholder's recognized gain, assuming that the stockholder's ratable share of the accumulated earnings and profits of OTG, and possibly of Legato, equals or exceeds that recognized gain.

   An OTG stockholder's basis in the Legato shares received will equal the stockholder's adjusted basis the stockholder's OTG shares increased by any taxable gain recognized as a result of the merger and reduced by the amount of cash received in the merger. An OTG stockholder's holding period of the Legato shares received will include the holding period of the OTG shares surrendered.

   Cash For Fractional Shares.   An OTG stockholder who receives cash in lieu
of a fractional share of Legato common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Legato. The amount of any gain or loss upon this deemed redemption will be equal to the difference between the ratable portion of the tax basis of OTG common stock exchanged in the merger that is allocated to the fractional share and the cash received for the fractional share. Any gain or loss will constitute long-term capital gain or loss if OTG common stock has been held by the holder for more than one year at the time of the consummation of the merger.

   Reporting Requirements.   Each holder of OTG common stock that receives
Legato common stock in the merger will be required to retain records and file with the stockholder's federal income tax return a statement setting forth facts relating to the merger. Additionally, unless an OTG stockholder provides a Form W-9 statement of its federal identification number or otherwise provides evidence of an exemption from withholding taxes, the cash payment received by that stockholder in connection with the merger will be subject to backup withholding tax. Amounts withheld may be refunded upon filing an appropriate tax return with the Internal Revenue Service.

   No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters addressed in this discussion. The tax opinions of counsel referred to herein will not bind the Internal Revenue Service, and the Internal Revenue Service may sustain a position contrary to the tax opinions. A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in an OTG stockholder recognizing taxable gain or loss with respect to each share of OTG common stock surrendered equal to the difference between the stockholder's basis in the OTG share and the fair market value, as of the effective time of the merger, of the Legato common stock and cash received in exchange therefor. In that case, an OTG stockholder's aggregate basis in the Legato common stock so received would be equal to the fair market value of the stock, and the stockholder's holding period for such stock would begin the day after the merger. In addition, a successful Internal Revenue Service challenge to the reorganization status of the merger would result in OTG recognizing taxable gain in an amount equal to the excess of the fair market value of its assets as of the effective time of the merger over its tax basis in the assets at such time.

Regulatory Matters

   Antitrust Considerations.   The merger is subject to the requirements of the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. Early termination of this waiting period was granted on March 22, 2002.

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   The Antitrust Division of the Department of Justice or the Federal Trade
Commission may challenge the merger on antitrust grounds after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws.

   Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Legato and OTG will prevail.

Restrictions on Sales of Shares by Affiliates of OTG

   The shares of Legato common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Legato common stock issued to any person who is deemed to be an "affiliate" of OTG at the time of the OTG special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of OTG and may include executive officers, directors and major stockholders of OTG. Affiliates may not sell their shares of Legato common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  .  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  .  any other applicable exemption under the Securities Act.

   Legato's registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of Legato common stock to be received by OTG's affiliates in connection with the merger. However, those shares may be sold subject to the volume and manner of sale limitations of Rule 145(d).

Delisting and Deregistration of OTG Common Stock after the Merger

   If the merger is completed, OTG's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

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                             THE MERGER AGREEMENT

  The following summary highlights selected information from the merger agreement, the complete text of which is attached to this document as Annex
  A. This summary may not contain all the information that is important to you. Legato and OTG urge you to read carefully the merger agreement in its entirety.

Effective Time

   Once all the conditions to the merger contained in the merger agreement have been satisfied or waived, Legato and OTG will complete the merger. The merger will become effective when the certificate of merger is filed with the Delaware Secretary of State.

Conversion and Exchange of OTG Stock

   At the effective time, each share of OTG common stock will be converted automatically into the right to receive 0.6876 of a share of Legato common stock plus a cash payment of $2.50, without interest, less any withholding taxes.

   As described under "Interests of OTG's Directors and Officers in the Merger," Mr. Kay and entities for which he is entitled to act will receive a different allocation of cash and stock than all other OTG stockholders, but will, as a group, receive the merger consideration equal to the consideration they would have received without the inter-entity allocation.

   No fractional shares of Legato common stock will be issued in the merger. Instead, fractional shares will be paid in cash, without interest, based on the closing price for Legato common stock reported by Nasdaq on the day on which the merger becomes effective.

Exchange of Certificates

   Soon after the effective time Computershare, the exchange agent, will mail to each record holder of OTG common stock a transmittal letter that record holders will use to exchange OTG common stock certificates for Legato common stock certificates, cash payment in lieu of for any fractional share of Legato common stock and the cash payment of $2.50 per share of OTG common stock. Additionally, after the effective time, holders of OTG common stock certificates can exchange their stock certificates for certificates evidencing Legato common stock and the cash payment of $2.50 per share of OTG common stock at the offices of the exchange agent. Do not attempt to surrender your certificate before the effective time.

   No dividends or other distributions on the Legato common stock that are declared or made after the merger and have a record date after the merger will be paid to OTG stockholders until they surrender their certificates.

OTG Stock Options

   At the effective time, each outstanding OTG stock option will be assumed by Legato and become an option to receive upon exercise, (a) $2.50 in cash, without interest, net of any withholding taxes, per Legato share underlying the stock option and (b) a number of shares of Legato common stock equal to the number of shares of OTG common stock underlying the OTG stock option immediately before the effective time of the merger, multiplied by the 0.6876 exchange ratio, rounded down to the nearest whole share, at an exercise price per share, rounded up to the nearest whole cent, equal to the exercise price per share of OTG common stock divided by 0.6876. All other terms and conditions of the OTG stock options will not change and the OTG stock options will operate in accordance with their terms, except to the extent senior employees have waived acceleration of the options in accordance with their terms, as described in "Interests of OTG's Directors and Officers in the Merger."

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Representations and Warranties

   The merger agreement contains representations and warranties of OTG relating to, among other things:

   .  corporate organizational matters;   .  tax matters;

   .  subsidiaries and affiliates;        .  environmental laws;

   .  capital structure;                  .  intellectual property;

   .  authorization, validity of          .  employment matters;
      agreement and necessary corporate
      actions;                            .  compliance with applicable laws;

   .  board approval of the merger and    .  contracts and commitments;
      applicable state anti-takeover
      laws;                               .  customers;

   .  the stockholder vote required to    .  information supplied in
      adopt the merger agreement;            connection with this document;

   .  consents and approvals required     .  opinion of financial advisor;
      to adopt the merger agreement;
                                          .  absence of certain payments;
   .  reports and financial statements;
                                          .  absence of payments prohibited by
   .  undisclosed liabilities of OTG;        the Foreign Corrupt Practices Act;

   .  absence of specified changes or     .  insider interests; and
      events;
                                          .  brokers and finders.
   .  litigation;

   .  employee benefits;

   The merger agreement contains representations and warranties of Legato relating to, among other things:

   .  corporate organizational matters;   .  information supplied in
                                             connection with this document;
   .  capital structure;
                                          .  compliance with applicable laws;
   .  authorization, validity of
      agreement, necessary corporate      .  tax matters;
      actions;
                                          .  environmental laws;
   .  OTG stock ownership;
                                          .  intellectual property;
   .  the stockholder vote required to
      approve the merger agreement;       .  absence of certain payments;

   .  consents and approvals required     .  absence of payments prohibited by
      to approve the merger agreement;       the Foreign Corrupt Practices Act;

   .  reports and financial statements;   .  opinion of financial advisor; and

   .  absence of specified changes or     .  brokers and finders.
      events;

   .  litigation;

Covenants

   The covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully the provisions of the merger agreement titled "Covenants."

  Interim Conduct of OTG Pending the Merger

   OTG agreed that, subject to specified exemptions, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement, or to the extent that Legato consents in writing,

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OTG and its subsidiaries will each conduct its respective business in the ordinary course, consistent with past practice, and will use commercially reasonable efforts to preserve its business organization and its existing relationships with licensors, customers, suppliers, distributors, creditors, business partners and others having business dealings with it. In addition to these agreements regarding the conduct of business generally, OTG has agreed that, subject to specified exceptions, neither it nor its subsidiaries will:

  .  amend its certificate of incorporation or bylaws;

  . issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock, any voting debt or other securities convertible into such securities, other than the granting of up to 400,000 options to non-executive officer employees consistent with past practices or the issuance of OTG stock pursuant to previous agreements upon the exercise of existing options and purchase rights;

  .  declare, set aside or pay dividends;

  . split, combine or reclassify any shares of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock;

  . redeem, purchase or otherwise acquire any shares of its capital stock other than share revesting arrangements entitling OTG to purchase shares from employees or consultants at the employee's or consultant's cost;

  . modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

  . adopt or implement a stockholder rights plan or poison pill that does not exempt the transactions described in this document;

  . incur, modify or assume any long-term indebtedness, or except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness in amounts not consistent with past practice; modify the terms of any indebtedness, other than modifications of short term debt in the ordinary course of business consistent with past practice;

  . assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other person except in the ordinary course of business consistent with past practice;

  . make any loans, advances or capital contributions to, or investments in, any other person, other than to or in wholly owned OTG subsidiaries or to employees as expense advances in the ordinary course of business consistent with past practice;

  . transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary course of business consistent with past practice;

  . make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan, other than to employees or consultants who are not officers or directors or affiliates of OTG in the ordinary course of business consistent with past practice;

  . make any loans to any of its officers, directors or employees, in excess of $200,000 in the aggregate, or make any change in its existing borrowing or lending arrangements for or on behalf of any of those persons pursuant to a company benefit plan or otherwise;

  . pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate, except payments or accruals made in the ordinary course of business consistent with past practice;

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  .  pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of OTG or any OTG subsidiary of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice;

  . adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, except payments or accruals made in the ordinary course of business consistent with past practice, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  . enter into any contract or transaction involving total consideration in excess of $400,000 other than in the ordinary course of business consistent with past practice;

  . revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by a change in GAAP occurring after the date of the merger agreement;

  . settle or compromise any pending or threatened suit, action or claim that relates to the merger or the settlement or compromise of which would involve more than $300,000 and does not obligate OTG to take or refrain from taking any action other than the payment of that amount, that would otherwise be material to OTG and OTG subsidiaries as a whole, or that relates to matters concerning OTG's or any subsidiary's intellectual property;

  . adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of OTG or any OTG subsidiary, other than the merger;

  . change any of the accounting methods used by it unless required by a change in GAAP occurring after the date of the merger agreement;

  . make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by a change in GAAP or change in the Internal Revenue Code or the regulations under the Internal Revenue Code occurring after the date of the merger agreement, enter into any closing agreement relating to material taxes, settle any claim or assessment relating to material taxes or consent to material taxes or any waiver of the statute of limitations for any such claim or assessment;

  . take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions of the merger not being satisfied, or materially impair the ability of OTG or Legato to consummate, or materially delay consummation of, the merger; or

  . enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  Interim Conduct of Legato Pending the Merger

   Legato agreed that during the period before completion of the merger, except to the extent OTG consents in writing, neither it nor its subsidiaries will:

  . adopt a plan of complete or partial liquidation, dissolution, merger or consolidation where Legato would become a subsidiary of a person;

  . enter into any transaction that would be reasonably likely to materially delay the consummation of the merger;

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

  . amend its certificate of incorporation or bylaws in a manner that would adversely affect Legato's common stock or amend, modify or waive any provisions of Legato's stockholders' rights plan or in a manner that would redeem the rights under the stockholders' rights plan or make those rights applicable to the merger, or in a manner that would adversely affect OTG's stockholders;

  .  declare or pay any dividends;

  . split, combine or reclassify any shares of its stock or redeem, purchase or otherwise acquire any shares of its stock;

  . take, or agree to take, any action that would reasonably be expected to result in any of the conditions of the merger not being satisfied, or that would materially impair the ability of Legato or Legato's merger subsidiary to consummate, or materially delay consummation of, the merger; or

  .  take, or agree to take any of the foregoing actions.

  No Solicitation of Competing Transactions

   The merger agreement contains detailed provisions prohibiting OTG from seeking a competing transaction. Under these "no solicitation" provisions, OTG has agreed that it, its affiliates and its subsidiaries will not, and OTG and its subsidiaries will cause each of their respective representatives, to not directly or indirectly:

  . encourage, solicit, participate in or initiate or resume discussions, inquiries, negotiations or other actions concerning a competing transaction including by furnishing or disclosing non-public information about OTG, or take any action designed to facilitate any discussions, inquiries, negotiations or any other action that could be expected to lead to the making of any proposals with respect to or concerning a competing transaction;

  . withdraw or modify or propose to withdraw or modify its position with respect to the merger agreement or the merger; or

  . approve or recommend or propose to approve or recommend or enter into any agreement with respect to any competing transaction.

   OTG's board of directors is not prohibited, however, from making disclosure to OTG's stockholders, as in the board's good faith determination, after consultation with outside counsel, is required under applicable law, or taking and disclosing to OTG's stockholders a position with respect to a tender or exchange offer pursuant to Rule 14d-9 or Rule 14e-2 under the Exchange Act. In addition, these restrictions will not prohibit OTG from furnishing information concerning OTG's business, properties or assets to, or entering into a confidentiality agreement that is no more permissive than OTG's confidentiality agreement with Legato with, or negotiating and participating in discussions and negotiations with, a third party in response to a competing transaction if:

  . neither OTG nor any of OTG's representatives have violated any of the "no solicitation" restrictions referred to above;

  . the third party has, on an unsolicited basis, submitted a bona fide written proposal to OTG's board of directors; and

  . OTG's board of directors determines in good faith, after consultation with its outside legal and financial advisors that such proposal is or may reasonably be expected to lead to a superior proposal.

   Under the "no solicitation" restrictions of the merger agreement, OTG has also agreed to immediately cease any activities, discussions or negotiations existing as of February 20, 2002, with respect to a competing transaction. OTG has in addition agreed that:

  . it will promptly notify Legato of the existence of any proposal, discussion, negotiation or inquiry of the type referred to in the "no solicitation" provisions of the merger agreement received by OTG, any OTG

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     subsidiary or any of their respective advisors, and promptly communicate to Legato the material terms of, and the identity of the parties making, any proposals or inquiries, or engaging in discussions;

  . it will promptly provide to Legato any non-public information concerning OTG provided to any other party and not previously provided to Legato; and

  . it will not enter into any agreement or understanding with a third party providing for the payment of fees and reimbursement of expenses of a third party if Legato makes a proposal in response to a superior proposal unless OTG terminates the merger agreement at the time it enters into that agreement with the third party.

   OTG's board of directors is not prohibited from withdrawing or modifying its approval of the merger agreement or its recommendation that OTG's stockholders vote in favor of adoption of the merger agreement, and may approve or recommend a superior proposal or terminate the merger agreement to enter into another agreement if first OTG provides Legato with at least 48 hours prior written notice that the OTG board of directors has received a superior proposal which it intends to accept, specifying the material terms and conditions of such proposal and identifying the person making the superior proposal.

   A "competing transaction" is any offer or proposal, other than by Legato, which contemplates any of the following:

  . any merger, consolidation, share exchange, reorganization, liquidation, dissolution, business combination or other similar transaction involving OTG pursuant to which the stockholders of OTG immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

  . any sale, lease, exchange, license, transfer or other disposition of fifteen percent or more of the consolidated assets, other than sales of inventory and non-exclusive licenses to customers in the ordinary course of business consistent with past practices, of OTG and its subsidiaries, in a single transaction or a series of transactions;

  . any tender offer or exchange offer for 15% or more of the outstanding voting securities of OTG or the filing of a registration statement under the Securities Act or a pre-commencement communication under the Exchange Act in connection with offers of those types; or

  . any public announcement of a proposal, plan or intention to do any of the foregoing, or any agreement to engage in any of the foregoing.

   "Superior proposal" means an unsolicited bona fide written offer to consummate a competing transaction, but changing the 15% amounts in the definition of competing transaction to 50%, not resulting from, arising out of or otherwise by virtue of any breach of the merger agreement, and with respect to which the board of directors of OTG determines in good faith:

  . has a reasonable likelihood of closing on terms which the board of directors of OTG determines in good faith, after consultation with a financial advisor of nationally recognized reputation regarding the consideration to be received by the OTG stockholders in the competing transaction from a financial point of view, would, if consummated, result in a transaction more favorable to OTG's stockholders than the merger, and

  . is capable of being, and likely to be, funded on the proposed terms, including committed financing, to the extent required.

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Conditions to the Merger

   Mutual Obligations.   Legato's and OTG's obligations to complete the merger
depend on the satisfaction or waiver by both companies of each of the following conditions:

  . the OTG stockholders will have adopted and the Legato stockholders will have approved the merger agreement;

  . no statute, rule or regulation shall have been enacted or promulgated by any governmental entity which prohibits the consummation of the merger and no injunction or order preventing the merger will have been issued by any court in effect precluding the merger and remain in effect, and the parties shall have used commercially reasonable efforts to prevent the entry of such restraints and to appeal as promptly as possible any such restraints that may be entered;

  . the waiting period requirement of the U.S. antitrust laws will have expired;

  . the registration statement of which this document is a part shall have become effective in accordance with the provisions of the U.S. securities laws and the registration statement and this document will not be subject to any stop order or any pending or threatened stop order proceedings; and

  . all consents of any governmental entity or third party, the failure of which to obtain would reasonably be expected to have a material adverse effect with respect to the corporation surviving the merger, shall have been obtained.

   "Material adverse effect" means a material adverse effect on or change with respect to:

  . the business, financial condition, assets, operations or results of operations of a party and its subsidiaries, taken as a whole, or

  . the ability of such party to timely consummate any of the transactions contemplated by the merger agreement.

   A material adverse effect will not result from, among other things:

  . general economic, financial, regulatory or political conditions in the United States or elsewhere,

  .  conditions affecting the computer software industry generally,

  . the execution and announcement of the merger agreement, the performance of a party's obligations thereunder, or the consummation of the transactions contemplated by the merger agreement; or

  . a decline in the market price of a party's securities in the capital markets.

   Legato's Obligations.   Legato's obligation to complete the merger is
subject to the satisfaction or waiver of the following conditions:

  . OTG's representations and warranties contained in the merger agreement will be true and correct in all respects as of February 20, 2002 and as of the closing date, as if made on the closing date, other than representations and warranties that speak only as of a specified date, except that any inaccuracies in OTG's representations and warranties will be disregarded if the inaccuracies would not have, and are not reasonably expected to have, individually or in the aggregate, a material adverse effect on OTG and OTG's subsidiaries;

  . OTG must have complied, in all material respects, with its obligations contained in the merger agreement;

  .  Legato will have received:

      . a tax opinion that the merger will constitute a reorganization for federal income tax purposes; and

      . a certificate executed by the chief financial officer and chief executive officer of OTG confirming that closing conditions have been satisfied; and

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  .  the holders of less than five percent of OTG's outstanding capital stock shall have delivered to OTG a demand for appraisal rights, and shall not have voted in favor of the merger or otherwise failed to perfect their appraisal rights.

   OTG's Obligations.   OTG's obligation to complete the merger are subject to
the satisfaction of the following conditions:

  . the representations and warranties made by Legato in the merger agreement will be true and correct in all respects as of February 20, 2002 and as of the closing date as if made on the closing date, other than representations and warranties that speak only as of a specified date, except that any inaccuracies in Legato's representations and warranties will be disregarded if the inaccuracies would not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Legato and Legato's subsidiaries;
  . Legato will have performed, in all material respects, all of its obligations contained in the merger agreement;

  .  OTG will have received:

      . a tax opinion that the merger will constitute a reorganization for federal income tax purposes; and

      . a certificate executed by the chief financial officer of Legato confirming that closing conditions have been satisfied;

  . the shares of Legato common stock to be issued in the merger shall have been approved for listing on the Nasdaq National Market, subject to notice of issuance.

   Each of the conditions to Legato's and OTG's obligation to complete the merger and other transactions contemplated by the merger agreement may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of by the applicable party.

Termination

   The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained:

  .  by mutual written consent of Legato and OTG;

  .  by either Legato or OTG if:

      . the merger is not completed on or before July 15, 2002 (or September 16, 2002 if the only remaining condition is the expiration of the waiting period under U.S. antitrust law), except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed on the applicable date;

      . any governmental entity issues an order, decree or ruling, or takes any other action, which Legato and OTG have used their commercially reasonable efforts to lift, permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action becomes final and nonappealable; or

      . the approval of either party's stockholders to adopt the merger agreement is not obtained at a duly convened meeting of that party's stockholders.

  .  by Legato if:

      . OTG's board of directors fails to recommend that OTG's stockholders vote in favor of the adoption of the merger agreement or withdraws or modifies or proposes to withdraw or modify its recommendation of adoption of the merger agreement;

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      .  OTG's board of directors approves or recommends or enters into an agreement with respect to a competing transaction, whether or not permitted by the terms of the merger agreement; or

      . OTG breaches in a material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which breach cannot be or has not been cured within thirty days after Legato has given OTG written notice of such breach, such that OTG's representations, warranties, covenants or other material obligations under the merger agreement would not be satisfied as of the time of such termination.

  .  by OTG if:

      . OTG gives Legato 48 hours notice that it intends to accept a superior proposal, complies with the requirements of the "no solicitation" provisions of the merger agreement, and pays Legato a termination fee; or

      . Legato breaches in a material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which breach cannot be or has not been cured within thirty days after OTG has given Legato written notice of such breach, such that Legato's representations, warranties, covenants, or other material obligations under the merger agreement would not be satisfied as of the time of termination.

   Effect of Termination.   If the merger agreement is terminated by either
party, the merger agreement will become void and Legato and OTG will have no liability under the merger agreement, assuming no fraud or willful material breach of the merger agreement has occurred. Provisions for no publicity, termination, termination fees and expenses and the general contract provisions will survive termination of the merger agreement.

   Termination Fee and/or Payment of Expenses Upon Termination.   The merger
agreement requires OTG to make a payment to Legato depending on the circumstances surrounding the termination. Specifically, if the agreement is terminated because:

  . OTG terminates the merger agreement 48 hours after OTG gives Legato notice it intends to accept a superior proposal and concurrently with or promptly following the termination enters into an agreement for, authorizes or consummates a superior proposal, where the failure to take the termination action, in the good faith judgment of OTG's board of directors after consultation with its independent legal counsel, would create a reasonable probability of a breach of the OTG board of directors' fiduciary duties to OTG and its stockholders under applicable law then OTG must pay to Legato the termination fee of $13.0 million;

  . Legato terminates the merger agreement after OTG's board of directors withdraws or modifies its approval of the merger agreement or its recommendation that OTG's stockholders vote in favor of the adoption of the merger agreement, or if OTG approves, recommends or accepts a competing transaction, then OTG must pay to Legato a termination fee of $13.0 million;

  . OTG failed to obtain the required vote at a stockholders meeting to approve the merger, then within five business days of receipt of an invoice, OTG will pay to Legato expenses incurred in connection with the merger agreement by Legato up to $2.6 million; however, if prior to the termination there was publicly announced a proposal for a competing transaction that was not withdrawn and within twelve months of the termination OTG accepted a competing transaction, then OTG will also pay Legato the termination fee of $13.0 million, less any previously reimbursed expenses; or

  . OTG terminates the merger agreement subsequent to July 15, 2002, the OTG stockholder meeting was not convened, prior to the termination there was publicly announced a proposal for a competing transaction that was not withdrawn, and within twelve months of the termination OTG accepts a competing transaction, then OTG will pay to Legato the termination fee of $13.0 million.

   The merger agreement requires Legato to pay OTG its expenses incurred in connection with the merger agreement up to $2.6 million if Legato fails to obtain the required vote at its stockholders meeting to approve the merger.

Expenses

   Legato and OTG will each pay 50% of the filing fees in connection with the merger under U.S. antitrust laws and costs of printing and mailing this document and of printing the registration statement. With the exception of the provisions above regarding termination fees and expenses, whether or not the merger is completed, all other expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees.

Amendment, Extension and Waiver

   The merger agreement may be amended, modified and supplemented by written agreement of the parties, by action taken by their respective boards of directors, at any time before or after the approval of the merger by the stockholders of Legato and OTG has been obtained. After the agreement has been approved by the stockholders of the respective companies, no amendment which under applicable law requires further approval of the stockholders may be made without such further approval. The parties may by written agreement:

  .  extend the time for performance under the merger agreement;

  . waive any inaccuracy in the representations and warranties of the other parties; or

  . waive compliance by the other parties with certain provisions of the merger agreement.

Voting Agreement and Proxy

   Legato entered into a voting agreement with Richard A. Kay and trusts and other entities for which he is entitled to act, pursuant to which Mr. Kay and those entities each granted an irrevocable proxy appointing Legato as his or its lawful attorney and proxy. The proxies give Legato the limited right to vote each of the 10,603,688 shares of the OTG common stock in the matters described below, subject to the voting agreement. As of the record date, these shares represented approximately 32% of the shares of OTG common stock outstanding. Legato is entitled to vote the shares subject to the voting agreement and proxy:

  . in favor of approval and adoption of the merger and the merger agreement and the transactions contemplated thereby and by the voting agreement;

  . in favor of any matter that could be reasonably expected to facilitate the merger; and

  . against any matter that could reasonably be expected to hinder, impede or delay the merger or materially adversely affect the merger and the transactions contemplated thereby and by the merger agreement and the voting agreement.

   The owners of the OTG common stock subject to the voting agreement may vote their shares on all other matters. The voting agreement terminates upon the earlier to occur of the date and time on which the merger becomes effective in accordance with the terms and provisions of the merger agreement and the date of termination of the merger agreement. The owners of the OTG common stock subject to the voting agreement have also agreed not to dispose of beneficial ownership of any of their shares during the term of the voting agreement.

       COMPARISON OF RIGHTS OF LEGATO STOCKHOLDERS AND OTG STOCKHOLDERS

   Legato and OTG are both organized under the laws of the State of Delaware. Any differences in the rights of holders of Legato capital stock and OTG capital stock arise primarily from differences among the companies' certificates of incorporation and bylaws. Upon completion of the merger, holders of OTG common stock will become holders of Legato common stock and their rights will be governed by Delaware law, the Legato amended and restated certificate of incorporation and the Legato bylaws.

   You are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of Legato and OTG. Copies of the certificate of incorporation and bylaws of Legato are exhibits to the registration statement that Legato filed with the SEC with respect to the offer and sale of shares of Legato common stock of which this document forms a part. See "Where You Can Find More Information."

      The following table summarizes the differences among the companies' organizational documents.

         Rights                    Legato                       OTG
------------------------- -------------------------- --------------------------
Capitalization            200,000,000 authorized     65,000,000 authorized
                          shares of common stock.    shares of common stock.

                          5,000,000 authorized       5,000,000 authorized
                          shares of preferred stock. shares of preferred stock.

                          No preferred stock         No preferred stock
                          currently outstanding.     currently outstanding.

Voting rights             One vote per common        One vote per common
                          share. No cumulative       share. No cumulative
                          voting.                    voting.

                          Preferred stock voting     Preferred stock voting
                          rights to be determined    rights to be determined
                          by the board.              by the board.

Number and election of    The bylaws provide that    The certificate of
  directors               the number of directors    incorporation and bylaws,
                          shall be determined by     as amended, provide for
                          resolution of the board.   not less than six nor
                          At present there are       more than thirteen
                          seven directors, each      directorships. Directors
                          elected annually.          are divided into three
                                                     classes for purposes of
                                                     election, with one class
                                                     standing for election
                                                     annually. At present,
                                                     there are seven directors.

                          Majority stockholder vote  A resolution of the board
                          required to change the     is required to change the
                          size of the board.         size of the board.

Vacancies on the board of Vacancies filled by a      Vacancies filled by a
  directors               majority of remaining      majority of remaining
                          directors.                 directors.

Power to call special     Power to call special      Power to call special
  meetings                meetings denied to         meetings denied to
                          stockholders               stockholders

Action by written consent Stockholders may not act   Stockholders may not act
  of stockholders         by written consent.        by written consent.

          Rights                     Legato                      OTG
 -------------------------- ------------------------- -------------------------
 Amendment of               The organizational        Two-thirds of the
   organizational documents documents may be amended, outstanding shares altered or repealed by a  entitled to vote are
                            majority of the           required to change
                            outstanding shares        provisions relating to:
                            entitled to vote.
                                                      .  the board of
                                                         directors, including
                                                         the number of members
                                                         and vacancies;

                                                      .  the prohibition
                                                         against stockholders
                                                         taking action by
                                                         written consent;

                                                      .  the prohibition
                                                         against the ability of
                                                         stockholders to call a
                                                         special meeting; and

                                                      .  the requirement that a
                                                         two-thirds stockholder
                                                         vote is required for
                                                         stockholder to amend
                                                         the bylaws.

 State anti-takeover        Governed by Section 203   Governed by Section 203
   statute                  of Delaware law.          of Delaware law.

 Limitation on director     Director liability        Director liability
   liability                limited to the fullest    limited to the fullest
                            extent permitted by law.  extent permitted by law.

 Indemnification of         Indemnification provided  Indemnification provided
   directors and officers   to fullest extent of      to fullest extent of
                            Delaware law.             Delaware law.

 Stockholders Rights Plan   Allows stockholders to    None.
                            dilute the economic and
                            voting power of an
                            acquiring person, unless
                            the rights are amended or
                            redeemed by Legato's
                            board of directors.

                                 LEGAL MATTERS

   The validity of the shares of Legato's common stock offered by this document will be passed upon for Legato by Brobeck, Phleger & Harrison LLP, San Francisco, California.

   Brobeck, Phleger & Harrison LLP, counsel for Legato, and Hale and Dorr LLP, counsel for OTG, will pass upon federal income tax consequences of the merger for Legato and OTG, respectively.

                                    EXPERTS

   The consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated in this document by reference to the Annual Report on Form 10-K of Legato for the year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of OTG and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

   Legato. The deadline for submitting stockholder proposals for inclusion in Legato's proxy statement and form of proxy for its annual meeting was December 13, 2001. March 15, 2002 was the last date on which notice of a stockholder proposal for that annual meeting would have been considered timely under Legato's bylaws.

   OTG. If the proposed merger is completed, OTG does not anticipate holding its 2002 annual meeting of stockholders. If the 2002 annual meeting of stockholders is held, and is held on a date which is less than 20 days prior to or less than 60 days after May 31, 2002, OTG must have received proposals of stockholders intended to be presented at the meeting at its principal office in Rockville, Maryland no later than January 3, 2002 for inclusion in the proxy statement for that meeting. In addition, OTG's by-laws require that it receive advance notice of stockholder nominations for election to its board of directors and of other matters that stockholders may wish to present at the 2002 annual meeting. OTG must receive this advance notice not less than 60 nor more than 90 days prior to the first anniversary of OTG's 2001 annual meeting, which was held on May 31, 2001. If the date of the 2002 annual meeting of stockholders is advanced by more than 20 days or delayed by more than 60 days from the anniversary date, a stockholder's notice must be received not earlier than the 90th day prior to the annual meeting and not later than the later of
(a) the 60th day prior to the annual meeting and (b) the 10th day following the day notice of the date was mailed or public disclosure was made, whichever first occurs. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that the business or nomination was not properly brought before the meeting and shall be disregarded.

                      WHERE YOU CAN FIND MORE INFORMATION

   Legato has filed with the SEC a registration statement on Form S-4 to register the shares of Legato's common stock to be offered and sold in connection with the merger. This document is a part of that registration statement. As permitted by the SEC, this document does not contain all of the information that is included in the registration statement or its exhibits.

   Legato and OTG both file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company, including Legato's registration statement related to the shares of common stock to be issued in connection with the merger, at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. You can obtain information about the SEC public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can obtain more information about Legato and the shares of common stock to be issued in the merger by reviewing the registration statement, along with its exhibits.

   Statements in this document regarding the contents of any contract or other document are not necessarily complete and you should refer to the copies of those contracts or documents filed as exhibits to the registration statement. All statements in this document are qualified in all respects by reference to the complete text of those contracts and documents.

   All information concerning Legato contained or incorporated by reference in this document has been furnished by Legato and all information concerning OTG contained or incorporated by reference in this document has been furnished by OTG.

   The SEC allows both Legato and OTG to "incorporate by reference" information into this document. This means that both Legato and OTG may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information modified or superseded by information in or incorporated by reference in this document. This document incorporates by reference the documents listed below that Legato and OTG have previously filed with the SEC. The documents contain important information about both Legato and OTG and their respective financial affairs.

   Legato's Filings with the SEC (File No. 000-26130):

   Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

   Current Report on Form 8-K filed on February 21, 2002;

   Description of common stock contained in the Registration Statement on Form 8-A; and

   Description of preferred stock purchase rights contained in the Registration Statement on Form 8-A.

   OTG's Filings with the SEC (File No. 000-29809):

   Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on April 11, 2002; and

   Current Report on Form 8-K filed on February 22, 2002.

   Legato and OTG each incorporate by reference into this document additional documents that either of them may file with the SEC between the date of this document and the date of the special meetings. These documents are periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy and information statements. You can obtain copies of the documents incorporated by reference from Legato or OTG as applicable, or from the SEC or its web site as described above. Documents incorporated by reference are available from Legato and OTG without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

 For Legato Documents:                  For OTG Documents:

 Legato Systems, Inc.                   OTG Software, Inc.
 2350 West El Camino Real               2600 Tower Oaks Boulevard
 Mountain View, California 94040        Rockville, Maryland 20852
 Attention: Investor Relations          Attention: Investor Relations
 (650) 210-7000                         (800) 324-4223

   If you would like to request documents from either company, please do so by May 7, 2002 to receive them before the stockholders' meetings.

   This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in the applicable jurisdiction.

   Neither the delivery of this document nor any distribution of securities registered pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth in this document since the date of this document. The information contained in this document with respect to Legato was provided by Legato and the information contained in this document with respect to OTG was provided by OTG.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This document contains and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding the period following completion of the merger.

   This document contains and incorporates by reference forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or the combined company's business, identify forward-looking statements. You should note that the discussion of Legato's and OTG's board of directors' reasons for the merger and the description of their respective financial advisors opinions contains many forward looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward looking expectations may have changed as of the date of this document. In addition, any statements that refer to expectations, projections or other characterizations or future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

   All forward-looking statements reflect management's expectations of future events as of the date of those statements and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Legato and OTG, the uncertainty concerning the completion of the merger and the matters discussed under "Risk Factors," among others, could cause actual results to be materially adverse from those described in the forward-looking statements. These factors include: relative value of Legato's and OTG's common stocks, the market's difficulty in valuing Legato's and OTG's business, the failure to realize the anticipated benefits of the merger and conflicts of interest of directors recommending the merger. You are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this document or the date indicated in this document.

   All subsequent forward-looking statements attributable to Legato or OTG or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                             LEGATO SYSTEMS, INC.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                   OVERVIEW

   As of February 20, 2002, Legato entered into the merger agreement with OTG. OTG provides data management and collaboration solutions that virtualize storage for any type of data, including files, messages and databases, while providing easy and transparent access. Under the terms of the merger agreement, each issued and outstanding share of OTG common stock will be exchanged for $2.50 per share of cash and 0.6876 of a share of Legato common stock. All outstanding options to purchase OTG common stock will be assumed, whereby, upon exercise, each option will be exchanged for $2.50 per share of cash and 0.6876 of a share of Legato common stock. Legato expects to issue approximately 23.1 million shares of Legato common stock and reserve approximately 3.9 million shares of Legato common stock for issuance upon exercise of OTG's outstanding options. The actual number of shares of Legato common stock issued will be determined on the effective date of the merger, based on the actual number of shares of OTG common stock outstanding on that date.

   The unaudited pro forma combined financial statements reflect an estimated purchase price of $372.8 million, which consists of the following:

  . Legato common stock of $250.8 million, measured using the average fair market value of Legato's common stock from February 19, 2002 to February 25, 2002, five trading days surrounding the date that the merger agreement was announced.

  .  Cash paid to OTG stockholders of $83.4 million.

  . Assumption of OTG options of $33.8 million of which $15.0 million relates to the right to receive cash and $18.8 million relates to the fair value of the converted options. The Black-Scholes option pricing model was used to determine fair value.

  . Legato's acquisition related expenses of $4.8 million, which consist primarily of financial advisory, accounting, legal and printing fees.

   The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options assumed and the actual acquisition related costs and will be determined upon completion of the merger. The preliminary purchase price allocation is as follows (in thousands):

               Tangible assets acquired............... $132,578
               Acquired in-process research and
                 development..........................   46,000
               Developed technology...................   33,800
               Distribution channel...................   12,500
               Contracts..............................    1,500
               Goodwill...............................  188,736
               Deferred stock-based compensation......    4,488
               Liabilities assumed....................  (27,719)
               Deferred tax liability.................  (19,120)
                                                       --------
                                                       $372,763
                                                       ========

   The preliminary purchase price allocation was based on Legato's estimates of fair value and a preliminary independent appraisal of intangible assets with the excess cost over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase price and fair value of the assets acquired and liabilities assumed. Except for deferred revenue, OTG's tangible assets acquired and liabilities assumed as of December 31, 2001 were used for purposes of calculating the pro forma adjustments as they approximate fair value at such date. The deferred revenue has been adjusted to the estimated fair value.

                             LEGATO SYSTEMS, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               December 31, 2001
                                (in thousands)

                                                                           Pro Forma
                                                                  --------------------------
                                               Legato     OTG     Adjustments      Combined
                                              --------  --------  -----------      ---------
                   ASSETS
Current Assets:
   Cash, cash equivalents and investments.... $145,695  $ 89,294   $(83,360)(A)    $ 151,629
   Accounts receivable, net..................   39,581    25,120     (9,293)(E)       55,408
   Other current assets......................   12,373     2,966         --           15,339
   Deferred tax assets.......................   61,136     2,997     (4,304)(J)       59,829
                                              --------  --------   --------        ---------
       Total current assets..................  258,785   120,377    (96,957)         282,205
Property and equipment, net..................   42,884    10,146         --           53,030
Other assets.................................    2,196       467         --            2,663
Long-term deferred tax assets................   19,754     1,588    (14,816)(J)        6,526
Intangible assets, net.......................   31,642    17,982    218,554 (B)      268,178
                                              --------  --------   --------        ---------
                                              $355,261  $150,560   $106,781        $ 612,602
                                              ========  ========   ========        =========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable.......................... $  8,316  $  2,625   $     --        $  10,941
   Accrued liabilities.......................   41,440    12,783     19,772 (A)(C)    73,995
   Deferred revenue..........................   41,748     8,908       (890)(D)       49,766
                                              --------  --------   --------        ---------
       Total current liabilities.............   91,504    24,316     18,882          134,702
Deferred revenue, net of current portion.....    3,798       719        (72)(D)        4,445
Long-term liabilities........................       --     3,646         --            3,646
                                              --------  --------   --------        ---------
       Total liabilities.....................   95,302    28,681     18,810          142,793
                                              --------  --------   --------        ---------
Stockholders' Equity:
   Common stock and capital in excess of par.  329,951   150,908    118,723 (A)      599,582
   Deferred compensation.....................       --      (845)    (3,643)(F)       (4,488)
   Accumulated other comprehensive income....      684        27        (27)(A)          684
   Accumulated deficit.......................  (70,676)  (28,211)   (27,082)(A)(E)  (125,969)
                                              --------  --------   --------        ---------
       Total shareholders' equity............  259,959   121,879     87,971          469,809
                                              --------  --------   --------        ---------
                                              $355,261  $150,560   $106,781        $ 612,602
                                              ========  ========   ========        =========

 See accompanying notes to unaudited pro forma combined financial information.

                             LEGATO SYSTEMS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         Year Ended December 31, 2001
                     (in thousands, except per share data)

                                                                                Pro Forma
                                                                       --------------------------
                                                   Legato      OTG     Adjustments      Combined
                                                  ---------  --------  -----------      ---------
Revenues:
   License....................................... $ 147,528  $ 45,177   $ (1,100)(E)    $ 191,605
   Service and support...........................    95,073    19,747         --          114,820
                                                  ---------  --------   --------        ---------
       Total revenue.............................   242,601    64,924     (1,100)         306,425
                                                  ---------  --------   --------        ---------
Cost of revenues:
   License.......................................     5,517     6,045       (205)(E)       11,357
   Service and support...........................    48,916     7,121         57 (F)       56,094
                                                  ---------  --------   --------        ---------
       Total cost of revenue.....................    54,433    13,166       (148)          67,451
                                                  ---------  --------   --------        ---------
       Gross profit..............................   188,168    51,758       (952)         238,974
                                                  ---------  --------   --------        ---------
Operating expenses:
   Sales and marketing...........................   125,824    29,834        418 (F)(E)   156,076
   Research and development......................    64,292    18,007        640 (F)       82,939
   General and administration....................    30,768    10,378        284 (F)       41,430
   Amortization of intangibles...................    33,755       834      9,926 (G)       44,515
   Impairment of intangibles.....................    48,869        --         --           48,869
   Acquisition-related costs.....................        --     1,585         --            1,585
   In-process research and development...........        --     3,700         --            3,700
   Restructuring charge..........................     9,373        --         --            9,373
                                                  ---------  --------   --------        ---------
       Total operating expenses..................   312,881    64,338     11,268          388,487
                                                  ---------  --------   --------        ---------
Loss from operations.............................  (124,713)  (12,580)   (12,220)        (149,513)
Other income (expense), net......................     7,675     3,476     (3,168)(H)        7,983
                                                  ---------  --------   --------        ---------
Loss before taxes................................  (117,038)   (9,104)   (15,388)        (141,530)
Taxes............................................   (35,543)   (1,554)    (2,185)(J)      (39,282)
                                                  ---------  --------   --------        ---------
Net loss......................................... $ (81,495) $ (7,550)  $(13,203)       $(102,248)
                                                  =========  ========   ========        =========
Basic and diluted net loss per share(I).......... $   (0.92)                            $   (0.91)
                                                  =========                             =========
Weighted average common shares outstanding.......    88,842                               111,915
                                                  =========                             =========

 See accompanying notes to unaudited pro forma combined financial information.

                             LEGATO SYSTEMS, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.  Basis of presentation

   The unaudited pro forma combined balance sheet gives effect to the merger as if it occurred on December 31, 2001 and combines the consolidated balance sheets of Legato and OTG as of December 31, 2001. The unaudited pro forma combined statement of operations gives effect to the merger as if it had occurred on January 1, 2001 and presents the results of operations of Legato and OTG for the year ended December 31, 2001. Since the unaudited pro forma combined information is based upon the respective historical consolidated financial statements of Legato and OTG, it should be read in conjunction with the historical consolidated financial statements of Legato and OTG and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the reports that Legato and OTG have on file with the Securities and Exchange Commission.

   The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined companies.

2.  Pro forma adjustments

   The following adjustments were applied to Legato's historical financial statements and those of OTG to arrive at the pro forma combined financial information:

    A To record the cash and stock consideration, the liability to OTG option holders of $2.50 per share in cash upon exercise and the value of the converted options and to eliminate the historical stockholders' equity of OTG.

    B To eliminate OTG historical goodwill and intangibles, the fair value of which will be included in the Legato/OTG purchase price allocation, and to record the goodwill and intangible assets resulting from the acquisition.

    C To record estimated direct merger costs of approximately $4.8 million to be incurred by Legato. The $9.3 million of estimated merger costs to be incurred by OTG will be expensed.

    D  To reduce the deferred revenue of OTG to its estimated fair market value.

    E To record the elimination of inter-company revenue and to record a conforming adjustment in conjunction with adoption of Legato's revenue recognition policies for OTG's contractual arrangements with extended payment terms. The adjustment defers the recognition of revenue and the corresponding amounts of accounts receivable, royalties and commissions until the quarter in which the payment is due.

    F To record the amortization of the deferred stock-based compensation resulting from the merger. The deferred stock-based compensation will be amortized over the vesting period of the options assumed, which is generally four years.

    G To record the amortization of purchased intangibles over one to five years. The write-off of estimated in-process research and development is always excluded from the pro forma presentation of the statement of operations. The unaudited pro forma combined financial information has assumed the adoption of SFAS 142 for this transaction. Accordingly, the goodwill has not been amortized within the unaudited pro forma combined statement of operations.

    H To reduce interest income as a result of the cash payment utilizing an estimated interest rate of approximately 4%.

                             LEGATO SYSTEMS, INC.

    I Pro forma basic net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effect of issuing approximately 23.1 million shares of Legato common stock in connection with this transaction.

    J To record the deferred tax liability and income tax expense adjustment resulting from the pro forma adjustments primarily relating to the amortization of intangible assets.

                                                                        Annex A

================================================================================

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                             LEGATO SYSTEMS, INC.,

                          ORION ACQUISITION SUB CORP.

                                      and

                              OTG SOFTWARE, INC.

                                  Dated as of

                               February 20, 2002

================================================================================

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
ARTICLE 1 DEFINITIONS AND INTERPRETATION..........................................................  A-1
   Section 1.1     Definitions....................................................................  A-1
   Section 1.2     Interpretation.................................................................  A-8

ARTICLE 2 THE MERGER..............................................................................  A-9
   Section 2.1     The Merger.....................................................................  A-9
   Section 2.2     Effective Time.................................................................  A-9
   Section 2.3     Effects of the Merger..........................................................  A-9
   Section 2.4     Certificate of Incorporation and Bylaws of the Surviving Corporation...........  A-9
   Section 2.5     Directors and Officers of the Surviving Corporation............................  A-9
   Section 2.6     Closing........................................................................  A-9

ARTICLE 3 EFFECTS OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES........................ A-10
   Section 3.1     Effect on Company Capital Stock................................................ A-10
   Section 3.2     Cancellation of Treasury Stock and Parent-Owned Stock.......................... A-10
   Section 3.3     Exchange of Company Certificates............................................... A-10
   Section 3.4     No Fractional Shares........................................................... A-11
   Section 3.5     Investment of Exchange Fund.................................................... A-12
   Section 3.6     Termination of Exchange Fund................................................... A-12
   Section 3.7     Certain Adjustments............................................................ A-12
   Section 3.8     Company Options................................................................ A-12
   Section 3.9     Appraisal Rights............................................................... A-13
   Section 3.10    Lost, Stolen or Destroyed Company Certificates................................. A-13
   Section 3.11    Withholding Rights............................................................. A-13
   Section 3.12    Conversion of Merger Sub Capital Stock......................................... A-14
   Section 3.13    Taking of Necessary Action; Further Action..................................... A-14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................... A-14
   Section 4.1     Organization; Qualification.................................................... A-14
   Section 4.2     Subsidiaries and Affiliates.................................................... A-14
   Section 4.3     Capitalization................................................................. A-15
   Section 4.4     Authorization, Validity of Agreement, Company Action........................... A-15
   Section 4.5     Board Approvals Regarding Transactions......................................... A-16
   Section 4.6     Vote Required.................................................................. A-16
   Section 4.7     Consents and Approvals, No Violations.......................................... A-16
   Section 4.8     Reports and Financial Statements............................................... A-16
   Section 4.9     No Undisclosed Liabilities..................................................... A-17
   Section 4.10    Absence of Certain Changes..................................................... A-17
   Section 4.11    Litigation..................................................................... A-17
   Section 4.12    Employee Benefit Plans......................................................... A-17
   Section 4.13    Tax Matters.................................................................... A-19
   Section 4.14    Environmental Laws............................................................. A-20
   Section 4.15    Intellectual Property.......................................................... A-20
   Section 4.16    Employment Matters............................................................. A-21
   Section 4.17    Compliance with Laws........................................................... A-22
   Section 4.18    Contracts and Commitments...................................................... A-22
   Section 4.19    Customers...................................................................... A-23
   Section 4.20    Information Supplied........................................................... A-23
   Section 4.21    Opinion of Financial Advisor................................................... A-24

                                                                                                   Page
                                                                                                   ----
   Section 4.22    Absence of Certain Payments.................................................... A-24
   Section 4.23    Insider Interests.............................................................. A-24
   Section 4.24    Brokers or Finders............................................................. A-24

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB............................. A-24
   Section 5.1     Organization; Qualification.................................................... A-24
   Section 5.2     Capitalization................................................................. A-25
   Section 5.3     Authorization, Validity of Agreement, Parent Action............................ A-25
   Section 5.4     Share Ownership................................................................ A-25
   Section 5.5     Vote Required.................................................................. A-26
   Section 5.6     Consents and Approvals, No Violations.......................................... A-26
   Section 5.7     Reports and Financial Statements............................................... A-26
   Section 5.8     Absence of Certain Changes..................................................... A-27
   Section 5.9     Litigation..................................................................... A-27
   Section 5.10    Information Supplied........................................................... A-27
   Section 5.11    Compliance with Laws........................................................... A-27
   Section 5.12    Tax Matters.................................................................... A-27
   Section 5.13    Environmental Laws............................................................. A-28
   Section 5.14    Intellectual Property.......................................................... A-29
   Section 5.15    Absence of Certain Payments.................................................... A-30
   Section 5.16    Opinion of Financial Advisor................................................... A-30
   Section 5.17    Brokers or Finders............................................................. A-30

ARTICLE 6 COVENANTS............................................................................... A-30
   Section 6.1     Interim Operations of the Company.............................................. A-30
   Section 6.2     Interim Operations of the Parent............................................... A-32
   Section 6.3     Access; Confidentiality........................................................ A-33
   Section 6.4     Reasonable Efforts............................................................. A-33
   Section 6.5     No Solicitation of Competing Transaction....................................... A-34
   Section 6.6     Publicity...................................................................... A-35
   Section 6.7     Notification of Certain Matters................................................ A-35
   Section 6.8     Directors' and Officers' Insurance and Indemnification......................... A-35
   Section 6.9     State Takeover Laws............................................................ A-36
   Section 6.10    Preparation of the Registration Statement and the Proxy Statement/Prospectus;
                     Stockholders' Meeting........................................................ A-36
   Section 6.11    Tax Treatment.................................................................. A-37
   Section 6.12    Conveyance Taxes............................................................... A-37
   Section 6.13    Exemption from Liability Under Section 16(b)................................... A-37
   Section 6.14    Affiliate Legends.............................................................. A-38
   Section 6.15    Service Credit................................................................. A-38
   Section 6.16    Acquisitions of Company Stock.................................................. A-38
   Section 6.17    Parent Board of Directors...................................................... A-38

ARTICLE 7 CONDITIONS.............................................................................. A-38
   Section 7.1     Conditions to Each Party's Obligation to Effect the Merger..................... A-38
   Section 7.2     Conditions to the Parent's and Merger Sub's Obligations to Effect the Merger... A-39
   Section 7.3     Conditions to the Company's Obligations to Effect the Merger................... A-39

ARTICLE 8 TERMINATION............................................................................. A-40
   Section 8.1     Termination.................................................................... A-40
   Section 8.2     Effect of Termination.......................................................... A-41
   Section 8.3     Method of Termination.......................................................... A-41

                                                                                                   Page
                                                                                                   ----
ARTICLE 9 MISCELLANEOUS........................................................................... A-42
   Section 9.1     Fees and Expenses.............................................................. A-42
   Section 9.2     Amendment and Modification..................................................... A-42
   Section 9.3     Non-survival of Representations and Warranties................................. A-43
   Section 9.4     Notices........................................................................ A-43
   Section 9.5     Counterparts................................................................... A-43
   Section 9.6     Entire Agreement; No Third Party Beneficiaries................................. A-43
   Section 9.7     Severability................................................................... A-44
   Section 9.8     Governing Law.................................................................. A-44
   Section 9.9     Enforcement.................................................................... A-44
   Section 9.10    Extension, Waiver.............................................................. A-44
   Section 9.11    Assignment..................................................................... A-44

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2002 (this "Agreement"), by and among Legato Systems, Inc., a Delaware corporation (the "Parent"), Orion Acquisition Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Parent ("Merger Sub"), and OTG Software, Inc., a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

   WHEREAS, the boards of directors of each of the Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective corporations and stockholders to enter into a business combination by means of the merger of the Company with and into Merger Sub and have approved and adopted the Merger, this Agreement and the transactions contemplated hereby;

   WHEREAS, as a condition and inducement to each party's entering into this Agreement, the Company Major Stockholders, concurrently with the execution and delivery of this Agreement, is entering into a Voting Agreement; and

   WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code and that this Agreement shall be, and hereby is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                        DEFINITIONS AND INTERPRETATION

   Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

   "Additional Cash" means the aggregate amount of cash equal to the product of the Major Affiliate Number and $2.50.

   "Additional Shares" means the number of shares of Parent Common Stock equal to the Additional Cash divided by $12.55, the last sale price of the Parent Common Stock on the date hereof.

   "Affiliate" has the meaning set forth in Rule l2b-2 of the Exchange Act.

   "Affiliate Share Fraction" means the Additional Shares divided by the Major Affiliate Number.

   "Balance Sheet Date" means December 31, 2001.

   "Benefit Plan" means any material employee benefit fund, plan, program, arrangement or contract (including any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan," as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not but does not include any contract, agreement or other arrangement relating to only one employee.

   "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in The City of New York are authorized or obligated by law, rule or regulation to be closed.

   "Certificate of Merger" means a certificate of merger to be reasonably agreed upon by the Parent, Merger Sub, and the Company and filed with the Secretary of State of the State of Delaware as provided in the DGCL, pursuant to Section 2.2.

   "Change in Company Recommendation" means any action by the Company's board of directors, or any committee thereof, with respect to the (i) withdrawal or modification or any proposal to withdraw or modify, or the taking of any action in furtherance of the withdrawal or modification, in a manner adverse to the Parent or Merger Sub, of the approval or recommendation by such board of directors or any such committee of this Agreement or the Merger, (ii) approval or recommendation or a proposal to approve or recommend or take any action in furtherance of approval or recommendation of, any Competing Transaction or
(iii) entering into any agreement with respect to any Competing Transaction.

   "Closing" means the closing referred to in Section 2.6.

   "Closing Date" means the date and time at which the Closing occurs.

   "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

   "Company Agreement" means any contract of the Company or any Company Subsidiary listed on Schedule 4.18.

   "Company Audited Financial Statements" means each of the audited consolidated financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Documents.

   "Company Balance Sheet" means the most recent consolidated balance sheet dated December 31, 2001 of the Company and its Subsidiaries included in the Company Unaudited Annual Financial Statements.

   "Company Benefit Plan" means any Benefit Plan maintained sponsored or contributed to or required to be contributed to by the Company or any Company ERISA Affiliate.

   "Company Certificate" means a certificate representing, immediately prior to the Effective Time, one or more shares of Company Common Stock, but not certificates representing Dissenting Shares.

   "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

   "Company Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement, delivered by the Company to the Parent concurrently with the execution of this Agreement and forming a part hereof.

   "Company ERISA Affiliate" means the Company, any Company Subsidiary and any other trade or business (whether or not incorporated) that is or was under "common control" with the Company or any Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which the Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA.

   "Company ESPP" means the Company's amended and restated 2000 Employee Stock Purchase Plan.

   "Company Financial Advisor" means Goldman, Sachs & Co.

   "Company Financial Statements" means each of (i) the Company Audited Financial Statements, (ii) the Company Unaudited Interim Financial Statements and (iii) the Company Unaudited Annual Financial Statements.

   "Company Insiders" means those officers and directors of the Company who are subject to short-swing profits liability provisions of Section 16(a) of the Exchange Act.

   "Company Intellectual Property" means all Intellectual Property that (a) is owned by the Company or any Company Subsidiary, (b) is licensed to the Company or any Company Subsidiary, (c) was developed or created by or for the Company or any Company Subsidiary or (d) is currently used in the Company's business or the business of any Company Subsidiary.

   "Company Major Stockholders" means the Major Stockholder and the Major Stockholder Affiliates.

   "Company Material Adverse Effect" means a Material Adverse Effect with respect to the Company.

   "Company Option" means an option or warrant to purchase Shares (other than pursuant to the Company ESPP) which has been granted by the Company and which is outstanding at the Effective Time.

   "Company Preferred Stock" means the preferred stock, par value $0.01, of the Company.

   "Company SEC Documents" means each form, report, schedule, statement and other document required to be filed by the Company since March 9, 2000 through the Closing Date under the Exchange Act or the Securities Act or by the rules and regulations of the NNM, and any amendment to such document filed through the date of this Agreement, whether or not such amendment is required to be so filed.

   "Company Stock Plans" means the Company's 1998 Stock Incentive Plan, 2000 Stock Incentive Plan and the 1994 Stock Plan of Smart Storage, Inc., as amended.

   "Company Subsidiary" means each Person that is a Subsidiary of the Company.

   "Company Unaudited Annual Financial Statements" means the unaudited consolidated financial statements of the Company as of and through the period ended December 31, 2001, which have been made available to the Parent.

   "Company Unaudited Interim Financial Statements" means the unaudited condensed consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Documents.

   "Company's knowledge" means the actual knowledge of the directors or officers of the Company.

   "Competing Transaction" means any of the following (other than the Merger and the other Transactions): (i) any merger, consolidation, share exchange, reorganization, liquidation, dissolution, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease, exchange, license, transfer or other disposition of fifteen percent or more of the consolidated assets (other than sales of inventory and non-exclusive licenses to customers in the ordinary course of business consistent with past practices) of the Company and the Company Subsidiaries, in a single transaction or a series of transactions;
(iii) any tender offer or exchange offer for fifteen percent or more of the outstanding voting securities of the Company or the filing of (x) a registration statement under the Securities Act or (y) a pre-commencement communication under the Exchange Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing, or any agreement to engage in any of the foregoing.

   "Confidentiality Agreement" means the confidentiality agreement, dated January 10, 2002, between the Company and the Parent and the confidentiality agreement, dated January 24, 2002 between the Company and the Parent.

   "DGCL" means the General Corporation Law of the State of Delaware.

   "Dissenting Shares" means shares of Company Common Stock, if any, held by Persons who have not voted such shares for adoption of this Agreement and with respect to which such Persons shall have perfected (and not lost or surrendered) appraisal rights in accordance with the DGCL.

   "Effective Time" means the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger.

   "Employment Agreements" means employment and severance agreements and arrangements, as amended through the date of this Agreement, with respect to employees and former employees of the Company or any Company Subsidiary.

   "Environmental Claim" means any claim, action, investigation or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Hazardous Materials at any location owned or operated by the Company or any Subsidiary of the Company, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

   "Environmental Law" means each Law relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each Law relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, or the preservation of the environment or mitigation of adverse effects thereon and each Law with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

   "ERISA" means the Employee Retirement Income Security Act of 1974.

   "Exchange Act" means the Securities Exchange Act of 1934.

   "Exchange Agent" means the bank or trust company designated by the Parent, subject to the Company's reasonable approval, to act as exchange agent and paying agent for the holders of the Shares pursuant to Section 3.3(a).

   "Exchange Ratio" has the meaning ascribed to it in Section 3.1.

   "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

   "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

   "Hazardous Materials" means pollutants, contaminants, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon and lead or lead-based paints and materials.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   "Indemnified Party" means each present and former officer and director of the Company or any Company Subsidiary, and each Person who becomes any of the foregoing prior to the Effective Time.

   "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for patent infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

   "IRS" means the United States Internal Revenue Service or any successor agency performing similar functions under the Code.

   "Law" means any law, statute, order, decree, consent decree, judgement, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity applicable to the parties hereto, this Agreement or the transactions contemplated hereby.

   "Licenses" means all licenses and agreements pursuant to which a Person or any Subsidiary of that Person has acquired rights in or to any Intellectual Property, or licenses and agreements pursuant to which a Person or any Subsidiary of that Person has licensed or transferred the right to use any of the foregoing (including, any covenants not to sue with respect to any Intellectual Property).

   "Lien" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

   "Major Affiliate Number" means the number of Shares held by the Major Stockholder Affiliates as of the Effective Time.

   "Major Cash Fraction" means an amount expressed in dollars equal to the Additional Cash divided by the Major Stockholder Number.

   "Major Share Fraction" means the Additional Shares divided by the Major Stockholder Number.

   "Major Stockholder" means Richard A. Kay.

   "Major Stockholder Affiliates" means the entities which are parties to the Voting Agreement.

   "Major Stockholder Number" means the number of Shares held by the Major Stockholder as of the Effective Time.

   "Material Adverse Effect" means a material adverse effect on or change with respect to (i) the business, financial condition, assets, operations or results of operations of a Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to timely consummate any of the Transactions; provided, however, that in no event shall any change or effect that arises out of, results from or relates to the following constitute a Material Adverse Effect: (a) general economic, financial, regulatory or political conditions in the United States or elsewhere, (b) conditions affecting the computer software industry generally, (c) the execution and announcement of this Agreement, the performance of a Person's obligations hereunder, or the consummation of the Transactions or (d) a decline in the market price of such Person's securities in the capital markets.

   "Merger" means the merger of the Company into Merger Sub referred to in
Section 2.1.

   "Merger Sub Common Stock" means common stock, par value $0.0001 per share, of Merger Sub.

   "NNM" means the distinct tier of the Nasdaq Stock Market referred to as the Nasdaq National Market.

   "Parent Balance Sheet" means the most recent consolidated balance sheet dated December 31, 2001 of the Parent and its Subsidiaries included in the Parent Unaudited Annual Financial Statements.

   "Parent Audited Financial Statements" means the audited consolidated financial statements of the Parent (including any related notes and schedules) as of and through the period ended December 31, 2000, included (or incorporated by reference) in the Parent SEC Documents.

   "Parent Common Stock" means shares of common stock, par value $0.0001 per share, of the Parent, together with an associated Right under the Parent Rights Plan.

   "Parent Financial Statements" means each of (i) the Parent Audited Financial Statements, (ii) the Parent Unaudited Interim Financial Statements and (iii) the Parent Unaudited Annual Financial Statements.

   "Parent Intellectual Property" means all Intellectual Property that (a) is owned by the Parent; (b) is licensed to the Parent or (c) was developed or created by or for the Parent.

   "Parent Material Adverse Effect" means a Material Adverse Effect with respect to the Parent.

   "Parent Option" means an option or warrant to purchase shares of Parent Common Stock.

   "Parent Preferred Stock" means the preferred stock, par value $0.0001 per share, of the Parent.

   "Parent Rights Plan" means the Rights Agreement, dated as of May 23, 1997, by and between Parent and Harris Trust and Savings Bank, as amended from time to time.

   "Parent SEC Documents" means each form, report, schedule, statement and other document required to be filed by the Parent since December 31, 2000 through the Closing Date under the Exchange Act or the Securities Act or by the rules and regulations of the NNM, and any amendment to such document filed through the date of this Agreement, whether or not such amendment was required to be so filed.

   "Parent Stock Price" means the closing price for a share of Parent Common Stock as quoted on the NNM on the day during which the Effective Time occurs.

   "Parent Subsidiary" means each Person that is a Subsidiary of the Parent.

   "Parent Unaudited Annual Financial Statements" means the unaudited consolidated financial statements of the Parent as of and through the period ended December 31, 2001, which have been made available to the Company.

   "Parent Unaudited Interim Financial Statements" means the unaudited condensed consolidated interim financial statements of the Parent (including any related notes and schedules) included (or incorporated by reference) in the Parent SEC Documents.

   "Parent's knowledge" means the actual knowledge of the directors or officers of the Parent.

   "Person" means a natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

   "Product" means any product designed, manufactured, shipped, sold, marketed and/or distributed by or on behalf of the Company or any Company Subsidiary, including any product sold in the United States by the Company or any Company Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

   "Proxy Statement/Prospectus" means the joint proxy statement to be filed by the Company and the Parent with the SEC pursuant to Section 6.9, together with all amendments and supplements thereto and including the annexes thereto.

   "Purchase Rights" means rights to purchase shares of Company Common Stock under the Company ESPP.

   "Registration Statement" means the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by the Parent in connection with the offer and issuance of Parent Common Stock in or as a result of the Merger.

   "Right" means the preferred share purchase right as such term is defined in the Parent Rights Plan.

   "SEC" means the United States Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933.

   "Share" means a share of Company Common Stock.

   "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

   "Superior Proposal" means an unsolicited bona fide written offer to consummate a Competing Transaction (but changing the fifteen percent amount in clauses (ii) and (iii) of the definition of Competing Transaction to fifty percent) not resulting from, arising out of or otherwise by virtue of any breach of Section 6.5(a), and with respect to which the board of directors of the Company determines in good faith (a) has a reasonable likelihood of closing on terms which the board of directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation regarding the consideration to be received by the holders of the Shares in the Competing Transaction from a financial point of view) would, if consummated, result in a transaction more favorable to the Company's stockholders than the Merger, and (b) is capable of being, and likely to be, funded on the proposed terms, including committed financing, to the extent required.

   "Surviving Corporation" has the meaning ascribed to it in Section 2.1.

   "Tax Return" means any return, statement, report or form (including, any estimated tax report or return, withholding tax report or return and information report or return) required to be filed with respect to any Taxes.

   "Tax" or "Taxes" means (i) any and all taxes, fees, levies, tariffs, and imposts in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated, unitary or aggregate group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any person.

   "Termination Fee" means $13 million, less any amounts previously paid pursuant to Section 9.1(b).

   "Transactions" means the transactions provided for or contemplated by this Agreement and the Voting Agreement, including the Merger.

   "Voting Agreement" means the agreement, dated as of the date of this Agreement, between the Company Major Stockholders and the Parent.

   "Voting Debt" means indebtedness having general voting rights and debt convertible into securities having such rights.

   "WARN Act" means of the Worker Adjustment and Retaining Notification Act of 1988, as amended.

   Section 1.2  Interpretation.

   (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

   (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

   (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

   (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

   (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

   (f) A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued under or pursuant to such legislation.

   (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   (h) No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.

                                   ARTICLE 2

                                  THE MERGER

   Section 2.1 The Merger. Subject to the satisfaction or waiver of all of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Company shall merge with and into Merger Sub. Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger as a wholly-owned subsidiary of the Parent.

   Section 2.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the Effective Time.

   Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liability and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation shall be OTG Software, Inc., until thereafter amended in accordance with applicable law. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the corporation shall be OTG Software, Inc., until thereafter amended in accordance with applicable law.

   Section 2.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

   Section 2.6 Closing. The closing ("Closing") of the Merger shall take place at 10:00 a.m. (local time) on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 7, at the offices of Brobeck, Phleger & Harrison, LLP, One Market, Spear Street Tower, San Francisco, CA 94105, or at such other place as agreed upon by the parties.

                                   ARTICLE 3

       EFFECTS OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

   Section 3.1 Effect on Company Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, each issued and outstanding share of Company Common Stock (X) (other than any shares of Company Common Stock held by the Major Stockholder and the Major Stockholder Affiliates, any shares of Company Common Stock to be cancelled pursuant to Section 3.2 and Dissenting Shares) shall be converted into the right to receive (a) 0.6876 (the "Exchange Ratio") of a fully paid and nonassessable share of Parent Common Stock (the "Stock Merger Consideration") and (b) an amount in cash equal to $2.50 per share without interest, less any required withholding tax (the "Cash Merger Consideration"); (Y) held by the Major Stockholder Affiliates shall be converted into the right to receive (a) the Exchange Ratio fully paid and nonassessable shares of Parent Common Stock, as Stock Merger Consideration, and
(b) the Affiliate Share Fraction fully paid and nonassessable shares of Parent Common Stock in lieu of the Cash Merger Consideration; (Z) held by the Major Stockholder shall be converted into the right to receive (a) the Exchange Ratio (less the Major Share Fraction) fully paid and nonassessable shares of Parent Common Stock, (b) the Cash Merger Consideration and (c) the Major Cash Fraction. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Effective Time, each Company Certificate, without any action on the part of the Parent, the Company or the holder of such share of Company Common Stock, shall be deemed to represent the right to receive the merger consideration as provided by the second preceding sentence. Each holder of a Company Certificate shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Company Certificates, certificates representing the shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Company Certificate in accordance with Section 3.3 and cash in lieu of fractional interests pursuant to Section 3.4.

   Section 3.2 Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company as treasury stock, any Company Subsidiary, the Parent, Merger Sub or any other wholly-owned Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   Section 3.3  Exchange of Company Certificates.

   (a) As soon as practicable, the Parent shall designate the Exchange Agent to act as agent for the holders of Shares to receive in trust the shares of Parent Common Stock, funds to be paid for fractional shares and funds to pay the Cash Merger Consideration, to which holders of the Shares shall become entitled pursuant to this Article 3. From time to time after the Effective Time, the Parent shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 3.1.

   (b) As soon as reasonably practicable after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record of one or more Company Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of Company Certificates in exchange for certificates representing shares of Parent Common Stock together with any dividends and other distributions with respect thereto, any cash in lieu of fractional shares and the Cash Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock (which shall be credited in street name through Depository Trust Company if delivered in street name unless a physical certificate is specifically requested or is otherwise required by applicable Law) and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to this Article 3 and (y) cash in an amount equal to the product of (I) the number of shares of Company Common Stock formerly represented by such Company Certificate and (II) the Cash Merger Consideration, and the Company Certificate so surrendered shall be cancelled. If certificates representing shares of Parent Common Stock are to be registered in the name of a Person, cash in lieu of fractional shares is to be paid or the Cash Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition to the issuance of such certificates representing shares of Parent Common Stock that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the issuance of certificates representing shares of Parent Common Stock to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Parent that such Tax either has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon the surrender of any Company Certificate.

   (c) At the close of business on the day during which the Effective Time occurs, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.

   (d) No dividends or other distributions with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.4 and no Cash Merger Consideration shall be paid to any such holder, until the surrender of such Company Certificate in accordance with this Article 3. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the holder thereof, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, (ii) the Cash Merger Consideration, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

   (e) All shares of Parent Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.3(d) or 3.4) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Company Certificates, subject, however, to the obligation of the Surviving Corporation, if any, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article 3, except as otherwise provided by Law.

   Section 3.4 No Fractional Shares. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to Section 3.1 who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fraction multiplied by (ii) the Parent Stock Price.

   Section 3.5 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation or Parent, on a daily basis. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation or Parent on demand.

   Section 3.6 Termination of Exchange Fund. At any time following twelve months after the Effective Time, the Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and which has not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look only to the Parent (subject to abandoned property, escheat or other similar laws) with respect to the shares of Parent Common Stock, cash in lieu of fractional interests in a share of Parent Common Stock or any dividends or distributions with respect to shares of Parent Common Stock and the Cash Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Parent, Merger Sub, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Company Certificate for shares of Parent Common Stock, cash in lieu of fractional interests in a share of Parent Common Stock or any dividends or distributions with respect to shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any such shares, cash, dividends or distributions in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.

   Section 3.7 Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or if the Rights become exercisable, the Exchange Ratio, Affiliate Share Fraction and Major Share Fraction shall be adjusted accordingly to provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or issuance of Rights.

   Section 3.8  Company Options.

   (a) As of the Effective Time, each outstanding Company Option shall thereafter entitle the holder thereof to receive, upon the exercise thereof,
(i) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Exchange Ratio, and (ii) a cash payment in an amount equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Cash Merger Consideration (unreduced by any withholding Taxes), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per share of Company Common Stock subject to such Company Option divided by (z) the Exchange Ratio.

   (b) As of the Effective Time, the Parent shall assume in full each Company Option, whether vested or unvested, together with all Company Stock Plans. The assumption of a Company Option by the Parent shall not terminate or modify (except as required hereunder or as provided by the existing terms of the Company Option, Company Stock Plans or any Employment Agreement) any right of first refusal, right of repurchase, vesting schedule or other restriction on transferability relating to a Company Option or the stock issuable upon the exercise thereof. Continuous employment with the Company shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time, and the provisions in the applicable Company Stock Plans and stock option agreement evidencing the terms and conditions of any Company Option relating to the exercisability of any Company Option upon termination of an optionee's employment or service as a director shall not be deemed triggered until such time as such optionee shall be neither an employee or officer nor serving as a director of the Parent or any Subsidiary of the Parent except as or as provided by the existing terms of the Company Option, Company Stock Plans or any Employment

Agreement. After such assumption, the Parent shall issue, upon any partial or total exercise of any Company Option, in lieu of shares of Company Common Stock, the number of shares of Parent Common Stock as described in Section 3.8(a) together with the Cash Merger Consideration. The Parent shall file with the SEC, as soon as reasonably practicable following the Effective Time, a registration statement on Form S-8 under the Securities Act, covering, to the extent permissible, the shares of Parent Common Stock to be issued upon the exercise of Company Options assumed pursuant to this Section 3.8(b). Prior to the Effective Time, the Company shall make such amendments, if any, to the Company Stock Plans as shall be necessary to permit the assumption contemplated by this Section 3.8(b).

   (c) Except provided by Section 3.8(a) or as may be otherwise agreed to by the Parent and the Company, all stock option plans established by the Company or any Company Subsidiary shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall be deleted, terminated and of no further force or effect as of the Effective Time.

   (d) If and to the extent necessary or required by the terms of the plans governing Company Options or pursuant to the terms of any Company Option granted thereunder, each of the Parent and the Company shall use commercially reasonable efforts to obtain the consent of each holder of outstanding Company Options to the foregoing treatment of such Company Options.

   (e) The Company shall terminate the Company ESPP in accordance with its terms immediately prior to the Effective Time. Participants in the Company ESPP shall be notified of the cancellation of the Company ESPP and shall have the opportunity to purchase shares of Company Common Stock through the Company ESPP in accordance therewith prior to the Closing.

   Section 3.9 Appraisal Rights. Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive Parent Common Stock and Cash Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL unless and until such Dissenting Shares shall cease to be Dissenting Shares under the DGCL. The Company shall give the Parent prompt notice of any demand for appraisal of Shares or the existence of any Dissenting Shares (and shall also give the Parent prompt notice of any withdrawals of such demands for appraisal rights). The Company shall not, except with the prior written consent of the Parent, enter into negotiations or proceedings or voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, the Parent shall issue and deliver, upon surrender by such stockholder of a Company Certificate, the number of shares of Parent Common Stock and Cash Merger Consideration to which such stockholder would otherwise be entitled pursuant to this Article 3 (and cash in lieu of fractional shares pursuant to Section 3.4).

   Section 3.10 Lost, Stolen or Destroyed Company Certificates. If any Company Certificates are lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash for the Cash Merger Consideration and in lieu of fractional shares) as may be required pursuant to Section 3.1, provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify the Parent against any claim that may be made against the Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

   Section 3.11 Withholding Rights. The Parent or the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct or withhold, from the shares of Parent Common Stock and Cash Merger Consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as it reasonably determines it was required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of such shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent or the Surviving Corporation.

   Section 3.12 Conversion of Merger Sub Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of shares of Merger Sub Common Stock, each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Surviving Corporation.

   Section 3.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE 4

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

   Except as set forth in the Company Disclosure Letter, the Company represents and warrants to the Parent and Merger Sub that all of the statements contained in this Article 4 are true and correct. The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4 and the disclosure in any paragraph shall qualify
(a) the corresponding paragraph in this Article 4 and (b) the other paragraphs in this Article 4 only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   Section 4.1 Organization; Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent complete and correct copies of its certificate of incorporation and the bylaws, each as presently in effect.

   Section 4.2 Subsidiaries and Affiliates. Section 4.2 of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each material Company Subsidiary and the jurisdictions in which such Company Subsidiary is qualified to do business, as well as a list of other Company Subsidiaries. Other than the Company Subsidiaries, and except as set forth in Section 4.2 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, which equity or ownership interests and investments in the aggregate exceed $1,000,000. Except for director qualifying shares and except as would not have a Company Material Adverse Effect, all the outstanding capital stock of each Company Subsidiary is, directly or indirectly, owned (of record and beneficially) by the Company free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Company Subsidiary to any Person except to the Company. Each Company Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each material Company Subsidiary, as presently in effect.

   Section 4.3  Capitalization.

   (a) The authorized capital stock of the Company consists of 65,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of February 15, 2002, (i) 33,691,381 shares of Company Common Stock are issued and outstanding and 93,200 shares of Company Common Stock are issued and held in the treasury of the Company; (ii) no shares of Company Preferred Stock are issued and outstanding and no shares of Company Preferred Stock are issued and held in the treasury of the Company, (iii) 6,723,301 shares of Company Common Stock are reserved for issuance upon exercise of Company Options issued or issuable under the Company Stock Plans and (iv) 505,413 shares of Company Common Stock are reserved for issuance pursuant to the Company ESPP. Section 4.3(a) of the Company Disclosure Letter lists the holder of each outstanding Company Option, the number of Shares for which such Company Option is exercisable, the exercise price of such Company Option, the extent to which such Company Option will vest upon consummation of any of the Transactions and the vesting schedule of such Company Option. All the outstanding shares of the Company's capital stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms of such Company Option, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. Neither the Company nor any Company Subsidiary has any outstanding Voting Debt. Except as set forth above and except for the Transactions, as of the date hereof, (x) there are no shares of capital stock of the Company authorized, issued or outstanding; (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and
(z) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity or Person. Except as set forth on
Schedule 4.3, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any Company Subsidiary is a party or by which it or they are bound with respect to any class of any equity security of the Company or any the Company Subsidiary.

   (b) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

   Section 4.4 Authorization, Validity of Agreement, Company Action. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the consummation by it of the Transactions, have been duly authorized by the Company's board of directors and, except for obtaining the approval of its stockholders as contemplated by
Section 4.6, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by each of the Parent and Merger Sub, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

   Section 4.5 Board Approvals Regarding Transactions. The Company's board of directors, at a meeting duly called and held, has (a) determined that each of this Agreement and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (b) approved the Transactions, including approval of the Company Major Stockholders and the Parent executing and delivering, and performing their obligations under, the Voting Agreement, and (c) recommended that the stockholders of the Company adopt this Agreement, and none of the aforesaid actions by the Company's board of directors has been amended, rescinded or modified. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 5.4, the action taken by the Company's board of directors constitutes approval of the Merger and the other Transactions by the Company's board of directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the other Transactions. No other state takeover, anti-takeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Merger or the other Transactions.

   Section 4.6 Vote Required. The affirmative vote of the holders of greater than fifty percent of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger or adopt this Agreement and no other vote of any holders of shares of the Company's capital stock is necessary to approve any of the Transactions.

   Section 4.7 Consents and Approvals, No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Exchange Act, the HSR Act (and similar laws of foreign countries), state securities or blue sky laws, the NNM and the filing of the Certificate of Merger, none of the execution or delivery by the Company of, or performance by the Company of its obligations under, this Agreement, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation, the bylaws or similar organizational documents of the Company or any Company Subsidiary, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Company Agreement or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, excluding from the foregoing clauses (b) and (c) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.7 of the Company Disclosure Letter sets forth all consents, waivers and approvals under any of the Company's or any Company Subsidiary's agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to the Company, the Parent or the Surviving Corporation as a result of the Merger.

   Section 4.8  Reports and Financial Statements.

   (a) The Company has timely filed the Company SEC Documents with the SEC. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Company

SEC Documents, including any financial statements or schedules included therein
(i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the rules and regulations of the SEC applicable to such Company SEC Documents. No Company Subsidiary is required to file any forms, reports or other documents with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

   (b) The Company Audited Financial Statements and the Company Unaudited Interim Financial Statements complied, as of their respective dates, with applicable accounting requirements and rules and regulations of the SEC. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of the Company Unaudited Interim Financial Statements and the Company Unaudited Annual Financial Statements, to normal year-end adjustments and, with respect to the Company Unaudited Interim Financial Statements, the absence of certain notes) and fairly present in all material respects (i) the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries for the periods presented therein.

   Section 4.9 No Undisclosed Liabilities. Except (a) as disclosed in the Company Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that, (i) would be required to be reflected in the Company's financial statements, and (ii) individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

   Section 4.10 Absence of Certain Changes. Since the Balance Sheet Date, except as disclosed in the Company SEC Documents, (a) the Company and each Company Subsidiary has conducted its respective business only in the ordinary course consistent with past practice, (b) there have not occurred any events or changes in or developments having, or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and
(c) the Company has not taken, resolved to take or committed to take any action which would have been prohibited under Section 6.1 if such section applied to the period between the Balance Sheet Date and the date of this Agreement.

   Section 4.11 Litigation. There is no action, suit, inquiry, arbitration, proceeding or investigation of any nature pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, their respective properties or assets or, to the knowledge of the Company, any of their respective officers or directors, in their respective capacities as such which would reasonably be expected to have a Company Material Adverse Effect. There is no action, suit, inquiry, arbitration proceeding or investigation by or before any Governmental Entity pending or, to the knowledge of the Company, threatened, against or involving the Company or any Company Subsidiary or any of their respective properties (a) that questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions, or (b) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree specifically naming the Company or any Company Subsidiary which is reasonably likely to have an adverse effect on its or the Surviving Corporation's business or on its or the Surviving Corporation's properties or assets in any material respect.

   Section 4.12  Employee Benefit Plans.

   (a) Section 4.12(a) of the Company Disclosure Letter lists each Company Benefit Plan.

   (b) With respect to each Company Benefit Plan, the Company has made available to the Parent a complete and correct copy of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description and all summaries of material modifications issued since the date of the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement, (iii) the most recent annual report ((Form 5500) filed with the IRS) (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement,
(v) the most recent determination letter, if any, issued by the IRS and any pending request for a determination letter and (vi) each registration statement and prospectus. Neither the Company nor any Company ERISA Affiliate nor, to the knowledge of the Company or any Company ERISA Affiliate, any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to continue (for any period), modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

   (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been administered in accordance with its terms and all applicable laws, including ERISA and the Code (including the prohibited transaction rules thereunder). All contributions required to be made under the terms of any of the Company Benefit Plans have, as of the date of this Agreement, been or will be timely made. No suit, administrative proceeding, action or other adverse proceeding or claim has been brought or threatened against or with respect to any such Company Benefit Plan (other than routine benefits claims or relating to qualified domestic relations orders (as that term is defined in Section 414(p) of the Code)) and there is no pending audit or inquiry by the IRS or United States Department of Labor with respect to any Company Benefit Plan. No event has occurred and, to the knowledge of the Company or any Company ERISA Affiliate, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any material liability (other than for routine benefit liabilities) relating in any way to any Company Benefit Plan which would reasonably be expected to have a Company Material Adverse Effect.

   (d) Each Company Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (i) liability for benefits accrued prior to the Effective Time, (ii) liability for ordinary administrative expenses typically incurred in a termination event or (iii) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are reflected on the most recent Balance Sheet included in the Company Financial Statements).

   (e) Each Company Benefit Plan and its related trust that is intended to qualify under Section 401(a) and Section 501(a), respectively, of the Code has received a favorable determination letter from the IRS as to such qualified status or an application for such a determination letter is pending or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and, in either case, nothing has occurred that could adversely affect such qualified status.

   (f) No Company Benefit Plan is a multi-employer pension plan (as defined in Section 3(37) of ERISA) and no Company ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

   (g) With respect to each Company Benefit Plan that is subject to Title IV of ERISA or the minimum funding rules of ERISA or Section 302 or 412 of the Code,
(i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA). No material liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

   (h) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To the Company's knowledge, the Company and each Company ERISA Affiliate is in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and
(ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

   (i) The Company has made available to the Parent complete and correct copies of all plans, agreements, programs and policies of the Company or any Company Subsidiary with or relating to (i) severance for their respective employees or directors, and (ii) their respective employees or directors which contain "change of control" or similar provisions. Except as set forth on Section 4.12(i) of the Company Disclosure Letter, the consummation of the Transactions will not, alone or in conjunction with any other possible event (including termination of employment), (x) entitle any current or former employee or other service provider of the Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (y) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider, alone or in conjunction with any other possible event (including termination of employment).

   Section 4.13  Tax Matters.

   (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary, and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Company Subsidiary is or has been a member, have (i) properly completed and filed all Tax Returns that were required to be filed by them through the date of this Agreement and all such Tax Returns are true, correct and complete in all material respects and (ii) have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns or subsequently assessed by any Governmental Entity responsible for the imposition of any Tax with respect to such Tax Returns. Since the Balance Sheet Date, the Company and the Company Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business. Neither the Company nor any Company Subsidiary has received notice of any claim made by a Taxing authority in a jurisdiction where the Company or any Company Subsidiary, as the case may be, does not file Tax Returns, that the Company or any Company Subsidiary is or may be subject to Taxation by that jurisdiction.

   (b) There is (i) no material lien for Taxes against the property or assets of the Company or any Company Subsidiary, other than liens for Taxes not yet due and payable, (ii) no audit, administrative proceeding or court proceeding with respect to Taxes or Tax Returns of the Company or any Company Subsidiary that is being conducted or with respect to which the Company or Company Subsidiary has been notified that such audit or proceeding is pending and no deficiency or claim for Taxes that is being asserted by any Governmental Entity responsible for the imposition of any Tax against the Company or any Company Subsidiary; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by the Company or any Company Subsidiary and is currently in effect, and (iv) no agreement, contract or arrangement to which the Company or any Company Subsidiary is a party, based upon the value of the Stock Consideration as of the date hereof, may result in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.

   (c) Neither the Company nor any Company Subsidiary has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Company Subsidiary.

   (d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with any entity not consolidated in the Financial Statements most recently filed by the Company with the SEC or has any liability or potential liability to another party under any such agreement, and neither the Company nor any Company Subsidiary has any liability or potential liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

   (e) The Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

   (f) Neither the Company nor any Company Subsidiary is or has ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

   Section 4.14 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary are in compliance with all Environmental Laws, including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions of such permits or authorized actions. Neither the Company nor any Company Subsidiary has received any communication or notice, whether from a Governmental Entity or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any Company Subsidiary, and there is no pending or, to the Company's knowledge, threatened Environmental Claim, except where such Environmental Claim would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All permits and other governmental authorizations currently held or required to be held by the Company and any of Company Subsidiary pursuant to any Environmental Laws are identified in the Section 4.14 of the Company Disclosure Letter. The Company has made available to the Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or any Company Subsidiary regarding environmental matters pertaining to or the environmental condition of the business of the Company or any of Company Subsidiary, or the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental Laws. All facilities or properties presently owned, leased, used or operated by the Company or any Company Subsidiary are identified in Section 4.14 of the Company Disclosure Letter.

   Section 4.15  Intellectual Property

   (a) Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of all of the patent, trademark and copyright applications and registrations filed and issued pursuant to federal, state, local and foreign laws by the Company and/or any Company Subsidiary to protect its interests in Company Intellectual Property, as well as certain other non-registered intellectual property in which the Company has an interest. To the Company's knowledge, Section 4.15(a) of the Company Disclosure Letter lists all the significant Company Intellectual Property presently used by the Company in the conduct of its business.

   (b) Company Intellectual Property consists solely of items and rights which are: (i) owned by the Company or any Company Subsidiary; (ii) in the public domain; or (iii) except as set forth in Section 4.15(b) of the Company Disclosure Letter, rightfully used by the Company or any Company Subsidiary and their successors pursuant to a valid license. The Company and Company Subsidiaries have all rights in Company Intellectual Property necessary to carry out their current and currently contemplated and reasonably foreseeable activities.

   (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, Product, work, technology or process as now used or offered or proposed for use, licensing or sale by the Company or any Company Subsidiary does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress or mask work of any Person or the patent of any Person. No claims (i) challenging the validity, effectiveness or ownership by the Company or any Company Subsidiary of any of Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any Product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company or any Company Subsidiary infringes or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to the knowledge of the Company, are threatened by any Person, nor are there, to the Company's knowledge, any valid grounds for any bona fide claim of any such kind. All material registered, granted or issued trademarks, Internet domain names and copyrights held by the Company and any Company Subsidiary are enforceable and subsisting and all material registered, granted or issued patents held by the Company and any Company Subsidiary are subsisting and, to the Company's knowledge, enforceable. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of Company Intellectual Property by any third party, employee or former employee.

   (d) Except as set forth in Section 4.15(d) of the Company Disclosure Letter, there are no material royalties, fees, honoraria or other payments payable by the Company or any Company Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

   (e) Neither the Company nor any Company Subsidiary is in violation of any license, sublicense, agreement or instrument to which the Company or any Company Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Section 4.15(e) of the Company Disclosure Letter sets forth a list of all Licenses by the Company or any of Company Subsidiaries of Company Intellectual Property.

   (f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of Company Subsidiaries has observed all provisions of, and performed all of their obligations currently required to be performed under, the license agreements to which it is a party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any source code, trade secret or other Company Intellectual Property to be (A) released from an escrow or otherwise made available to any person or entity other than those persons described in Section 4.15(f) of the Company Disclosure Letter or
(B) dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of Company Intellectual Property under trade secret, copyright, patent or other intellectual property laws.

   Section 4.16  Employment Matters.

   (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary are in compliance in all respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company and each Company Subsidiary have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither the Company nor any Company Subsidiary is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending claims against the Company or any Company Subsidiary under any workers compensation plan or policy or for long-term disability. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract, and neither the Company nor any Company Subsidiary knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees. To the Company's or any Company Subsidiary's knowledge, no employees of the Company or any Company Subsidiary are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no employee of the Company or any Company Subsidiary has given written notice to the Company or any Company Subsidiary of an intention to terminate his or her employment with the Company or any Company Subsidiary. Except for the Employee Agreements listed pursuant to Section 4.18(b), neither the Company nor any Company Subsidiary is a party to any severance agreements with obligations in excess of $100,000, individually.

   (b) All officers and employees of the Company and each Company Subsidiary have signed proprietary rights and confidentiality agreements in substantially the form listed on Section 4.16(b) of the Company Disclosure Letter. To the extent reasonably required by the nature of their services to the Company and each Company Subsidiary, all consultants of the Company and each Company Subsidiary have signed proprietary rights and confidentiality agreements.

   (c) Since the Company's inception, neither the Company nor any Company Subsidiary has effected (i) a plant closing as defined in the WARN Act affecting any site of employment or facility or one or more operating units within any site of employment or facility of the Company or any Company Subsidiary or (ii) a mass layoff as defined in the WARN Act affecting any site of employment or facility of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

   Section 4.17 Compliance with Laws. Except as would not, individually or in aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries are in compliance with, and have not violated any applicable Law of any United States federal, state, local, or foreign Governmental Entity which affects the business, properties or assets of the Company and any Company Subsidiary, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any such violation. All licenses, permits and approvals required under such Laws are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 4.18 Contracts and Commitments. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by:

      (a) any contracts relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of the Company Subsidiaries with outstanding obligations in excess of $500,000, individually, or $5 million in the aggregate;

      (b) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's board of directors or any other employee who is one of the ten most highly compensated employees, including base salary and bonuses, other than those that are terminable

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   by the Company or any of the Company Subsidiaries on no more than thirty days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of the Company Subsidiaries' ability to terminate employees at will;

      (c) any agreement of indemnification or guaranty by the Company or any of the Company Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of the Company Subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

      (d) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights or limits the use or exploitation of the Company Intellectual Property;

      (e) any agreement that expires or which the Company may not terminate more than one year after the date of this Agreement or any contract that may be renewed at the option of any person other than the Company so as to expire more than two years after the date of this Agreement, other than distribution and resale agreements entered into in the ordinary course of business consistent with past practice;

      (f) any agreement where performance in accordance with its terms will result in a loss to the Company or any Company Subsidiary of more than $300,000 during any 12 month period upon completion or performance thereof, after allowance for direct distribution expenses;

      (g) any contracts for capital expenditures in excess of $300,000, individually, or such contracts representing $3 million in the aggregate;

      (h) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business; or

      (i) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $300,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations.

A true and complete copy (including all material amendments) of each agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) required to be listed in Section 4.18(a) through
Section 4.18(i) of the Company Disclosure Letter (a "Company Agreement"), or a summary of each oral contract, has been made available to the Parent. Each Company Agreement is in full force and effect. No condition exists or event has occurred that, (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Company Subsidiary of the Company or, to the Company's knowledge, any other party thereto under, or result in a right in termination of, any Company Agreement, except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in violation of, nor to the Company's knowledge, is there any valid basis for any claim of material default under or violation of, any Company Agreement or commitment or restriction to which the Company or any Company Subsidiary is a party or by which any of them or any of their assets is bound.

   Section 4.19 Customers. Since December 31, 2001, there has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer or customers who together accounted for more than seven percent of the Company's sales (on a consolidated basis) for the year ended December 31, 2001.

   Section 4.20 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not

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misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders, and to the Parent stockholders, or at the time of the Company Stockholders' Meeting and Parent's Stockholders' Meeting to vote on this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and no representation or warranty is made by the Company with respect to any forward-looking information, budgets or projections which may have been supplied by the Company.

   Section 4.21 Opinion of Financial Advisor. The Company has received the opinion of the Company Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio and Cash Merger Consideration to be received for each share of Company Common Stock pursuant to this Agreement is fair to the holders of such shares from a financial point of view.

   Section 4.22 Absence of Certain Payments. Neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

   Section 4.23 Insider Interests. Except as set forth in the Company SEC Documents, no officer or director of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any Company Subsidiary.

   Section 4.24 Brokers or Finders. Except as set forth in Section 4.24 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary or their respective Affiliates has an obligation to pay any agent, broker, investment banker, financial advisor, attorney or other firm or Person any brokers', finder's or legal fee or any other commission or similar fee in connection with any of the Transactions. True and correct copies of all agreements between the Company and the Company Financial Advisor including any fee arrangements are included in Section 4.24 of the Company Disclosure Letter.

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND MERGER SUB

   Except as set forth in the Parent Disclosure Letter, the Parent and Merger Sub represent and warrant to the Company that all of the statements contained in this Article 5 are true and correct. The Parent Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 5 and the disclosure in any paragraph shall qualify
(a) the corresponding paragraph in this Article 5 and (b) the other paragraphs in this Article 5 only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   Section 5.1  Organization; Qualification.  Each of the Parent and Merger Sub
(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent has made available to the Company complete and correct copies of its certificate of incorporation and bylaws, each as presently in effect. Merger Sub has conducted no business and has no operations other than in connection with this Agreement and the Transactions.

   Section 5.2  Capitalization.

   (a) The authorized capital stock of the Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock, 30,000 of which have been designated as Series A Junior Participating Preferred Stock. As of February 19, 2002, (i) 90,442,748 shares of Parent Common Stock are issued and outstanding and no shares of Parent Common Stock are issued and held in the treasury of the Parent, (ii) no shares of Parent Preferred Stock are issued and outstanding and no shares of Parent Preferred Stock are issued and held in the treasury of the Parent, and (iii) 26,987,319 shares of Parent Common Stock are issued or reserved for issuance upon exercise of Parent Options under the Parent's stock option plans. Section 5.2(a) of the Parent Disclosure Letter lists, as of February 19, 2002, the aggregate number of outstanding Parent Options and shares of Parent Common Stock subject thereto, and the exercise price of such Parent Options. No Parent Option will vest upon consummation of any of the Transactions. Except as set forth above and except for the Transactions, as of the date hereof, there are no shares of capital stock of the Company authorized, issued or outstanding. All the outstanding shares of the Parent's capital stock are, and all shares of Parent Common Stock which may be issued pursuant to the exercise of outstanding Parent Options will be, when issued in accordance with the respective terms of such Parent Option, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. All the outstanding shares of the Parent's capital stock are, and all shares of Parent Common Stock which may be issued pursuant to the exercise of outstanding Parent Options will be, when issued in accordance with the respective terms of such Parent Option or Article 3, as applicable, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. Neither the Parent or any of its Subsidiaries has any outstanding Voting Debt.

   (b) Except as set forth in Section 5.2(b) of the Parent Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Parent or any of its Subsidiaries.

   Section 5.3 Authorization, Validity of Agreement, Parent Action. Each of the Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of, and the performance by the Parent and Merger Sub of their respective obligations under, this Agreement and the consummation by each of the Parent and Merger Sub of the Transactions, have been duly authorized by each of the Parent's and Merger Sub's boards of directors and, except for obtaining the approval of the Parent's stockholders as contemplated by Section 5.5, no other corporate action on the part of the Parent or Merger Sub or their respective stockholders is necessary to authorize the execution and delivery by the Parent and Merger Sub of this Agreement or the consummation by them of the Transactions. This Agreement has been duly executed and delivered by the Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery by the Company, this Agreement is a valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

   Section 5.4 Share Ownership. Neither the Parent nor Merger Sub beneficially owns any Shares. Neither Parent nor any Parent Subsidiary (including Merger Sub) is, nor at any time during the last three years has any of them been, an "interested stockholder" of the Company within the meaning of
Section 203(c)(5) of the DGCL. Neither Parent nor any Parent Subsidiary (including Merger Sub) owns (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of the capital stock of the Company (other than as contemplated by this Agreement).

   Section 5.5 Vote Required. The affirmative vote of the holders of greater than fifty percent of the shares of the Parent Common Stock voting on the proposal to approve this Agreement at a meeting of the Parent's stockholders, is the only vote of the holders of any class or series of the Parent's capital stock necessary to approve the Merger or adopt this Agreement and no other vote of any holders of shares of the Parent's capital stock is necessary to approve any of the Transactions.

   Section 5.6 Consents and Approvals, No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act (and similar laws of foreign countries), state securities or blue sky laws, the NNM and the filing of the Certificate of Merger, none of the execution or delivery by the Parent or Merger Sub of, or performance by the Parent or Merger Sub of its obligations under, this Agreement, the consummation by the Parent or Merger Sub of the Transactions or compliance by the Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of the Parent or Merger Sub; (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (c) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No action is required under the Parent Rights Plan so as to provide that (i) no Person will become an "Acquiring Person" and (ii) no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Parent Rights Plan) will occur in each case, as a result of the approval, execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated by this Agreement.

   Section 5.7  Reports and Financial Statements.

   (a) The Parent has timely filed the Parent SEC Documents with the SEC. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Parent SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the rules and regulations of the SEC applicable to such Parent SEC Documents. No Parent Subsidiary is required to file any forms, reports or other documents with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

   (b) The Parent Audited Financial Statements and the Parent Unaudited Interim Financial Statements complied, as of their respective dates, with applicable accounting requirements and rules and regulations of the SEC. The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of the Parent Unaudited Interim Financial Statements and the Parent Unaudited Annual Financial Statements, to normal year-end adjustments and, with respect to the Parent Unaudited Interim Financial Statements, the absence of certain notes) and fairly present (i) the consolidated financial position of the Parent and the Parent Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in stockholders' equity and cash flows of the Parent and the Parent Subsidiaries for the periods presented therein.

   (c) Except (x) as disclosed in the Parent Financial Statements and (y) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that, (i) would be required to be reflected in the Parent's financial statements, and (ii) individually or in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect.

   Section 5.8 Absence of Certain Changes. Since the Balance Sheet Date, except as disclosed in the Parent SEC Documents, (a) the Parent has conducted its business only in the ordinary course and consistent with past practice and
(b) there have not occurred any events or changes in or developments having, or which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

   Section 5.9 Litigation. There is no material action, suit or proceeding of any nature pending or to the knowledge of the Parent threatened against the Parent, Merger Sub, or any Parent Subsidiary, their respective properties or any of their respective officers or directors, in their respective capacities as such which would reasonably be expected to have a Parent Material Adverse Effect. There is no material investigation pending or to the knowledge of the Parent threatened against the Parent, Merger Sub, or any Parent Subsidiary, any of their respective properties or any of their respective officers or directors by or before any Governmental Entity which would reasonably be expected to have a Parent Material Adverse Effect.

   Section 5.10 Information Supplied. None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders, and to the Parent stockholders to the extent necessary, or at the time of the Company Stockholders' Meeting and Parent Stockholders' Meeting to the extent necessary, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and no representation or warranty is made by the Parent with respect to any forward-looking information, budgets or projections which may have been supplied by Parent.

   Section 5.11 Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent and each of the Parent Subsidiaries are in compliance with, and have not violated any applicable Law of any United States federal, state, local, or foreign Governmental Entity which affects the business, properties or assets of the Parent and any Parent Subsidiary, and no notice, charge, claim, action or assertion has been received by the Parent or any Parent Subsidiary or has been filed, commenced or, to the knowledge of the Parent, threatened against the Parent or any Parent Subsidiary alleging any such violation. All licenses, permits and approvals required under such Laws are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   Section 5.12  Tax Matters.

   (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent and each Parent Subsidiary, and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Parent or any Parent Subsidiary is or has been a member, have (i) properly completed and filed all Tax Returns that were required to be filed by them through the date of this

Agreement and all such Tax Returns are true, correct and complete in all material respects and (ii) have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns or subsequently assessed by any Governmental Entity responsible for the imposition of any Tax with respect to such Tax Returns. Since the Balance Sheet Date, the Parent and the Parent Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business. Neither the Parent nor any Parent Subsidiary has received notice of any claim made by a Taxing authority in a jurisdiction where the Parent or any Parent Subsidiary, as the case may be, does not file Tax Returns, that the Parent or any Parent Subsidiary is or may be subject to Taxation by that jurisdiction.

   (b) There is (i) no material lien for Taxes against the property or assets of the Parent or any Parent Subsidiary, other than liens for Taxes not yet due and payable, (ii) no audit, administrative proceeding or court proceeding with respect to Taxes or Tax Returns of the Parent or any Parent Subsidiary that is being conducted or with respect to which the Parent or Parent Subsidiary has been notified in writing that such audit or proceeding is pending and no deficiency or claim for Taxes that is being asserted by any Governmental Entity responsible for the imposition of any Tax against the Parent or any Parent Subsidiary; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by the Parent or any Parent Subsidiary and is currently in effect, and (iv) no agreement, contract or arrangement to which the Parent or any Parent Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.

   (c) Neither the Parent nor any Parent Subsidiary has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Parent or any Parent Subsidiary.

   (d) Neither the Parent nor any Parent Subsidiary is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with any entity not consolidated in the Financial Statements most recently filed by the Parent with the SEC or has any liability or potential liability to another party under any such agreement, and neither the Parent nor any Parent Subsidiary has any liability or potential liability for Taxes of any Person (other than the Parent or any Parent Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

   (e) The Parent and each Parent Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

   (f) Neither the Parent nor any Parent Subsidiary is or has ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code during the applicable period specified in Section
897(c)(1)(A)(ii) of the Code.

   Section 5.13 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent and each Parent Subsidiary are in compliance with all Environmental Laws, including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions of such permits or authorized actions. Neither the Parent nor any Parent Subsidiary has received any communication or notice, whether from a Governmental Entity or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Parent or any Parent Subsidiary, and there is no pending or, to the Parent's knowledge, threatened Environmental Claim, except where such Environmental Claim would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All permits and other governmental authorizations currently held or required to be held by the Parent and any of Parent Subsidiary pursuant to any Environmental Laws are identified in the
Section 5.13 of the Parent Disclosure Letter. The Parent has made available to the Company all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the

Parent or any Parent Subsidiary regarding environmental matters pertaining to or the environmental condition of the business of the Parent or any of Parent Subsidiary, or the compliance (or noncompliance) by the Parent or any Parent Subsidiary with any Environmental Laws. All facilities or properties presently owned by the Parent or any Parent Subsidiary and all facilities or properties leased, used or operated by the Parent or any Parent Subsidiary which require aggregate payments of over $100,000 on an annual basis are identified in
Section 5.13 of the Parent Disclosure Letter.

   Section 5.14  Intellectual Property.

   (a) Parent Intellectual Property consists solely of items and rights which are: (i) owned by the Parent or any Parent Subsidiary, (ii) in the public domain; or (iii) except as set forth in Section 5.14(a) of the Parent Disclosure Letter, rightfully used by the Parent or any Parent Subsidiary and their successors pursuant to a valid license. The Parent and Parent Subsidiaries have all rights in Parent Intellectual Property necessary to carry out their current and currently contemplated and reasonably foreseeable activities.

   (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Parent Intellectual Property, Product, work, technology or process as now used or offered or proposed for use, licensing or sale by the Parent or any Parent Subsidiary does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress or mask work of any Person or the patent of any Person. No claims (i) challenging the validity, effectiveness or ownership by the Parent or any Parent Subsidiary of any of Parent Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any Product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Parent or any Parent Subsidiary infringes or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to the Parent's knowledge, are threatened by any Person, nor are there, to the Parent's knowledge, any valid grounds for any bona fide claim of any such kind. All material registered, granted or issued trademarks, Internet domain names and copyrights held by the Parent and any Parent Subsidiary are enforceable and subsisting and, to the Parent's knowledge, all material registered, granted or issued patents held by the Parent and any Parent Subsidiary are enforceable and subsisting. To the Parent's knowledge, there is no unauthorized use, infringement or misappropriation of any of Parent Intellectual Property by any third party, employee or former employee.

   (c) Except as set forth in Section 5.14(c) of the Parent Disclosure Letter, there are no material royalties, fees, honoraria or other payments payable by the Parent or any Parent Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of Parent Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

   (d) Neither the Parent nor any Parent Subsidiary is in violation of any license, sublicense, agreement or instrument to which the Parent or any Parent Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Parent's obligations hereunder, cause the diminution, termination or forfeiture of any Parent Intellectual Property except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

   (e) Except as would not, individually or in the aggregate, reasonably be expected to ave a Parent Material Adverse Effect, the Parent and each of Parent Subsidiaries has observed all provisions of, and performed all of their obligations currently required to be performed under, the license agreements to which it is a party. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the Parent nor any Parent Subsidiary has taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any source code, trade secret or other Parent Intellectual Property to be (A) released from an escrow or otherwise made available to any person or entity other than those persons described in Section 5.14(e) of the Parent Disclosure Letter or
(B) dedicated to the public or otherwise placed in

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

the public domain or (ii) any other material adverse affect to the protection of Parent Intellectual Property under trade secret, copyright, patent or other intellectual property laws.

   Section 5.15 Absence of Certain Payments. Neither the Parent nor any Parent Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of the Parent or any Parent Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Parent nor any Parent Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of the Parent or any Parent Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

   Section 5.16 Opinion of Financial Advisor. The Parent has received the opinion of JPMorgan Securities Inc. dated as of February 18, 2002, to the effect that, as of such date, the consideration to be paid in the Merger is fair, from a financial point of view to the Parent.

   Section 5.17 Brokers or Finders. Except as set forth in Section 5.17 of the Parent Disclosure Letter neither the Parent nor any Parent Subsidiary or their respective Affiliates has an obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee any other commission or similar fee in connection with any of the Transactions.

                                   ARTICLE 6

                                   COVENANTS

   Section 6.1 Interim Operations of the Company. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Letter or (iii) as agreed in writing by the Parent (which agreement shall not be unreasonably withheld), after the date hereof:

      (a) the business of the Company and of each Company Subsidiary shall be conducted only in the ordinary course and consistent with past practice, and the Company and each Company Subsidiary shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with licensors, customers, suppliers, distributors, creditors, business partners and others having business dealings with it, to the end that their respective goodwill and ongoing business shall be unimpaired at the Effective Time;

      (b) neither the Company nor any Company Subsidiary shall: (i) amend its certificate of incorporation or bylaws or similar organizational documents,
   (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than (x) the issuance of shares of Company Common Stock reserved for issuance on the date of this Agreement pursuant to the exercise of Company Options and Purchase Rights under the Company ESPP outstanding on the date of this Agreement or (y) the issuance of up to 400,000 company options to non-executive officer employees consistent with past practices in the ordinary course of business (provided that consummation of the Merger in accordance with the terms hereof shall not result in accelerated vesting of such options), (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its capital stock, (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or enter into any instrument or security which consists of or includes a right to acquire such shares, other than share revesting arrangements entitling the Company to purchase shares from employees or consultants at their cost or
   (vi) adopt or implement any stockholder rights plan that does not exempt from its provisions the Transactions;

      (c) neither the Company nor any Company Subsidiary shall modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

      (d) neither the Company nor any Company Subsidiary shall (i) incur, modify or assume any long-term indebtedness for borrowed money, or except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness for borrowed money; (ii) modify the terms of any indebtedness, other than modifications of short term debt in the ordinary course of business consistent with past practice; (iii) assume, guarantee, endorse or otherwise intentionally become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business consistent with past practice; or (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in wholly owned Company Subsidiaries and expense advances to employees in the ordinary course of business and consistent with past practice);

      (e) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material asset, other than in the ordinary course of business and consistent with past practice;

      (f) except as otherwise specifically provided in this Agreement, neither the Company nor any Company Subsidiary shall (x) with respect to employees or consultants who are executive officers, directors or Affiliates of the Company (i) make or offer to make any change in the compensation payable or to become payable to such individuals, (ii) enter into or amend any employment, severance, termination or employee benefit plan or any other agreement, contract, commitment, understanding or arrangement with such individuals, or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any such individuals pursuant to a Company Benefit Plan or otherwise, (y) other than in the ordinary course of business and consistent with past practice, with respect to employees or consultants who are not executive officers, directors or Affiliates of the Company (i) make or offer to make any change in the compensation payable or to become payable to such consultants or employees, (ii) enter into or amend any employment, severance, termination or employee benefit plan or any other agreement, contract, commitment, understanding or arrangement with such consultants or employees, or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of such consultants or employees pursuant to a Company Benefit Plan or otherwise, or (z) make any loans subsequent to the date hereof in excess of $200,000 in the aggregate, to its officers, directors or employees;

      (g) except as otherwise specifically contemplated by this Agreement or as set forth in Section 6.1(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary shall (x) except payments and accruals made in the ordinary course of business consistent with past practice (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, (ii) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing, or (y) (i) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any new pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, or (ii) pay or make any accrual or arrangement for payment of any amount in connection with any of the foregoing in (y)(i) outside of the ordinary course consistent with past practice;

      (h) neither the Company nor any Company Subsidiary shall enter into any contract or transaction involving total consideration in excess of $400,000 other than in the ordinary course of business consistent with past practice;

      (i) neither the Company nor any Company Subsidiary shall revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by a change in GAAP promulgated after the date of this Agreement;

      (j) neither the Company nor any Company Subsidiary shall settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involve more than $300,000 and does not obligate the Company to take or refrain from taking any action other than the payment of such sum or that would otherwise be material to the Company and Company Subsidiaries, considering the Company together with the Company Subsidiaries as a whole, or that relates to any matters concerning Company Intellectual Property;

      (k) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

      (l) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it unless required by a change in GAAP promulgated after the date of this Agreement or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in GAAP or change in the Code or the regulations under the Code promulgated after the date of this Agreement, enter into any closing agreement relating to any material Taxes, settle any claim or assessment relating to any material Taxes or consent to any claim or assessment relating to any material Taxes or any waiver of the statute of limitations for any such claim or assessment;

      (m) neither the Company nor any Company Subsidiary will take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions set forth in Sections 7.1 and 7.2 not being satisfied, or that would materially impair the ability of the Company, the Parent or Merger Sub to consummate the Merger in accordance with the terms thereof or materially delay such consummation; or

      (n) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

   Section 6.2 Interim Operations of the Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Parent shall not, prior to the Effective Time or the earlier termination of this Agreement, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

      (a) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation (other than any merger or consolidation in which the Parent would not become a Subsidiary of any other Person), or enter into any other transaction which would cause or would be reasonably likely to cause, a material delay in consummation of the transactions contemplated hereby;

      (b) adopt any amendments to its certificate of incorporation which would materially adversely affect the terms and provisions of the Parent Common Stock or the rights of the holders of such shares, or amend, modify or waive any provisions of the Parent Rights Plan, or take any action to redeem the Rights or render the Rights applicable to the Merger, or adversely affect the rights of the holders of Shares;

      (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Parent, or except in accordance with agreements existing as of the date hereof, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or

      (d) take, or agree in writing or otherwise to take, any of the actions described in this Section 6.2, or any other action which would cause or would be reasonably likely to cause, any of the conditions set forth in
   Section 7.1 or 7.3 not to be satisfied, or that would materially impair the ability of the Parent or Merger Sub to consummate the Merger in accordance with the terms thereof or materially delay such consummation.

   Section 6.3 Access; Confidentiality. The Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Parent, reasonable access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as the Parent may reasonably request, provided the Parent has complied with its obligations hereunder in all material respects. Unless otherwise required by law, the Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

   Section 6.4  Reasonable Efforts.

   (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Merger and make effective the Merger and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing or any other covenant in this Agreement, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of the Company Subsidiaries shall be entitled to divest or hold separate or otherwise take, or commit to take, any action that limits the Parent's or the Surviving Corporation's freedom of action with, or their ability to retain, the Company or any Company Subsidiary or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any Company Subsidiary, without the Parent's prior written consent (which may be withheld in the Parent's sole and absolute discretion).

   (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions, except to the extent any such information is sensitive competitive information. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall and shall cause the Company Subsidiaries to use reasonable best efforts to effect such transfers, amendments or modifications.

   (c) The Company and the Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and the Parent shall each request early termination of the HSR Act waiting period.

   (d) Nothing in this Agreement shall be deemed to require the Parent or any of its Subsidiaries to (x) divest or hold separate any material assets or otherwise materially restrict its conduct of business or (y) commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions. Without limiting the foregoing, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for the Merger (including through compliance with the HSR Act and any applicable foreign government reporting requirements) and to respond to any requests for information from any Governmental Entity, including any so-called "Second Request" under the HSR Act.

   Section 6.5  No Solicitation of Competing Transaction.

   (a) Neither the Company nor any Affiliate of the Company shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each Affiliate of the Company, and their respective investment bankers, financial advisers, attorneys, accountants and other agents, not to), directly or indirectly, encourage, solicit, participate in or initiate or resume (including by way of furnishing or disclosing non-public information), or take any action designed to facilitate, any discussions, inquiries, negotiations or any other action that could be expected to lead to the making of any proposals with respect to or concerning any Competing Transaction. Nothing contained in this Section 6.5 or any other provision of this Agreement shall prohibit the Company or the Company's board of directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule l4e-2 under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, is required under applicable law; provided, that the Company may not, except as permitted by
Section 6.5(b), withdraw or modify, or propose to withdraw or modify, its position with respect this Agreement or to the Merger or approve or recommend, or propose to approve or recommend any Competing Transaction, or enter into any agreement with respect to any Competing Transaction. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to receipt of the Company stockholder approval of the Merger and adoption of this Agreement, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, Person or other entity or group pursuant to appropriate confidentiality agreements (which shall be no more permissive than the Confidentiality Agreement and shall permit the disclosure contemplated by this Section 6.5(a)), and may negotiate and participate in discussions and negotiations with such entity or group concerning a Competing Transaction if such entity or group has, on an unsolicited basis and without violation of this
Section 6.5, submitted a bona fide written proposal to the board of directors of the Company relating to any such transaction which the board determines in good faith, after consultation with its outside legal and financial advisors, is or may reasonably be expected to lead to a Superior Proposal.

   The Company will promptly (and in any event within 24 hours) notify the Parent of the existence of any proposal, discussion, negotiation or inquiry of the type referred to in this Section 6.5(a) received by the Company, any Company Subsidiary or any of their respective representatives, and the Company will promptly (and in any event within 24 hours) communicate to the Parent the material terms of any proposal, discussion, negotiation or inquiry which it, any Company Subsidiary or any of their respective representatives may receive and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to the Parent any non-public information concerning the Company provided any other party which was not previously provided to the Parent.

   (b) Except as set forth in this Section 6.5(b), neither the Company's board of directors nor any committee thereof shall effect a Change in Company Recommendation. Notwithstanding the foregoing, prior to receipt of the Company stockholder approval of the Merger and adoption of this Agreement, the Company's board of directors may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or terminate this Agreement and enter into an agreement in accordance with Section 8.1(c)(ii), in each case at any time after 48 hours following the Parent's receipt of written notice from the Company advising the Parent that the board of directors of the Company has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and identifying the Person making such Superior Proposal. Nothing in this Agreement shall permit the Company to enter into any agreement, arrangement or understanding with any third party making or proposing to make a Competing Transaction providing for the payment of fees or reimbursement of expenses if the Parent makes a proposal in response to such Superior Proposal, other than in an agreement entered into in accordance with the preceding sentence concurrently with termination of this Agreement pursuant to Section 8.1(c)(ii).

   Section 6.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to each of the Parent and the Company. Thereafter, until the Effective Time, or the date this Agreement is terminated pursuant to Article 8 (whichever occurs first), neither the Company, the Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as advised by outside counsel is required by law or by any listing agreement with a national securities exchange or trading market, in which case, prior consultation with the other party will be made to the extent reasonably practicable.

   Section 6.7 Notification of Certain Matters. Each Party shall give prompt notice to the other party, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which caused or would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.7 shall not limit or otherwise affect the remedies of the other party.

   Section 6.8  Directors' and Officers' Insurance and Indemnification.

   (a) For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that any such settlement is effected with the written consent of the Parent or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of the Company's certificate of incorporation, bylaws or indemnity agreements in the form filed as exhibits to Company SEC Documents, each as in effect at the date hereof; provided, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. For a period of six years following the Effective Time, the Surviving Corporation (and its successors) shall establish and maintain from and after the Effective Time provisions in its certificate of incorporation and bylaws concerning the indemnification and exoneration of the Company's former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the certificate of incorporation and bylaws of the Company as in effect as of the date hereof.

   (b) Prior to or concurrent with the Effective Time, the Company shall purchase a six year extension of the discovery period from the Effective Time under the Company's current directors' and officers' liability insurance policy; provided, however, that in no event shall the Company and the Surviving Corporation together be required to expend in excess of $3 million for such six year extension; provided, further, that prior to the execution of such extension Parent shall be given the opportunity to review any material enhancements to such extension as compared to the Company's current directors' and officers' liability insurance policy; and provided, further, that if the Company is unable to obtain the amount of insurance required by this sentence of this

Section 6.8(b) for such aggregate premiums, the Company shall obtain as much insurance as can be obtained for aggregate premiums not in excess of $3 million. If for any reason the coverage described in the previous sentence should not be in full effect, the Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than six years after the Effective Date; provided, that the Parent may substitute therefor policies of coverage and amounts containing terms no less favorable to such former directors or officers as currently in effect for directors and officers of the Parent; provided, further, that in no event shall the Parent or the Surviving Corporation be required to pay aggregate premiums under this Section 6.8(b) in excess of 150% of the premium paid by the Parent for coverage of its directors and officers in the twelve months prior to the date of this Agreement; and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this sentence of this Section 6.8(b) for such aggregate premiums, the Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for aggregate premiums not in excess of 150% of the premium paid by the Parent for coverage of its directors and officers in the twelve months prior to the date of this Agreement.

   (c) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company, any other indemnification arrangement, the DGCL or otherwise. The provisions of this
Section 6.8 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.8. The Surviving Corporation shall pay all expenses, including reasonable attorney's fees and costs, that may be incurred by any Indemnified Person in enforcing the indemnity contained in this Section 6.8.

   Section 6.9 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Transactions by the board of directors of the Company under section 203 of the DGCL be withdrawn, revoked or modified by the board of directors of the Company. If any state takeover statute becomes or is deemed to become applicable to the Agreement, the acquisition of Shares pursuant to the Merger or the other Transactions, the Company or the applicable Company Subsidiary shall take all action necessary to render such statute inapplicable to all of the foregoing. If under the Parent Rights Plan (i) a Person will become an "Acquiring Person" and (ii) "Share Acquisition Date" or "Distribution Date" will occur in each case, as a result of the approval, execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated by this Agreement, Parent shall take all action necessary to prevent the foregoing and render such Parent Rights Plan inapplicable to all of the foregoing.

   Section 6.10 Preparation of the Registration Statement and the Proxy Statement/Prospectus; Stockholders' Meeting.

   (a) As soon as practicable following the date of this Agreement, the Parent and the Company shall prepare the Proxy Statement/Prospectus and the Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Subject to the terms of this Agreement, the Company will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of the Parent Common Stock in the Merger and the conversion of Company Options into options to acquire Parent Common Stock, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Options as may reasonably be requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the

Proxy Statement/Prospectus will be made by the Parent without the Company's prior consent (which shall not be unreasonably withheld) and without providing the Company the opportunity to review and comment thereon; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided further that the Company, in connection with a change in the recommendation of its board of directors, or as otherwise required, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference). The Parent will advise the Company promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the share of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information relating to the Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by the Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and the Parent.

   (b) The Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly give notice of, convene and hold a meeting (the "Company Stockholders' Meeting") of its stockholders entitled to vote thereon in accordance with the DGCL for the purpose of obtaining the approval of the Company's stockholders and shall, subject to the provisions of Section 6.5(b), through its board of directors, recommend to its stockholders the adoption of this Agreement.

   (c) The Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly give notice of, convene and hold a meeting (the "Parent Stockholders' Meeting") of its stockholders entitled to vote thereon in accordance with the DGCL for the purpose of obtaining the approval of the Parent's stockholders and shall, through its board of directors, recommend to its stockholders the approval of this Agreement.

   Section 6.11 Tax Treatment. Each of the Parent, the Company and their respective Subsidiaries shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and to obtain the opinions of counsel referred to in Sections 7.2(e) and 7.3(e). Neither the Parent, nor the Company, nor their respective Subsidiaries, shall take any action which could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

   Section 6.12 Conveyance Taxes. The Company and the Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding Taxes, transfer, recording, registration and/or other fees which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

   Section 6.13  Exemption from Liability Under Section 16(b).

   (a) The board of directors of Parent, or a committee thereof consisting exclusively of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(b) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the Transactions is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

   (b) The board of directors of the Company (or a committee thereof exclusively consisting of Non-Employee Directors) shall adopt a resolution in advance of the Effective Time that exempts the disposition of Company equity securities by Company Insiders pursuant to the Transactions from the short-swing profits liability provisions of Section 16 of the Exchange Act by reason of Rule 16b-3.

   Section 6.14 Affiliate Legends. Section 6.14 of the Company Disclosure Letter sets forth a list of those persons who are, in the Company's reasonable judgment, as of the date of this Agreement, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act (together with Persons who after the date of this agreement become "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act, the "Rule 145 Affiliates"). Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock. The Company shall use commercially reasonable efforts to cause each of the Rule 145 Affiliates to enter into an affiliate agreement with Parent (the "Rule 145 Affiliate Agreements") substantially in the form set forth in Section
6.14 of the Company Disclosure Letter.

   Section 6.15 Service Credit. Following the Effective Time, the Parent will give each employee of the Company who continues as an employee of the Company or the Parent after the Effective Time (a "Continuing Employee") full credit for prior service with the Company or the Company Subsidiaries for purposes of
(a) eligibility and vesting under any Parent Benefit Plans, (b) determination of benefits levels under any Parent Benefit Plan or policy relating to vacation or severance and (c) determination of "retiree" status under any Parent Benefit Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (i) result in a duplication of benefits or (ii) otherwise cause Parent or any Parent Subsidiary or any Parent Benefit Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the Parent Benefit Plan.

   Section 6.16 Acquisitions of Company Stock. Except as contemplated by the Voting Agreement, from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Parent will not acquire beneficial ownership of any shares of Company Common Stock or otherwise acquire the right to vote shares of Company Common Stock without the Company's prior written consent.

   Section 6.17 Parent Board of Directors. Parent shall take all necessary action to cause Richard A. Kay to be appointed to the Board of Directors of Parent as of the Effective Time to serve until the next annual election of members of the Board of Directors of Parent. In connection with such election, Parent shall take all necessary action to include Richard A. Kay as a nominee for the Board of Directors of Parent recommended by such Board of Directors for election by the Parent's stockholders.

                                   ARTICLE 7

                                  CONDITIONS

   Section 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, the Parent or Merger Sub, as the case may be, to the extent permitted by applicable law:

      (a) This Agreement shall have been adopted by the requisite vote of the holders of the shares of Company Common Stock in order to consummate the Merger and this Agreement shall have been approved by the requisite vote under the rules and regulations of the NNM by the stockholders of the Parent.

      (b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used commercially reasonable efforts to prevent the entry of such restraints and to appeal as promptly as possible any such restraints that may be entered.

      (c) The applicable waiting periods under the HSR Act shall have expired or been terminated.

      (d) The Registration Statement shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been threatened in writing by the SEC or shall have been initiated by the SEC.

      (e) All consents of any Governmental Entity or third party, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to the Surviving Corporation, shall have been obtained.

   Section 7.2 Conditions to the Parent's and Merger Sub's Obligations to Effect the Merger. The obligations of the Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Parent and Merger Sub, to the extent permitted by applicable law.

      (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Effective Time as though made on and as of the Effective Time (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably be expected to have, a Company Material Adverse Effect).

      (b) The Company shall have complied in all material respects with its obligations under this Agreement.

      (c) The Parent shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

      (d) The Parent shall have received an opinion of Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to the Parent, dated as of the date during which the Effective Time occurs, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code. In rendering such opinion, Brobeck, Phleger & Harrison LLP shall receive and may rely upon representations contained in certificates of the Company, the Parent and Merger Sub.

      (e) The holders of less than five percent of the outstanding Shares at the Effective Time shall have validly delivered to the Company a demand for appraisal rights with respect thereto, and shall not have voted in favor of the Merger or otherwise failed to perfect or effectively withdrawn or lost such rights under Section 262 of the DGCL.

   Section 7.3 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law.

      (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Effective Time as though made on and as of the Effective Time (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date,
   (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Parent Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect).

      (b) Each of the Parent and Merger Sub shall have complied in all material respects with its obligations under this Agreement.

      (c) The Company shall have received an officer's certificate duly executed by the Chief Financial Officer of the Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

      (d) The Company shall have received an opinion of Hale and Dorr LLP, in form and substance reasonably satisfactory to the Company, dated as of the date during which the Effective Time occurs, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code. In rendering such opinion, Hale and Dorr LLP shall receive and may rely upon representations contained in certificates of the Company, the Parent and Merger Sub.

      (e) The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by Article 3 shall have been approved for listing on the NNM, subject to official notice of issuance.

                                   ARTICLE 8

                                  TERMINATION

   Section 8.1 Termination. This Agreement may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval hereof:

      (a) By the mutual written consent of the Parent and the Company,

      (b) By either of the Company or the Parent:

          (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

          (ii) if the Merger shall not have been consummated by July 15, 2002; provided that if on such date all conditions to the consummation of the Merger and the other transactions contemplated hereby have been satisfied or are capable of being satisfied other than the expiration of any waiting period under the HSR Act, this Agreement may be terminated pursuant to this Section 8.1(b)(ii) only if the Merger shall not have been consummated by September 16, 2002, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

          (iii) if at a Company Stockholders' Meeting (including any adjournments thereof) convened and held pursuant to this Agreement, the approval of this Agreement and the Merger by the Company's stockholders shall not have been obtained, provided, however, that the Company's right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the Company has not complied with its obligations under Section 6.10(b); or

          (iv) if at a Parent Stockholders' Meeting convened and held pursuant to this Agreement, the approval of the Parent's stockholders of the issuance of shares of the Parent Common Stock hereunder shall not have been obtained, provided, however, that the Parent's right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to the Parent if the Parent has not complied with its obligations under
       Section 6.10(c).

      (c) By the Company:

          (i) if the Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty days after the giving of written notice of such material breach by the Company to the Parent, in either case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such termination; or

          (ii) if (x) prior to adoption of this Agreement by the stockholders of the Company, concurrently with, or promptly after, termination pursuant to this Section 8.1(c)(ii) the Company enters into an agreement providing for or authorizes or consummates a Superior Proposal, where in the good faith judgment of the board of directors of the Company, after consultation with independent legal counsel to the Company, the failure to take such action would create a reasonable probability of a breach of the Company's board of directors' fiduciary duties to the Company and the Company's stockholders under applicable law, (y) the Company has complied with the notice provisions of Section 6.5(b), and
       (z) concurrently with effecting the termination pursuant to this Section 8.1(c)(ii), the Company pays the Termination Fee pursuant to Section 9.1(b)(i).

      (d) By the Parent (on behalf of itself and Merger Sub):

          (i) if, prior to the Effective Time, the Company's board of directors shall have, whether or not permitted by this Agreement, made a Change in the Company Recommendation; or

          (ii) if prior to the Effective Time, the Company shall have reached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty days after the giving of written notice by the Parent to the Company, in either case such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such termination.

   Section 8.2 Effect of Termination. If this Agreement is terminated, there shall be no liability on the part of any party to this Agreement except (a) for fraud or intentional misstatement or (b) for material breach of this Agreement prior to such termination. Only Sections 6.6, 8.1 and 8.2, Article 9 and the Confidentiality Agreement shall survive the termination of this Agreement.

   Section 8.3 Method of Termination. This Agreement may be terminated only upon receipt of notice from the party desiring to terminate this Agreement that
(a) states that it is terminating this Agreement, (b) specifies the portion of
Section 8.1 pursuant to which such termination is being effected and (c) recites that such termination has been approved by proper action of the board of directors of such party.

                                   ARTICLE 9

                                 MISCELLANEOUS

   Section 9.1  Fees and Expenses.

   (a) Except as specifically provided to the contrary in this Agreement, including Section 9.1(b), all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, but each of the Parent and the Company shall pay one half of (x) the filing fee under the HSR Act and (y) the cost of printing and mailing the Proxy Statement/Prospectus and the cost of printing the Registration Statement.

   (b) If

      (i) the Company shall terminate this Agreement pursuant to Section 8.1(c)(ii), or

      (ii) the Parent shall terminate this Agreement pursuant to Section 8.1(d)(i);

   then the Company shall pay to the Parent an amount equal to the Termination Fee. The Termination Fee shall be paid by wire transfer of immediately available funds concurrently with the execution of an agreement referred to in Section 8.1(c)(ii) or within one Business Day following receipt of notice of the termination referred to in Section 9.1(b)(ii), whichever shall first occur.

      (iii) If this Agreement is terminated pursuant to Section 8.1(b)(iii) then (a) within five Business Days of receipt of an invoice, the Company shall pay to the Parent an amount equal to the actual and reasonably documented out-of-pocket fees and expenses (provided that such reimbursable out of pocket fees and expenses shall not exceed one-fifth of the Termination Fee) incurred by the Parent or Merger Sub in connection with this Agreement and the Transactions and (b) if prior to such termination there shall have been publicly announced and not withdrawn a bona fide Competing Transaction (but changing the fifteen percent amount in clauses
   (ii) and (iii) of the definition of Competing Transaction to fifty percent) and within twelve months of such termination of the Company shall enter into a definitive agreement implementing any Competing Transaction (but changing the fifteen percent amount in clauses (ii) and (iii) of the definition of Competing Transaction to fifty percent), the Company shall, concurrently with entering into such definitive agreement pay to the Parent the balance of the Termination Fee. The Termination Fee shall be paid by wire transfer of immediately available funds.

      (iv) If (a) this Agreement is terminated by the Company pursuant to
   Section 8.1(b)(ii), (b) the Company Stockholder Meeting shall not have been convened, (c) prior to such termination there shall have been publicly announced and not withdrawn a bona fide Competing Transaction (but changing the fifteen percent amount in clauses (ii) and (iii) of the definition of Competing Transaction to fifty percent) and (d) within twelve months of such termination the Company shall enter into a definitive agreement implementing any Competing Transaction (but changing the fifteen percent amount in clauses (ii) and (iii) of the definition of Competing Transaction to fifty percent), the Company shall, concurrently with entering into such definitive agreement pay to the Parent the Termination Fee. The Termination Fee shall be paid by wire transfer of immediately available funds.

   (c) If this Agreement is terminated pursuant to Section 8.1(b)(iv), then the Parent shall pay to the Company within five Business Days of receipt of an invoice, an amount equal to the actual and reasonably documented out-of-pocket fees and expenses (provided that such reimbursable out of pocket fees and expenses shall not exceed one-fifth of the Termination Fee) incurred by the Company in connection with this Agreement and the Transactions. Such amounts shall be paid by wire transfer of immediately available funds.

   Section 9.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company, by written agreement of the parties, by action taken by their respective boards of directors at any time prior to the Closing Date with respect to any of the terms contained in this Agreement; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the consideration payable pursuant to Article 3.

   Section 9.3 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The preceding sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to the Parent or Merger Sub, to:

          Legato Systems, Inc.
          2350 West El Camino Real
          Mountain View, California 94040
          Attention: President, Chief Executive Officer and General Counsel Telecopy No.: (650) 210-7032

          with a copy (which shall not constitute notice) to:

          Brobeck, Phleger & Harrison, LLP
          One Market, Spear Street Tower
          San Francisco, California 94105
          Attention: John W. Larson
          Telecopy No.: (415) 442-1010

             and

          if to the Company, to:

          OTG Software, Inc.
          2600 Tower Oaks Blvd
          Attention: President, Chief Executive Officer and General Counsel Telecopy No.: (240) 747-6200

          with a copy (which shall not constitute notice) to:

          Hale and Dorr LLP
          11951 Freedom Drive
          Reston, Virginia 20190
          Attention: David Sylvester
                     Donald L. Toker, Jr.
          Telecopy No.: (703) 654-7100

   Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Voting Agreements, and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, whether written, electronic or oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 6.7 are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

   Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

   Section 9.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to any conflict of laws rules thereof which would cause the laws of any other jurisdiction to be applied).

   Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or the Court of Chancery of and for the County of New Castle, the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of and for the County of New Castle, the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of and for the County of New Castle, the State of Delaware. EACH PARTY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

   Section 9.10 Extension, Waiver. At any time prior to the Effective Time, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   Section 9.11 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written content of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

   IN WITNESS WHEREOF, each of the Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                               LEGATO SYSTEMS, INC.

                                               By:     /s/  DAVID B. WRIGHT
                                                   -----------------------------
                                                          David B. Wright
                                                   Chairman, President and Chief
                                                         Executive Officer

                                              ORION ACQUISITION SUB CORP.

                                              By:      /s/  ANDREW J. BROWN
                                                   -----------------------------
                                                          Andrew J. Brown
                                                             President

                                               OTG SOFTWARE, INC.

                                               By:     /s/  RICHARD A. KAY
                                                   -----------------------------
                                                          Richard A. Kay
                                                   Chairman, President and Chief
                                                         Executive Officer

                                                                        Annex B

                              [LOGO] JP MORGAN H&Q
February 20, 2002

The Board of Directors
Legato Software, Inc.
2350 West El Camino Real
Mountain View, CA 94040

Members of the Board of Directors:

   You have requested our opinion as to the fairness, from a financial point of view, to Legato Systems, Inc. (the "Company") of the consideration to be paid by the Company in the proposed merger (the "Merger") of OTG Software, Inc. (the "Merger Partner") with and into a wholly owned subsidiary of the Company ("Merger Sub"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), by and among the Company, Merger Sub and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each issued and outstanding share of common stock of the Merger Partner (the "Merger Partner Common Stock"), other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive (a)
0.6876 of a fully paid and non-assessable share of the Company's common stock, par value $.0001 per share (the "Company Common Stock"), and (b) an amount in cash equal to $2.50 per share without interest, less any required withholding tax.

   In arriving at our opinion, we have (i) reviewed the draft of the Agreement dated February 20, 2002; (ii) reviewed certain publicly available business and financial information concerning each of the Merger Partner and the Company and the industry in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of each of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed external Wall Street projections, as adjusted by members of the managements of the Merger Partner and the Company relating to their respective businesses (the "Forecasts"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

   In addition, we have held discussions with certain members of the management of each of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, respectively, the financial condition and future prospects and operations of the Merger Partner and the Company, respectively, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Merger Partner and the Company, or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on the Forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company, respectively, to which such Forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that the definitive agreement will conform in all material respects to the draft of the Agreement we received and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the consideration to be paid in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

   We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid in the proposed Merger is fair, from a financial point of view, to the Company.

   This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company or the Merger Partner as to how such stockholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

                                                                        Annex C

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000                                                  [LOGO OF GOLDMAN SACHS]

PERSONAL AND CONFIDENTIAL
-------------------------

February 20, 2002

Board of Directors
OTG Software, Inc.
2600 Tower Oaks Blvd
Rockville, Maryland 20852

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of OTG Software, Inc. (the "Company") of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 20, 2002 (the "Agreement"), among Legato Systems, Inc. ("Legato"), Orion Acquisition Sub Corp., a wholly-owned subsidiary of Legato ("Merger Sub"), and the Company. Pursuant to the Agreement, the Company will be merged with and into Merger Sub and each outstanding Share will be converted into 0.6876 shares of Common Stock, par value $0.0001 per share (the "Legato Shares"), of Legato and $2.50 in cash (collectively, the "Merger Consideration").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Legato from time to time, including having acted as Legato's financial advisor in connection with its acquisition of Intelliguard Software, Inc. in April 1999. In addition, we may provide investment banking services to Legato in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Legato for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1, including the prospectus contained therein dated March 10, 2000, of the Company filed in connection with the initial public offering of the Shares; the Annual Report to Stockholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2000, a draft, dated January 28, 2002, of the Annual Report on Form 10-K of the Company for the year ended December 31, 2001, and Annual Reports to Stockholders and Annual Reports on Form 10-K of Legato for the five years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Legato; certain other communications from the Company and Legato to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Legato prepared by their respective managements, including certain

OTG Software, Inc.
February 20, 2002
Page Two

cost savings and operating synergies projected by the managements of the Company and Legato to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior managements of the Company and Legato regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies, including discussions with members of the senior management of the Company regarding their assessment of the risks and uncertainties of the Company achieving the internal financial forecasts prepared by the management of the Company and with the Company and its outside counsel regarding the claims described in Section 5.9 of the Parent Disclosure Letter referred to in the Agreement, including the possible outcomes of such claims. In addition, we have reviewed the reported price and trading activity for the Shares and the Legato Shares, compared certain financial and stock market information for the Company and Legato with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, tax, legal and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Legato or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that the Company and Legato will obtain all material governmental, regulatory or other consents, waivers and approvals in connection with the consummation of the transactions contemplated by the Agreement which, if not obtained, would result in an adverse effect on the Company or Legato or on the expected benefits of the transaction contemplated by the Agreement. We note that certain provisions of the Agreement have the effect that the Shares owned by the Company Major Stockholders (as defined in the Agreement) in the aggregate will be converted into the Merger Consideration multiplied by the number of such Shares but that the allocation of such aggregate consideration among the Company Major Stockholders may result in an individual Company Major Stockholder receiving a different consideration allocation than 0.6876 Legato Shares and $2.50 in cash per Share; we express no view regarding such provisions of the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,


/s/ Goldman, Sachs & Co.
------------------------
 (GOLDMAN, SACHS & CO.)

                                                                        Annex D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(S) 262. Appraisal rights

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S) 228 or
   (S) 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
   (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
   (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.